Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

NEW STARSHIP PARENT INC.,

STARSHIP MERGER SUB I INC.,

STARSHIP MERGER SUB II INC.,

PAYONEER INC.

and

FTAC OLYMPUS ACQUISITION CORP.

dated as of February 3, 2021

Page

Article I DEFINITIONS		3
1.1.	Defined Terms	3
Article II THE MERGERS		23
2.1.	SPAC Merger	23
2.2.	Starship Merger	23
2.3.	Closing	24
2.4.	Effective Times	24
2.5.	Effect of Mergers	24
2.6.	Governing Documents	25
2.7.	Directors and Officers	25
Article III CLOSING TRANSACTIONS		25
3.1.	Effect on Company Shares, Series 1 Preferred Stock and Second Merger Sub	25
3.2.	Effect on SPAC Shares and Warrants, Second Merger Sub and New Starship	27
3.3.	Treatment of Company Options, Company RSUs and Company Warrants	28
3.4.	Dissenting Shares	31
3.5.	Exchange Procedures	32
3.6.	Issuance of the Closing Number of Securities	34
3.7.	Payments to the Company Balance Sheet	34
3.8.	SPAC Financing Certificate	34
3.9.	Closing Calculations	35
3.10.	Earn-Out Shares	36
3.11.	Tax Treatment of Domestication and the Mergers	37
3.12.	Withholding Taxes	38
3.13.	Taking of Necessary Action; Further Action	38
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		39
4.1.	Organization and Qualification	39
4.2.	Company Subsidiaries	39
4.3.	Capitalization of the Company	40

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(continued)

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4.4.	Authority Relative to this Agreement	42
4.5.	No Conflict; Required Filings and Consents	42
4.6.	Compliance; Approvals	43
4.7.	Financial Statements	44
4.8.	No Undisclosed Liabilities	44
4.9.	Absence of Certain Changes or Events	44
4.10.	Litigation	45
4.11.	Employee Benefit Plans	45
4.12.	Labor Matters	47
4.13.	Real Property; Tangible Property	49
4.14.	Taxes	50
4.15.	Environmental Matters	52
4.16.	Brokers; Third Party Expenses	53
4.17.	Intellectual Property	53
4.18.	Privacy	56
4.19.	Agreements, Contracts and Commitments	57
4.20.	Insurance	59
4.21.	Interested Party Transactions	60
4.22.	Information Supplied	60
4.23.	Anti-Bribery; Anti-Corruption	60
4.24.	International Trade; Sanctions	61
4.25.	Customers and Suppliers	62
4.26.	Disclaimer of Other Warranties	62
Article V REPRESENTATIONS AND WARRANTIES OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB		63
5.1.	Organization and Qualification	63
5.2.	New Starship, First Merger Sub and Second Merger Sub	64
5.3.	Capitalization	65
5.4.	Authority Relative to this Agreement	66
5.5.	No Conflict; Required Filings and Consents	66

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(continued)

Page

5.6.	Compliance; Approvals	67
5.7.	SPAC SEC Reports and Financial Statements	68
5.8.	Absence of Certain Changes or Events	69
5.9.	Litigation	69
5.10.	Business Activities	69
5.11.	SPAC Material Contracts	69
5.12.	SPAC Listing	70
5.13.	PIPE Investment Amount	70
5.14.	Trust Account	71
5.15.	Taxes	72
5.16.	Information Supplied	74
5.17.	Employees; Benefit Plans	74
5.18.	Board Approval; Stockholder Vote	74
5.19.	Affiliate Transactions	74
5.20.	Brokers	75
5.21.	Disclaimer of Other Warranties	75
Article VI CONDUCT PRIOR TO THE CLOSING DATE		76
6.1.	Conduct of Business by the Company and the Company Subsidiaries	76
6.2.	Conduct of Business by SPAC, New Starship, First Merger Sub and Second Merger Sub	79
6.3.	Requests for Consent	81
Article VII ADDITIONAL AGREEMENTS		81
7.1.	Proxy Statement; Special Meeting	81
7.2.	Certain Regulatory Matters	84
7.3.	Other Filings; Press Release	85
7.4.	Confidentiality; Communications Plan; Access to Information	86
7.5.	Commercially Reasonable Efforts	87
7.6.	No SPAC Securities Transactions	88
7.7.	No Claim Against Trust Account	88
7.8.	Disclosure of Certain Matters	88

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(continued)

Page

7.9.	Securities Listing	88
7.10.	No Solicitation	89
7.11.	Trust Account	90
7.12.	Director and Officer Matters	90
7.13.	Tax Matters	92
7.14.	Subscription Agreements	93
7.15.	Section 16 Matters	93
7.16.	Qualification as an Emerging Growth Company	94
7.17.	Board of Directors	94
7.18.	Incentive Equity Plan; Employee Stock Purchase Plan; Management Transaction Pool	94
7.19.	Company Financial Statements	95
7.20.	Transaction Costs Cap	95
7.21.	PCAOB	95
7.22.	Domestication	95
Article VIII CONDITIONS TO THE TRANSACTION		95
8.1.	Conditions to Obligations of Each Party’s Obligations	95
8.2.	Additional Conditions to Obligations of the Company	96
8.3.	Additional Conditions to the Obligations of SPAC	97
Article IX TERMINATION		98
9.1.	Termination	98
9.2.	Notice of Termination; Effect of Termination	99
Article	X NO SURVIVAL	100
10.1.	No Survival	100
Article XI GENERAL PROVISIONS		100
11.1.	Notices	100
11.2.	Interpretation	101
11.3.	Counterparts; Electronic Delivery	102
11.4.	Entire Agreement; Third Party Beneficiaries	102

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(continued)

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11.5.	Severability	103
11.6.	Other Remedies; Specific Performance	103
11.7.	Governing Law	103
11.8.	Consent to Jurisdiction; Waiver of Jury Trial	103
11.9.	Rules of Construction	104
11.10.	Expenses	105
11.11.	Assignment	105
11.12.	Amendment	105
11.13.	Extension; Waiver	105
11.14.	No Recourse	105
11.15.	Legal Representation	106
11.16.	Disclosure Letters and Exhibits	106

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EXHIBITS

Exhibit A	Form of Company Voting Agreements
Exhibit B	Form of SPAC Voting Agreements
Exhibit C	Form of A&R Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Starship Certificate of Merger
Exhibit F	Form of SPAC Certificate of Merger
Exhibit G	Form of New Starship A&R Charter
Exhibit H	Form of New Starship A&R Bylaws
Exhibit I	Form of Starship Surviving Sub Charter
Exhibit J	Form of Equity Incentive Plan
Exhibit K	Form of ESPP

SCHEDULES

Schedule I	Company Voting Agreement Signatories
Schedule II	Rollover Holders

i

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 3, 2021 (this “Agreement”), by and among New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Payoneer Inc., a Delaware corporation (the “Company”), and FTAC Acquisition Corp., a Cayman Islands exempted company (“SPAC”).  Each of New Starship, First Merger Sub, Second Merger Sub, the Company and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, in anticipation of the Mergers (as defined below), SPAC has caused to be formed, (i) New Starship, (ii) First Merger Sub and (iii) Second Merger Sub;

WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with SPAC surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately after the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger” and, together with the SPAC Merger, the “Mergers”) with the Company surviving as a direct wholly owned subsidiary of New Starship;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) (i) has determined that the SPAC Merger is fair to, and in the best interests of, SPAC and its stockholders, (ii) has approved this Agreement, the SPAC Merger and the other actions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of SPAC vote to approve the SPAC Stockholder Matters and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) (i) has determined that the Starship Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Starship Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of the Company (the “Company Stockholders”) vote to approve the Mergers and such other actions as contemplated by this Agreement (the “Company Stockholder Matters”);

WHEREAS, New Starship, as the sole stockholder of First Merger Sub and the sole stockholder of Second Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Starship Merger and the SPAC Merger, and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Domestication shall qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Mergers, taken together, will qualify as a contribution governed by Section 351 of the Code and (iii) the Starship Merger and the SPAC Merger will each qualify as a reorganization pursuant to Section 368(a) of the Code;

WHEREAS, on or about the date hereof, New Starship and SPAC have entered into subscription agreements with certain investors for such investors to purchase shares of New Starship Common Stock (as defined herein) (the “PIPE Investment”), such purchases to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the SPAC Voting Agreement Signatories is entering into a voting agreement, in substantially the form of Exhibit B attached hereto (the “SPAC Voting Agreements”) under which the SPAC Voting Agreement Signatories agree to vote as stockholders in favor of the SPAC Stockholder Matters, pursuant to the terms and conditions of the SPAC Voting Agreements;

WHEREAS, immediately prior to the Closing, all of the Company Preferred Shares will be converted into Company Common Shares in accordance with the Amended and Restated Certificate of Incorporation of the Company, dated July 22, 2020 (the “Company Charter”), and the Company Stockholder Approval required thereby;

WHEREAS, on or prior to the Closing Date, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication”);

WHEREAS, in connection with the consummation of the Mergers, certain persons named therein will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached hereto as Exhibit C;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the SPAC Sponsors are entering into that certain Sponsor Agreement (the “Sponsor Agreement”), whereby, among other things, the SPAC Sponsors have agreed to forfeit and surrender to the SPAC certain SPAC Class B Stock and private placement warrants to purchase shares of SPAC Class A Stock (collectively, with the SPAC Class B Stock, the “Sponsor Shares”), in each case, held by them immediately prior to the consummation of the Mergers, and subject certain shares of the Sponsor Shares held by them to the transfer restrictions and repurchase rights set forth therein; and

WHEREAS, as a condition to the willingness of, and an inducement to each of SPAC and the Company to enter into this Agreement, each Company Voting Agreement Signatory (each, a “Lock-Up Signatory”) will enter into a lock-up agreement, in substantially the form of Exhibit D attached hereto (the “Lock-up Agreements”) with respect to the Registration Shares held by such Person from time to time after the Mergers.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

1.1.            Defined Terms.  For purposes of this Agreement, the following capitalized terms have the following meanings:

“102 Tax Ruling” shall mean a ruling, issued by the ITA, confirming that any treatment of the Company 102 Equity pursuant to this Agreement shall not be regarded as a taxable event nor as a violation of the “holding period” (as such term is defined in Section 102 of the Ordinance) and that such holding period shall continue uninterrupted.

“102 Trustee” shall mean Altshuler Shaham Benefits Ltd., the trustee appointed by the Company in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company 102 Equity.

“104H Tax Ruling” shall mean a ruling, issued by the ITA, permitting any Electing Holder to defer any applicable Israeli Tax with respect to any merger consideration that such holder will receive pursuant to this Agreement.

“104H Trustee” shall have the meaning set forth in Section 3.5(b).

“A&R Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“Acceleration Event” shall have the meaning set forth in Section 3.10(f).

“Additional Primary Proceeds Amount” shall have the meaning set forth in Section 3.9(b).

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.7(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate SPAC Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Stockholder Redemption.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition or foreign investment.

“Approvals” shall have the meaning set forth in Section 4.6.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7.

“Available Cash” shall mean (i) SPAC Cash, plus (ii) $110,000,000, minus (iii) $38,000,000; provided, however, that such amount shall be zero if the Series 1 Preferred Stock (including any interest and/or dividends accrued thereon) is repaid in full prior to the Closing), minus (iv) the Primary Proceeds Amount, minus (v) the Transaction Costs Cap, minus (vi) Indebtedness of the type described in clause (a) of the definition thereof, if any, to be repaid at or promptly following the Closing in accordance with this Agreement, plus (vii) an amount equal to the lesser of (A) 50% of the amount by which the Aggregate SPAC Stockholder Redemption Payments Amount exceeds $100,000,000 and (B) $75,000,000, in each case, as of 12:01 a.m. Eastern Time on the Closing Date and, in respect of the foregoing clause (vi) only, based on the Company’s good faith estimate, calculated in accordance with the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Audited Financial Statements and, in the case of the foregoing clause (i), based on the amounts set forth on the Financing Certificate.

“Available Cash Consideration” shall mean, taking into account the adjustment set forth in Section 3.1(b)(iii), (i) Available Cash minus (ii) the Additional Primary Proceeds Amount.

“Base Value” shall mean an amount equal to $3,118,072,424.66.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“CARES Act” shall mean The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.

“Cash Consideration Cap” has the meaning set forth in Section 3.1(b)(iv).

“Cashout Vested Company Options” shall mean an amount of each Company Optionholder’s respective Vested Company Options, equal to the number of Vested Company Options held by such Company Optionholder multiplied by the quotient obtained by dividing (i) the Per Share Cash Consideration by (ii) the Per Share Merger Consideration Value, as set forth on a schedule to be delivered by the Company to SPAC prior to the Closing Date.

“Cashout Vested Company Option Amount” shall have the meaning set forth in Section 3.3(a)(i).

“Certificates” shall have the meaning set forth in Section 3.5(a).

“Certifications” shall have the meaning set forth in Section 5.7(a).

“Change in Recommendation” shall have the meaning set forth in Section 7.1(b).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Form 8-K” shall have the meaning set forth in Section 7.3(c).

“Closing Payment Schedule” shall have the meaning set forth in Section 3.9(b).

“Closing Press Release” shall have the meaning set forth in Section 7.3(c).

“Code” shall have the meaning set forth in the Recitals hereto.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 102 Equity” shall mean Company Option that is subject to Section 102(b)(2) of the Ordinance (“Section 102”) and Company Share issued upon exercise of Company Option that is subject to Section 102.

“Company Affiliate Arrangements” shall mean, collectively, (a) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020, by and among the Company and the stockholders and warrant holders of the Company party thereto and (b)  that certain Amended and Restated Stockholders Agreement, dated as of July 22, 2020.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Business Combination” shall have the meaning set forth in Section 7.10(a).

“Company Charter” shall have the meaning set forth in the Recitals hereto.

“Company Common Shares” shall mean the shares of common stock, par value $0.01 per share, of the Company.

“Company D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a)(i).

“Company D&O Tail” shall have the meaning set forth in Section 7.12(a)(ii).

“Company Disclosure Letter” shall have the meaning set forth in the Preamble to Article IV.

“Company Interim Financial Statements” shall have the meaning set forth in Section 7.19.

“Company IT Systems” shall have the meaning set forth in Section 4.17(i).

“Company Leased Properties” shall have the meaning set forth in Section 4.13(b).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of New Starship, First Merger Sub, Second Merger Sub or SPAC; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” shall have the meaning set forth in Section 4.19(a).

“Company Option” shall have the meaning set forth in Section 3.3(a).

“Company Optionholder(s)” shall have the meaning set forth in Section 3.3(a).

“Company Preferred Shares” shall mean the shares of convertible preferred stock, par value $0.01 per share, of the Company.

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.17(a).

“Company RSU” shall have the meaning set forth in Section 3.3(b).

“Company RSU Holder(s)” shall have the meaning set forth in Section 3.3(b).

“Company Shares” shall mean the Company Common Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

“Company Stock Plan” shall mean (a) the Company 2007 Share Incentive Plan and the award agreements granted thereunder, (b) the Company 2007 U.S. Share Incentive Plan and the award agreements granted thereunder and (c) the Company 2017 Stock Incentive Plan and the award agreements granted thereunder.

“Company Stockholder Approval” shall mean the affirmative vote of (i) holders of at least 50.1% of the Company Preferred Shares, voting as a single class, (ii) a majority of the Major Stockholders (as defined in the Company Charter), (iii) holders of at least a majority of the Company Shares, voting as a single class, (iv) holders of at least a majority of the (A) Series B Preferred and Series B-1 Preferred, (B) Series C Preferred, Series C-1 Preferred and Series C-2 Preferred, (C) Series D Preferred, (D) Series E Preferred and Series E-1 Preferred, in each case, as defined in the Company Charter and voting as a single class, and (v) holders of at least a majority of the Company Shares, voting as a single class, not held by the Rollover Holders.

“Company Stockholder Cash Consideration” shall have the meaning set forth in Section 3.1(b).

“Company Stockholder Consideration” shall have the meaning set forth in Section 3.1(b)(ii).

“Company Stockholder Stock Consideration” shall have the meaning set forth in Section 3.1(b)(ii).

“Company Stockholder Matters” shall have the meaning set forth in the Recitals hereto.

“Company Stockholders” shall have the meaning set forth in the Recitals hereto.

“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Company Transaction Costs” shall mean (a) all fees, costs and expenses incurred by any Group Company prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any such amounts which are triggered by or become payable as a result of the Closing; (b) all bonuses, change in control payments, severance payments, retirement payments, retention or similar payments or success fees payable by any Group Company that become payable in connection with the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial advisory or any similar fees payable by the Group Companies in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the Company D&O Tail; provided, that under no circumstances shall any fees, costs or expenses incurred by any Group Company (i) at the request or direction of another Party or (ii) pursuant to Section 3.5, in either case, constitute Company Transaction Costs.

“Company Treasury Shares” shall have the meaning set forth in Section 3.1(a).

“Company Voting Agreements” shall mean a voting agreement, in substantially the form of Exhibit A attached hereto under which the Company Voting Agreement Signatories agree to vote as stockholders in favor of the Company Matters, pursuant to the terms and conditions thereof.

“Company Voting Agreement Signatories” shall mean those Persons set forth on Schedule I to this Agreement identified as Company Voting Agreement Signatories.

“Company Warrant” shall have the meaning set forth in Section 3.3(f).

“Company Warrantholder(s)” shall have the meaning set forth in Section 3.3(a).

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated September 16, 2020, by and between SPAC and the Company, as amended and joined from time to time.

“Continental Stock Transfer and Trust Company” shall have the meaning set forth in Section 5.14(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Option” shall have the meaning set forth in Section 3.3(a)(ii).

“Converted RSU” shall have the meaning set forth in Section 3.3(b).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act and other action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of August 25, 2020, by and among SPAC, the SPAC Sponsors and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Delaware Secretary of State” shall have the meaning set forth in Section 2.4(a).

“DGCL” shall have the meaning set forth in Section 2.1(a).

“Dissenting Shares” shall have the meaning set forth in Section 3.4.

“Domestication” shall have the meaning set forth in the Recitals hereto.

“Earn-Out Shares” shall have the meaning set forth in Section 3.10(a).

“Effective Times” shall have the meaning set forth in Section 2.4(c).

“Electing Holder” shall mean each holder of Company Shares who elects to become a party to the 104H Tax Ruling.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect liability.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

“Equity Value” shall mean an amount equal to: (a) the Base Value, plus (b) the aggregate per share exercise price with respect to all Company Options (whether or not vested or currently exercisable), plus (c) the aggregate per share exercise price with respect to all Company Warrants.

“Equity Value Statement” shall have the meaning set forth in Section 3.9(a).

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.5(a).

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Reference Price, rounded down to two decimal places.

“Existing Credit Agreement” shall mean the Loan and Security Agreement, dated as of November 1, 2019, by and among Silicon Valley Bank, the Company, as parent borrower, and the other borrowers party thereto.

“Financial Statements” shall have the meaning set forth in Section 4.7.

“Financing Certificates” shall have the meaning set forth in Section 3.8.

“First Merger Sub” shall have the meaning set forth in the Preamble hereto.

“First Release Date” shall have the meaning set forth in Section 3.10(a)(i).

“Foreign Plan” shall have the meaning set forth in Section 4.11(l).

“Fundamental Representations” shall mean: (a)  in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence); the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflict; Required Filings and Consents) and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of the other Parties, the representations and warranties contained in Section 5.1 (Organization and Qualification) (other Section 5.1(d)); Section 5.2 (New Starship, First Merger Sub and Second Merger Sub) (other than the last sentence of Section 5.2(a)); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.5(a)(i) (No Conflict; Required Filings and Consents); Section 5.10 (Business Activities); Section 5.18 (Board Approval; Shareholder Vote) and Section 5.20 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation or formation, bylaws, limited partnership agreements and limited liability company operating agreements.

“Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned, developed, or currently being developed by or for any of the Group Companies.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound License” shall have the meaning set forth in Section 4.19(a)(xii).

“Incentive Equity Plan” shall have the meaning set forth in Section 7.18(a).

“Incidental Inbound License” shall mean any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides any of the Group Companies a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any of the Group Companies to identify another Person as a customer, vendor, supplier or partner of such Group Company; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; and (d) license to Open Source Software.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing. For the avoidance of doubt, neither the principal amount of, nor any interest and/or dividends accrued on, the Series 1 Preferred Stock shall constitute Indebtedness.

“Insider” shall have the meaning set forth in Section 4.21.

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (h) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intentional Fraud” shall mean with respect to a Party, actual and intentional common law fraud with respect to the representations or warranties contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 8.3(d), as applicable.

“ITA” shall mean the Israel Tax Authority.

“JOBS Act” shall have the meaning set forth in Section 7.16.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to any other Party, the individuals listed on Schedule 1.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that any third party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock-Up Agreements” shall have the meaning set forth in the Recitals hereto.

“Lock-Up Signatory” shall have the meaning set forth in the Recitals hereto.

“Material Company Real Property Leases” shall have the meaning set forth in Section 4.19(a)(xii).

“Material Customers” shall have the meaning set forth in Section 4.19(a)(ii).

“Material Suppliers” shall have the meaning set forth in Section 4.19(a)(ii).

“Mergers” shall have the meaning set forth in the Recitals hereto.

“Minimum Cash Amount” shall mean $325,000,000.

“Money Transmitter Law Approvals” shall have the meaning set forth in Section 4.5(b).

“Money Transmitter Laws” shall mean all Legal Requirements that may be enforced by any Governmental Entity of the United States, Ireland or Gibraltar relating to licensing or registration in connection with (i) the sale or issuance of electronic money, checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, (ii) the provision of payment services, (iii) the transmission of funds by electronic or other means, and/or (iv) the sale or issuance of stored value cards or devices.

“NASDAQ” shall have the meaning set forth in Section 5.12.

“New Starship” shall have the meaning set forth in the Preamble hereto.

“New Starship A&R Bylaws” shall have the meaning set forth in Section 2.6(a).

“New Starship A&R Charter” shall have the meaning set forth in Section 2.6(a).

“New Starship Board” shall have the meaning set forth in Section 3.10(f).

“New Starship Common Stock” shall mean common stock of New Starship, par value $0.01 per share, entitling the holder of each such share to one vote per share.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder, as amended.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Company Equity Securities” shall mean (a) the Company Common Shares outstanding immediately prior to the Starship Effective Time (assuming the conversion of the Company Preferred Shares into Company Common Shares immediately prior to the Starship Effective Time) and (b) the Company Shares that, immediately prior to the Starship Effective Time, are issuable upon (x) exercise in full of all Company Options (whether or not vested or currently exercisable), (y) exercise in full of all Company Warrants and (z) settlement in full of all Company RSUs (whether or not vested).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Cash Consideration” shall mean, subject to the limitations set forth in Section 3.1(b)(iii) an amount equal to the quotient obtained by dividing (i) an amount equal to (x) Available Cash Consideration minus (y) the number of Company Common Shares underlying the aggregate Cashout Vested Company Options multiplied by the Per Share Merger Consideration Value by (ii) the number of Company Common Shares and vested Company RSUs outstanding immediately prior to the Starship Effective Time (assuming the conversion of the Company Preferred Shares into Company Common Shares immediately prior to the Starship Effective Time), but excluding, in the case of this clause (ii), the number of Company Common Shares owned by the Rollover Holders.

“Per Share Merger Consideration Value” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Exchange Ratio and a Company Optionholder’s Cashout Vested Company Options, (x) subsections (b) and (c) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of March 31, 2021.

“Per Share Stock Consideration” shall mean, subject to the adjustment set forth in Section 3.1(b)(iii), a number of validly issued, fully paid and nonassessable shares of New Starship Common Stock equal to (i)(x) Per Share Merger Consideration Value, minus (y) the Per Share Cash Consideration, divided by (ii) the Reference Price. For the avoidance of doubt, the Per Share Stock Consideration for any Company Common Shares held by a Rollover Holder will be increased to reflect the absence of any Per Share Cash Consideration with respect thereto.

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the financial statements in accordance with U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, non-exclusive licenses entered into in the ordinary course; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person or device, whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“PIPE Investment Amount” shall have the meaning set forth in Section 5.13.

“PIPE Investors” shall have the meaning set forth in Section 5.13.

“Pre-Closing Statement” shall have the meaning set forth in Section 3.9(b).

“Primary Proceeds Amount” shall mean $450,000,000.

“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Private Placement Warrants” shall have the meaning set forth in Section 5.3(a).

“Privileged Communications” shall have the meaning set forth in Section 11.15.

“Pro Rata Share” shall mean with respect to each Company Stockholder (including, for purposes of this definition, Company Optionholders and Company Warrantholders and holders of Company RSUs), as of immediately prior to the Starship Effective Time, the proportion of Company Shares held by such Company Stockholder (including the Company Shares that, immediately prior to the Starship Effective Time, are issuable upon exercise of Vested Company Options and Company Warrants and upon settlement of vested Company RSUs) relative to the aggregate of all Company Shares held by all Company Stockholders (including the Company Shares that, immediately prior to the Starship Effective Time, are issuable upon exercise of Vested Company Options and Company Warrants and upon settlement of vested Company RSUs).

“Proxy Clearance Date” shall have the meaning set forth in Section 7.1(a)(i).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Public Warrants” shall have the meaning set forth in Section 5.3(a).

“Reference Date” shall mean January 1, 2018.

“Reference Price” shall mean $10.00.

“Registration Shares” shall have the meaning set forth in Section 7.1(a)(i).

“Registration Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Remaining Vested Company Option” shall mean each Vested Company Option that is not a Cashout Vested Company Option.

“Representatives” shall have the meaning set forth in Section 7.10(a).

“Rollover Holders” shall mean the Company Stockholders set forth on Schedule II hereto who are (or are Affiliated with) a PIPE Investor and agree in writing acceptable to the Company to be treated as Rollover Holders hereunder.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 102” shall have the meaning in the definition of Company 102 Equity.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series 1 Preferred Stock” shall mean the shares of preferred stock, par value $0.01 per share, designated as “Series 1 Senior Preferred Stock” of the Company.

“Significant Company Subsidiary” shall mean each Company Subsidiary other than those that would not constitute a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Affiliate Arrangements” shall mean those arrangements set forth on Schedule 1.3 of the SPAC Disclosure Letter.

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Business Combination” shall have the meaning set forth in Section 7.10(b).

“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate SPAC Stockholder Redemption Payments Amount; plus (b) the proceeds actually paid to SPAC upon consummation of the PIPE Investment.

“SPAC Certificate of Merger” shall have the meaning set forth in Section 2.4(a).

“SPAC Class A Stock” shall have the meaning set forth in Section 5.3(a).

“SPAC Class B Stock” shall have the meaning set forth in Section 5.3(a).

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(b)(i).

“SPAC D&O Tail” shall have the meaning set forth in Section 7.12(b)(ii).

“SPAC Effective Time” shall have the meaning set forth in Section 2.4(c).

“SPAC Exchange Ratio” shall have the meaning set forth in Section 3.2(b).

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the SPAC, taken as a whole; or (b) the ability of the SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of New Starship, First Merger Sub, Second Merger Sub or the Company; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the SPAC, taken as a whole, relative to similarly situated companies in the industries in which the SPAC conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.11.

“SPAC Merger” shall have the meaning set forth in the Recitals hereto.

“SPAC Merger Consideration” shall have the meaning set forth in Section 3.2(b).

“SPAC Parties” shall mean SPAC, New Starship, Merger Sub 1, Merger Sub 2, and each of their respective Subsidiaries.

“SPAC Preferred Stock” shall have the meaning set forth in Section 5.3(a).

“SPAC Recommendations” shall have the meaning set forth the Recitals hereto.

“SPAC SEC Reports” shall have the meaning set forth in Section 5.7(a).

“SPAC Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC Sponsors” shall mean, collectively, FTAC Olympus Sponsor, LLC, a Delaware limited liability company, and FTAC Olympus Advisors, LLC, a Delaware limited liability company.

“SPAC Stockholder Approval” shall mean the affirmative vote of the holders of at least two-thirds of the SPAC Shares at the Special Meeting, or such other lower standard as may be applicable to a specific SPAC Stockholder Matter, in accordance with the Proxy Statement and the SPAC Governing Documents.

“SPAC Stockholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Stockholder Redemption” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Surviving Sub” shall have the meaning set forth in Section 2.2(a).

“SPAC Transaction Costs” shall mean (a) all fees, costs and expenses incurred by any SPAC Party prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable as a result of the Closing; (b) all transaction, deal, brokerage, financial advisory or any similar fees payable by the SPAC Parties in connection with the consummation of the Transactions; and (c) all costs, fees and expenses related to the SPAC D&O Tail and any deferred underwriting commissions and placement fees; provided that under no circumstances shall any fees, costs or expenses incurred by any SPAC Party at the request or direction of another Party.

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Stock and one-third of one Public Warrant.

“SPAC Voting Agreements” shall have the meaning set forth in the Recitals hereto.

“SPAC Voting Agreement Signatories” shall mean each of the SPAC Sponsors.

“SPAC Warrant” shall have the meaning set forth in Section 5.3(a)(v).

“Sponsor Agreement” shall have the meaning set forth in the Recitals hereto.

“Special Meeting” shall have the meaning set forth in Section 7.1(b).

“Starship Certificate of Merger” shall have the meaning set forth in Section 2.4(a).

“Starship Effective Time” shall have the meaning set forth in Section 2.4(b).

“Starship Merger” shall have the meaning set forth in the Recitals hereto.

“Starship Surviving Sub” shall have the meaning set forth in Section 2.2(a).

“Starship Surviving Sub Common Share” shall have the meaning set forth in Section 3.2(c).

“Subscription Agreements” shall have the meaning set forth in Section 5.13(a).

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and non-US taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a)(or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trading Day” shall mean any day on which shares of New Starship Common Stock are tradeable on the principal securities exchange or securities market on which shares of New Starship Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, Sponsor Agreement, the Subscription Agreements, the Confidentiality Agreement, the New Starship A&R Charter, the New Starship A&R Bylaws and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Bonus Pool” shall have the meaning set forth in Section 7.18(c).

“Transaction Costs” shall mean the Company Transaction Costs plus the SPAC Transaction Costs.

“Transaction Costs Cap” shall mean $95,000,000.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 5.14(a).

“Trust Agreement” shall have the meaning set forth in Section 5.14(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.4(c).

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7.

“U.S. GAAP” shall have the meaning set forth in Section 4.7.

“Unvested Company Option” shall have the meaning set forth in Section 3.3(a).

“Vested Company Option” shall have the meaning set forth in Section 3.3(a).

“Voting Agreements” shall mean the SPAC Voting Agreements and the Company Voting Agreements.

“Voting Agreement Signatories” shall mean, collectively, the Company Voting Agreement Signatories and the SPAC Voting Agreement Signatories.

“Waiving Parties” shall have the meaning set forth in Section 11.15.

“WARN Act” shall have the meaning set forth in Section 4.12(e).

Article II

THE MERGERS

2.1.        SPAC Merger.

(a)          At the SPAC Effective Time, First Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), whereupon the separate corporate existence of First Merger Sub will cease and SPAC will continue its existence under DGCL as the surviving corporation (the “SPAC Surviving Sub”). As a result of the SPAC Merger, the SPAC Surviving Sub will become a wholly owned subsidiary of New Starship.

(b)          From and after the SPAC Effective Time, the SPAC Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC and First Merger Sub, all as provided under DGCL.

(c)           For federal income tax purposes, it is intended that (i) the Starship Merger, together with the SPAC Merger, will be treated as a contribution of all Company Shares in the Company to New Starship in a transaction governed by Section 351 of the Code and (ii) the Starship Merger and the SPAC Merger will each qualify as a reorganization pursuant to Section 368(a) of the Code.

2.2.         Starship Merger.

(a)          At the Starship Effective Time, Second Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, whereupon the separate corporate existence of Second Merger Sub will cease and the Company will continue its existence as the surviving corporation (the “Starship Surviving Sub” and, together with the SPAC Surviving Sub, the “Surviving Companies”). As a result of the Starship Merger, the Starship Surviving Sub will be a wholly owned subsidiary of New Starship.

(b)          From and after the Starship Effective Time, the Starship Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Second Merger Sub, all as provided under DGCL.

(c)           For federal income tax purposes, it is intended that (i) the SPAC Merger, together with the Starship Merger, will be treated as a contribution of all SPAC Shares to New Starship in a transaction governed by Section 351 of the Code and (ii) the Starship Merger and the SPAC Merger will each qualify as a reorganization pursuant to Section 368(a) of the Code.

2.3.        Closing.  Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Mergers (the “Closing”) will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which will be no later than five Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.4.         Effective Times.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties will cause the Mergers to be consummated by: (i) with respect to the Starship Merger, executing and filing a Certificate of Merger in accordance with the relevant provisions of DGCL, in substantially the form of Exhibit E attached hereto (the “Starship Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as required by, and executed in accordance with the relevant provisions of, DGCL; and (ii) with respect to the SPAC Merger, executing and filing a Certificate of Merger in accordance with the relevant provisions of the DGCL, in substantially the form of Exhibit F attached hereto (the “SPAC Certificate of Merger”), together with any required related certificates, with the Delaware Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

(b)          The Starship Merger will become effective at such time as the Starship Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the Starship Certificate of Merger (such time as the Starship Merger becomes effective being the “Starship Effective Time”).

(c)          The SPAC Merger will become effective at such time as the SPAC Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the SPAC Certificate of Merger (such time as the SPAC Merger becomes effective being the “SPAC Effective Time” and, together with the Starship Effective Time, the “Effective Times”).

2.5.         Effect of Mergers. At the Effective Times, the effect of the Mergers will be as provided in this Agreement, the Starship Certificate of Merger, the SPAC Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges of each of Company and SPAC shall vest in the applicable Surviving Company, and all debts, liabilities, obligations and duties of each of Company and SPAC shall become debts, liabilities, obligations and duties of the applicable Surviving Company.

2.6.        Governing Documents.

(a)          Immediately prior to the Effective Times, (i) the certificate of incorporation of New Starship will be amended and restated in its entirety in the form set forth in Exhibit G hereto (the “New Starship A&R Charter”) until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of New Starship will be amended and restated in their entirety in the form set forth in Exhibit H (the “New Starship A&R Bylaws) hereto, in each case effective as of immediately after the Effective Times, until thereafter changed or amended as provided therein or by applicable law.

(b)          At the SPAC Effective Time, by virtue of the SPAC Merger, the certificate of incorporation and by-laws of SPAC Surviving Sub will be amended and restated to be identical to the certificate of incorporation and by-laws of First Merger Sub (except for the name of such entity) until thereafter supplemented or amended in accordance with their terms and the DGCL.

(c)          At the Starship Effective Time, by virtue of the Starship Merger, (i) the certificate of incorporation of Starship Surviving Sub will be amended and restated in its entirety in the form set forth in Exhibit I hereto, until thereafter changed or amended in accordance with its terms and the DGCL and (ii) the bylaws of Starship Surviving Sub will be amended and restated to be identical to the by-laws of Second Merger Sub (except for the name of such entity) until thereafter supplemented or amended in accordance with its terms and the DGCL.

2.7.        Directors and Officers.  From and after the Effective Times, until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of SPAC Surviving Sub, the directors and officers of SPAC Surviving Sub shall be the directors and officers of the Company immediately prior to the Effective Times. From and after the Effective Times, until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of Starship Surviving Sub, the directors and officers of Starship Surviving Sub shall be the directors and officers of the Company immediately prior to the Effective Times.

Article III

CLOSING TRANSACTIONS

3.1.        Effect on Company Shares, Series 1 Preferred Stock and Second Merger Sub.  At the Starship Effective Time, by virtue of the Starship Merger and without any action on the part of the Company, New Starship, Second Merger Sub or any holders of Company Common Shares, Company Preferred Shares or Series 1 Preferred Stock:

(a)          Cancellation of Certain Company Shares. All Company Shares that are owned by the Company (“Company Treasury Shares”), Second Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Starship Effective Time shall automatically be canceled, and no New Starship Stock or other consideration shall be delivered or deliverable in exchange therefor.

(b)          Conversion of Company Shares. Each Company Common Share issued and outstanding immediately prior to the Starship Effective Time (except for Dissenting Shares, Company Treasury Shares and other shares being cancelled pursuant to Section 3.1(a)), by virtue of the Starship Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the following consideration:

(i)           the Per Share Stock Consideration and the Per Share Cash Consideration; and

(ii)          the right to receive, if the conditions to the issuance thereof are satisfied in accordance with Section 3.20, the applicable Earn-Out Shares following the Closing in accordance with Section 3.10 (the aggregate amounts of consideration allocated pursuant to this Section 3.1(b) and Section 3.3, collectively, the “Company Stockholder Consideration”, the aggregate amount of cash thereof, the “Company Stockholder Cash Consideration” and the aggregate amount of shares of New Starship Common Stock thereof, excluding the Earn-Out Shares, the “Company Stockholder Stock Consideration”).

(iii)         Notwithstanding anything to the contrary contained in this Agreement, to the extent Per Share Cash Consideration exceeds 15% of Per Share Merger Consideration Value (the “Cash Consideration Cap”), Per Share Cash Consideration shall be reduced, and Per Share Stock Consideration shall be increased, in each case, automatically, without any action on the part of any Person, such that Per Share Cash Consideration equals the Cash Consideration Cap.

All of the Company Common Shares converted into the right to receive consideration as described in this Section 3.1(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.1(b) into which such Company Common Share shall have been converted.

(iv)        Notwithstanding anything to the contrary contained in this Agreement, the Company may agree with each Rollover Holder that, with respect to the Company Shares held by such Rollover Holder, the Company Stockholder Cash Consideration to be paid to such Rollover Holder in respect of such Rollover Holder’s Company Shares shall be reduced to zero, in which case the Per Share Stock Consideration issuable with respect to such Company Common Shares shall be increased to reflect the same.

(c)          Series 1 Preferred Stock. Each share of Series 1 Preferred Stock issued and outstanding immediately prior to the Starship Effective Time shall remain as an issued and outstanding share of Series 1 Preferred Stock of Starship Surviving Sub, and shall be unaffected by the Mergers and which shall, from and after the Starship Effective Time, continue to have and be subject to the same rights, powers and privileges as the issued and outstanding shares of Series 1 Preferred Stock immediately prior to the Starship Effective Time and which, together with the Starship Surviving Sub Common Share, shall constitute the only outstanding capital stock of Starship Surviving Sub.

(d)          Conversion of Second Merger Sub Stock. At the Starship Effective Time, each share of common stock of Second Merger Sub shall be converted into one share of common stock of Starship Surviving Sub (the “Starship Surviving Sub Common Share”), which, together with the Series 1 Preferred Stock, shall constitute the only outstanding capital stock of Starship Surviving Sub.

3.2.         Effect on SPAC Shares and Warrants, Second Merger Sub and New Starship. At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, New Starship, Second Merger Sub or any holder of any SPAC Shares:

(a)          Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by the SPAC, Second Merger Sub or any wholly owned subsidiary of the SPAC immediately prior to the SPAC Effective Time shall automatically be canceled, and no New Starship Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(b)          Conversion of SPAC Shares. Each SPAC Share issued and outstanding immediately prior to the SPAC Effective Time (except for shares being cancelled pursuant to Section 3.2(a)) shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable shares of New Starship Common Stock equal to 1.00 (the “SPAC Exchange Ratio”) (such shares referred to collectively as the “SPAC Merger Consideration”). As of the SPAC Effective Time, the SPAC Shares shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such SPAC Shares or SPAC Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 3.2, the SPAC Merger Consideration.

(c)          Conversion of Second Merger Sub Stock. At the SPAC Effective Time, each share of common stock of Second Merger Sub shall be converted into one share of common stock of SPAC Surviving Sub, which shall constitute the only outstanding capital stock of SPAC Surviving Sub.

(d)          Cancellation of New Starship Stock. Each share of New Starship capital stock that is outstanding immediately prior to the SPAC Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)          Treatment of SPAC Warrants.

(i)          At the SPAC Effective Time, each Public Warrant that is outstanding and unexercised immediately prior to the SPAC Effective Time, whether or not vested, shall be converted into and become a warrant to purchase New Starship Common Stock, and New Starship shall assume each such Public Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under Public Warrants assumed by New Starship shall thereupon be converted into rights with respect to New Starship Common Stock. Accordingly, from and after the SPAC Effective Time: (i) each Public Warrant assumed by New Starship may be exercised solely for shares of New Starship Common Stock; (ii) the number of shares of New Starship Common Stock subject to each Public Warrant assumed by New Starship shall be determined by multiplying (A) the number of SPAC Shares that were subject to such Public Warrant, as in effect immediately prior to the SPAC Effective Time by (B) the SPAC Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New Starship Common Stock; (iii) the per share exercise price for the New Starship Common Stock issuable upon exercise of each Public Warrant assumed by New Starship shall be determined by dividing (A) the per share exercise price of SPAC Shares subject to such Public Warrant, as in effect immediately prior to the SPAC Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Public Warrant assumed by New Starship shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Public Warrant, such Public Warrant assumed by New Starship in accordance with this Section 3.2 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to New Starship Common Stock subsequent to the SPAC Effective Time.

(ii)          Notwithstanding anything in this Agreement, effective upon the Closing, any and all Private Placement Warrants held by the SPAC Sponsor and outstanding as of the date hereof will be cancelled and forfeited, and shall cease to exist, effective upon the Closing, and no consideration shall be delivered in exchange therefor.

3.3.        Treatment of Company Options, Company RSUs and Company Warrants.

(a)           For purposes of this Agreement, the term “Company Option” means each outstanding and unexercised option to purchase Company Common Shares issued pursuant to the Company Stock Plan from the Company, whether or not then vested or fully exercisable (each such vested Company Option, a “Vested Company Option”, and each such unvested Company Option, an “Unvested Company Option”), granted prior to the Starship Effective Time to any current or former employee, officer, director or other service provider of the Group Companies (each such individual or Person, a “Company Optionholder”). At the Starship Effective Time:

(i)           Each Cashout Vested Company Option outstanding immediately prior to the Starship Effective Time will automatically be converted, without any action on the part of any Company Optionholder or beneficiary thereof, into and shall for all purposes represent only the right to receive an amount in cash equal to (A) the number of Company Common Shares underlying the applicable Cashout Vested Company Option multiplied by (B) the excess, if any, of (x) the Per Share Merger Consideration Value over (y) the applicable exercise price (each such Company Optionholder’s “Cashout Vested Company Option Amount”). The Cashout Vested Company Option Amount shall be payable to the Company Optionholder, less required withholdings, on the Company’s first payroll date following the Closing, unless such payment must be delayed in order for such payment to comply with or benefit from any Tax treatment.

(ii)         All of the Unvested Company Options and Remaining Vested Company Options outstanding immediately prior to the Starship Effective Time will, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be assumed by New Starship, and each such Unvested Company Option and Remaining Vested Company Option shall be converted into an option to purchase shares of New Starship Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Unvested Company Option or Remaining Vested Company Options, as applicable, immediately before the Starship Effective Time (including vesting, expiration date and exercise provisions), except that: (i) each Converted Option shall be exercisable for that number of shares of New Starship Common Stock equal to the product (rounded down to the nearest whole share) of (A) the number of Company Common Shares subject to the Unvested Company Option or Remaining Vested Company Option, as applicable, immediately before the Starship Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of New Starship Common Stock issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per Company Common Share of such Unvested Company Option or Remaining Vested Company Option, as applicable, immediately before the Starship Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of New Starship Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Unvested Company Option or Remaining Vested Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of New Starship Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b)          For purposes of this Agreement, the term “Company RSU” means each outstanding restricted unit of Company Common Shares issued pursuant to the Company Stock Plan, whether or not then vested, granted prior to the Starship Effective Time to any current or former employee, officer, director or other service provider of the Group Companies (each such individual or Person, a “Company RSU Holder”). At the Starship Effective Time, (i) each vested Company RSU that is outstanding immediately prior to the Starship Effective Time and that has not as of such time been settled in Company Common Shares will, automatically and without any action on the part of the Company RSU Holder or beneficiary thereof, be cancelled and automatically deemed for all purposes to represent only the right of such Company RSU Holder or beneficiary thereof to receive the Per Share Stock Consideration, the Per Share Cash Consideration and the right to receive, if the conditions to the issuance thereof are satisfied in accordance with Section 3.20, the applicable Earn-Out Shares following the Closing in accordance with Section 3.10, in respect of each Company Common Share underlying such vested Company RSU, with the Per Share Stock Consideration to be delivered to the Company RSU Holder in a manner consistent with the applicable award agreement, and (ii) each unvested Company RSU that is outstanding immediately prior to the Starship Effective Time will, automatically and without any action on the part of any Company RSU Holder or beneficiary thereof, be assumed by New Starship, and each such Company RSU shall be converted into a restricted unit of New Starship Common Stock (each, a “Converted RSU”). Each Converted RSU shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company RSU immediately before the Starship Effective Time (including vesting provisions), except that each Converted RSU shall cover that number of shares of New Starship Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to the Company RSU immediately before the Starship Effective Time multiplied by (ii) the Exchange Ratio.

(c)          Prior to the Starship Effective Time, the Company shall deliver to each Company Optionholder and Company RSU Holder a notice setting forth the effect of the Mergers (including the Starship Merger) on such Company Optionholder’s Company Options and such Company RSU Holder’s Company RSUs, respectively, and describing the treatment of such Company Options and Company RSUs in accordance with this Section 3.3.

(d)          Prior to the Starship Effective Time, the Company shall take all necessary or appropriate actions to: (i) effectuate the provisions of this Article III; and (ii) ensure that after the Effective Times (including the Starship Effective Time), neither any holder of Company Options or Company RSUs, any beneficiary thereof, nor any other participant in the Company Stock Plan shall have any right thereunder to acquire any securities of Company or New Starship or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan, except as provided in this Article III. At the Starship Effective Time, New Starship shall assume the Company Stock Plan, provided that all references to “Company” in the Company Stock Plan and the documents governing the Converted Options and Converted RSUs after the Effective Times (including the Starship Effective Time) will be deemed references to New Starship and the number of shares of New Starship Common Stock available for awards under the Company Stock Plan shall be determined by adjusting the number of Company Common Shares available for awards under the Company Stock Plan immediately before the Starship Effective Time in accordance with the Company Option Exchange Ratio and the Company RSU Exchange Ratio, respectively; provided, that any shares of New Starship Common Stock available for awards under the Company Stock Plan as the Effective Time shall not be available for future awards under either the Company Stock Plan or the Incentive Equity Plan following the Effective Time.

(e)          New Starship will (i) reserve for issuance the number of shares of New Starship Common Stock that will become subject to the Converted Options and Converted RSUs and (ii) issue or cause to be issued the appropriate number of shares of New Starship Common Stock, upon the exercise of the Converted Options and the settlement of Company RSUs. As soon as practicable following the Closing, New Starship will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of New Starship Common Stock necessary to fulfill New Starship’s obligations under this Section 3.2(e)(ii). The Company and its counsel shall reasonably cooperate with and assist New Starship in the preparation of such registration statement.

(f)            The term “Company Warrant” means each unexercised warrant to purchase Company Shares from the Company held by any Person, whether or not then vested or fully exercisable, granted prior to the Starship Effective Time (each such Person, a “Company Warrantholder” and collectively, the “Company Warrantholders”).

(g)            At the Starship Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Starship Effective Time and not exercised or terminated pursuant to its terms at or immediately prior to the Starship Effective Time, unless it is otherwise agreed in writing between the Company and the applicable Warrantholder for such Warrantholder’s Company Warrant to be cancelled in exchange for the right to receive its proportionate share of the Per Share Merger Consideration, shall be converted into a warrant (a “New Starship Replacement Warrant”) to acquire shares of New Starship Common Stock, and New Starship shall assume each such Company Warrant, in accordance with the terms of the agreements underlying such Company Warrant. As of the Starship Effective Time, all Company Warrants shall no longer be outstanding and each holder of New Starship Replacement Warrants shall cease to have any rights with respect to such Company Warrants except as set forth in this Section 3.3(g). New Starship shall take all necessary or appropriate actions to effectuate this Section 3.3(g), including providing any notices to the Company Warrantholders required under the terms of the agreement underlying such Company Warrants in connection with this Agreement and the Transactions.

3.4.          Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, Company Shares issued and outstanding immediately prior to the Starship Effective Time held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Shares) shall not be converted into a right to receive a portion of the Company Stockholder Consideration, but instead shall entitle the holder thereof only to such rights as may be granted under Section 262 of the DGCL; provided, however, that if, after the Starship Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Shares shall be treated as if they had been converted as of the Starship Effective Time into the right to receive the portion of the Company Stockholder Consideration, if any, to which such holder is entitled pursuant to Section 3.1, without interest thereon. The Company shall provide SPAC prompt written notice of any demands received by the Company for appraisal of Company Shares, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to Company prior to the Starship Effective Time pursuant to the DGCL that relates to such demand, and SPAC shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of SPAC, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

3.5.          Exchange Procedures.

(a)            Following the date hereof and prior to the Effective Times, New Starship shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in connection with the Mergers; provided, however, that New Starship shall afford the Company opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept the Company’s reasonable comments thereto. Promptly after the appointment of the Exchange Agent, New Starship shall cause the Exchange Agent to mail to each holder of record of Outstanding Company Equity Securities entitled to receive Company Stockholder Consideration pursuant to this Article III, at the Company’s sole cost and expense, a letter of transmittal, in a form and substance reasonably acceptable to the Company and SPAC, which shall include a lock-up agreement substantially similar to the Lock-Up Agreements (a “Letter of Transmittal”), and instructions for use in effecting, among other things, the surrender of the certificates evidencing Company Shares, in physical or electronic form, as the case may be (the “Certificates”), in exchange for the applicable portion of Company Stockholder Cash Consideration payable to such holder. The Exchange Agent shall: (i) at or promptly following the Effective Times, issue to each holder of record of Outstanding Company Equity Securities entitled to receive Company Stockholder Cash Consideration pursuant to this Article III that, at least three Business Days prior to the Closing Date, has delivered a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, the applicable portion of the Company Stockholder Cash Consideration with respect to such Outstanding Company Equity Securities and all Certificates (if applicable) shall forthwith be canceled; and (ii) following the Effective Times, with respect to any holder of record of Outstanding Company Equity Securities entitled to receive Company Stockholder Cash Consideration pursuant to this Article III that did not receive Company Stockholder Cash Consideration pursuant to clause (i), no later than three Business Days after receipt of a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, issue to the holder of such Outstanding Company Equity Securities the applicable portion of the Company Stockholder Cash Consideration with respect to such Outstanding Company Equity Securities and all Certificates (if applicable) shall forthwith be canceled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any Company Stockholder Cash Consideration payable to a holder of Outstanding Company Equity Securities. Until so surrendered, each outstanding Certificate that prior to the Effective Times represented Company Shares (other than Dissenting Shares, Company Treasury Shares and Company Shares canceled pursuant to this Article III) shall be deemed from and after the Effective Times, for all purposes, to evidence the right to receive the applicable portion of the Company Stockholder Cash Consideration. If after the Effective Times, any Certificate is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this pursuant to this Article III.

(b)            Notwithstanding the above, the entire consideration payable pursuant to this Agreement to an Electing Holder shall be transferred by the Exchange Agent on the Closing Date, the First Release Date and the Second Release Date, as applicable, to a trustee appointed and approved under the 104H Tax Ruling (the “104H Trustee”), to the extent required by the 104H Tax Ruling for the benefit of the Electing Holder, and shall be held (if required) and released (or otherwise treated) by said trustee to such Electing Holder in accordance with the requirements of the 104H Tax Ruling and the Ordinance. New Starship and SPAC shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling. Upon the obtaining of the 104H Tax Ruling, the Company, SPAC, New Starship and the Exchange Agent and each Electing Holder shall furnish to the ITA a customary approval letter of the terms of such ruling.

(c)            Notwithstanding the above, the entire consideration payable pursuant to this agreement with respect to Company 102 Equity, shall be transferred by the Exchange Agent on the Closing Date, the First Release Date and the Second Release Date, to the 102 Trustee, and shall be held by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and the 102 Tax Ruling, if obtained, and shall be released by the 102 Trustee in accordance with the terms and conditions of Section 102 of the Ordinance and the 102 Tax Ruling, if obtained.

(d)            If any portion of the Company Stockholder Cash Consideration is to be paid to a Person (other than the 102 Trustee or the 104H Trustee) other than the Person in whose name a surrendered Certificate (or other Outstanding Company Equity Securities) is registered, it shall be a condition to such payment that (i) such Certificate (or other Outstanding Company Equity Securities) shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate (or other Outstanding Company Equity Securities) or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)            Any Company Stockholder Cash Consideration held by the Exchange Agent remaining unclaimed by the holder of Outstanding Company Equity Securities three years after the Effective Times (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of New Starship free and clear of any claims or interest of any Person previously entitled thereto.

(f)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of Company Stockholder Cash Consideration to be paid in respect of the Company Shares formerly represented by such Certificate in accordance with this Agreement.

(g)            SPAC shall deliver or cause to be delivered to the Exchange Agent the Company Stockholder Cash Consideration by wire transfer of immediately available funds to the bank account of the Exchange Agent specified by the Exchange Agent in writing.

3.6.          Issuance of the Closing Number of Securities.

(a)            At the Closing, New Starship shall issue to each Company Stockholder that has complied with the procedures described in Section 3.5, the number of shares of New Starship Common Stock to which each Company Stockholder is entitled in respect of its Company Shares pursuant to Section 3.1(b).

(b)            Notwithstanding anything in this Agreement, no fraction of a share of New Starship Common Stock will be issued by virtue of the Starship Merger, and the Persons who would otherwise be entitled to a fraction of a share of New Starship Common Stock (after aggregating all fractional shares of New Starship Common Stock that otherwise would be received by such Person) shall receive from New Starship, in lieu of such fractional share: (i) one share of New Starship Common Stock if the aggregate amount of fractional shares of New Starship Common Stock such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of New Starship Common Stock if the aggregate amount of fractional shares of New Starship Common Stock such Person would otherwise be entitled to is less than 0.50.

(c)            The number of shares of New Starship Common Stock that each Person is entitled to receive as a result of the Starship Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into New Starship Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New Starship Common Stock occurring on or after the date hereof and prior to the Closing.

3.7.          Payments to the Company Balance Sheet. At the Closing, SPAC or New Starship shall pay, by wire transfer of immediately available funds (a) to the Exchange Agent, an amount in cash equal to the aggregate amount of the Per Share Cash Consideration in respect of all Company Shares and (b) to the Company, the remaining amount of SPAC Cash after giving effect to the payment contemplated by the foregoing clause (a).

3.8.          SPAC Financing Certificate. Not later than four Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Stockholder Redemptions; (b) the estimated amount of SPAC Cash and SPAC Transaction Costs as of the Closing; and (c) the number of shares of SPAC Class A Stock to be outstanding as of the Closing after giving effect to the SPAC Stockholder Redemptions and the issuance of shares of SPAC Class A Stock pursuant to the Subscription Agreements and the terms of this Agreement and the Sponsor Agreement. The Company shall be entitled to rely in all respects on the Financing Certificate.

3.9.          Closing Calculations.

(a)            The SPAC shall deliver to the Company, no later than five Business Days prior to the Closing Date, a statement (the “Equity Value Statement”) setting forth the SPAC’s good faith estimate of the SPAC Transaction Costs, together with: (x) instructions that list the bank accounts designated to facilitate payment by the Company of the SPAC Transaction Costs; (y) reasonable relevant supporting documentation used by the SPAC in calculating such amounts, including with respect to the SPAC Transaction Costs; and (z) a certificate of the Chief Financial Officer of the SPAC certifying that the estimates set forth in the Equity Value Statement have been prepared in accordance with this Agreement. The Company and its Representatives shall have a reasonable opportunity to review and to discuss with SPAC and its Representatives the documentation provided pursuant to this Section 3.9(a) and any relevant books and records. SPAC and its Representatives shall reasonably assist the Company and its Representatives in its review of the documentation and shall consider in good faith the Company’s comments to the Equity Value Statement, and if any adjustments are made to the Equity Value Statement prior to the Closing, such adjusted Equity Value Statement shall thereafter become the Equity Value Statement for all purposes of this Agreement. The Equity Value Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. The Company will be entitled to rely in all respects upon the Equity Value Statement.

(b)            The Company shall deliver to SPAC, no later than three Business Days prior to the Closing Date, a schedule reflecting the amount, if any, of Available Cash that the Company elects, in its sole discretion, will be paid to the balance sheet of New Starship at the Closing (such amount, the “Additional Primary Proceeds Amount”), the calculation of the Company Stockholder Consideration, based upon the amounts contained in the SPAC Financing Certificate and the Equity Value Statement (the “Closing Payments Schedule” and, together with the Equity Value Statement, the “Pre-Closing Statement”), the allocation of the Company Stockholder Consideration among the Company Stockholders, together with a certificate of the Chief Financial Officer of the Company certifying that the amounts set forth in the Closing Payments Schedule have been prepared in accordance with this Agreement and the Company’s Governing Documents. SPAC and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.9(b) and any relevant books and records of the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist SPAC and its Representatives in its review of the documentation and shall consider in good faith SPAC’s comments to the Pre-Closing Statement, and if any adjustments are made to the Pre-Closing Statement prior to the Closing (with the Company’s prior written consent), such adjusted Pre-Closing Statement shall thereafter become the Pre-Closing Statement for all purposes of this Agreement. The Pre-Closing Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. New Starship, SPAC, First Merger Sub and Second Merger Sub will be entitled to rely in all respects upon the Closing Payments Schedule.

3.10.        Earn-Out Shares.

(a)            If the conditions set forth in this Section 3.10 are satisfied, New Starship shall issue to the holders of Outstanding Company Equity Securities as of immediately prior to the Effective Time, in accordance with their Pro Rata Share, a total of up to 30,000,000 newly issued shares of New Starship Common Stock (such New Starship Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, the “Earn-Out Shares”), as follows:

(i)            if at any time during the 30 months following the Closing Date (the end of such period, the “First Release Date”) the closing share price of the New Starship Common Stock is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and

(ii)            if at any time during the 60 months following the Closing Date (the end of such period, the “Second Release Date”) the closing share price of the New Starship Common Stock is greater than or equal to $17.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued (in addition to any Earn-Out Shares issued pursuant to Section 3.10(a)(i)).

(b)            The New Starship Common Stock price targets in Sections 3.10(a)(i) and (a)(ii) shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Starship Common Stock after the Effective Times.

(c)            In the event of the satisfaction of the threshold set forth in Section 3.10(a)(i) on or prior to the First Release Date or the threshold set forth in Section 3.10(a)(ii) on or prior to the Second Release Date, as soon as practicable (but in any event within five Business Days) after such satisfaction, New Starship shall issue such Earn-Out Shares to the holders entitled thereto as a result thereof (for the avoidance of doubt, for all purposes hereunder, such holders shall be deemed entitled to such Earn-Out Shares as of the date of satisfaction of the threshold set forth in Section 3.10(a)(i) or the threshold set forth in Section 3.10(a)(ii), notwithstanding the issuance of such Earn-Out Shares following such date of satisfaction).

(d)            In the event of the failure of the satisfaction of the threshold set forth in Section 3.10(a)(i) on or prior to the First Release Date, or the failure of the satisfaction of the threshold set forth in Section 3.10(a)(ii) on or prior to the Second Release Date, the right and entitlement herein to the portion of the Earn-Out Shares that is the subject of the applicable threshold shall be forfeited by the holders of Company Shares as of the Closing.

(e)            Following the Closing, including during the 60 months following the Closing Date, New Starship and its Subsidiaries, including the Group Companies, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Earn-Out Shares have been met, and none of the holders of Company Shares as of the Closing will have any right to claim the loss of all or any portion of the Earn-Out Shares or other damages as a result of such decisions.

(f)            If, during the 60 months following the Closing Date, (i) there is a transaction that results in the shares of New Starship Common Stock being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of New Starship (the “New Starship Board”) in good faith) in excess of the threshold set forth in Section 3.10(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.10(a)(ii) on or prior to the Second Release Date (each as equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Starship Common Stock after the date of this Agreement) (an “Acceleration Event”), then the Earn-Out Shares subject to the applicable threshold shall be issued to the holders of Company Shares as of the Closing effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the recipients of such Earn-Out Shares shall receive such Earn-Out Shares, and all proceeds thereof, in connection with such transaction, and (ii) there is a transaction that will result in the shares of New Starship Common Stock being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, provided in the definitive transactions documents for such transaction, or if not so provided, as determined by the Board of Directors of the New Starship in good faith) less than the threshold set forth in Section 3.10(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.10(a)(ii) on or prior to the Second Release Date, (each as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Starship Common Stock after the date of this Agreement), then the Earn-Out Shares that remain subject to the applicable threshold shall be forfeited.

(g)            The Company Stockholders are intended third party beneficiaries of this Section 3.10, and shall be entitled to enforce the same by action of the Company Stockholders who together received at least 20% of the Company Stockholder Consideration.

(h)            Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, to the extent any Company Warrantholder is entitled to Earnout Shares pursuant to this Section 3.10, such Earnout Shares shall only become payable to such Company Warrantholder in connection with the exercise of such Company Warrant, if and when exercised, in accordance with its terms.

3.11.        Tax Treatment of Domestication and the Mergers.

(a)            The Parties shall not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to (i) prevent the Domestication from qualifying as a reorganization pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) prevent the Mergers, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (iii) other than actions contemplated by or occurring in connection with this Agreement, prevent the Starship Merger or the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and Treasury Regulations thereunder.

(b)            For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the treatment of (i) the Domestication as a reorganization pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Mergers, taken together, as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law), (iii) the Starship Merger as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law) and (iv) the SPAC Merger as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law), unless based on the advice of any such Party’s tax advisers such Party determines that such treatment is not appropriate, and, in each case, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

3.12.        Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Exchange Agent, 102 Trustee, 104H Trustee, SPAC, the Company, and New Starship, and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. If any deduction or withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), Exchange Agent, SPAC or New Starship, as applicable, shall provide written notice to the Company of the amounts to be deducted and withheld no later than ten Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.13.        Taking of Necessary Action; Further Action. If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Starship Surviving Sub following the Starship Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Second Merger Sub, and to vest the SPAC Surviving Sub following the SPAC Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and the First Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of the Company and Second Merger Sub, on the one hand, and SPAC and First Merger Sub, on the other hand, and New Starship, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC, New Starship, First Merger Sub and Second Merger Sub that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date.

4.1.          Organization and Qualification.  The Company (a) is a corporation duly formed, validly existing and in good standing under the applicable Legal Requirements of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (b), as would not be expected to be material to the Group Companies, taken as a whole.  The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to SPAC.  The Company is not in violation of any of the provisions of the Company’s Governing Documents in any material respect.

4.2.          Company Subsidiaries.

(a)            The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens).  Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)            Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Significant Company Subsidiary, as amended and currently in effect, have been made available to SPAC.  No Company Subsidiary is in violation of any of the provisions of its Governing Documents in any material respect.

(c)            All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d)            There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.3.          Capitalization of the Company.

(a)            Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized capital stock of the Company, (ii) the number, class and series of Company Shares owned by each holder of Company Shares, together with the name of each registered holder thereof, (iii) a list of all holders of outstanding Company Options, including the number of Company Common Shares subject to each such Company Option, the grant date, and exercise price for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires, and (iv) a list of all holders of outstanding Company RSUs, including the number of Company Common Shares subject to each such Company RSU, the grant date, the extent to which such Company RSU is vested and the date on which such Company RSU expires and (v) a list of all holders of outstanding Company Warrants, including the number of Company Shares subject to each such Company Warrant, the grant date, and exercise price for such Company Warrant, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires. Each Company Option was granted in accordance with the Company Stock Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Option. Each Company Option qualifies for the tax and accounting treatment afforded to such Company Option in Company’s Tax Returns and Company’s Financial Statements, respectively, and does not trigger any liability for the Company Optionholder under Section 409A of the Code. The Company has provided or made available to SPAC (or SPAC’s Representatives) true and complete copies of each of the standard form of option and RSU agreement and any stock option or RSU agreements that materially differ from such respective standard forms.

(b)            Except for currently outstanding Company Options and Company RSUs which have been granted to employees, consultants or directors pursuant to the Company Stock Plan, a reservation of Company Common Shares for direct issuances or purchase upon settlement of Company RSUs under the Company Stock Plan or upon exercise of Company Options under the Company Stock Plan, the Company Warrants or as disclosed on Section 4.3(b) of the Company Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Common Shares.

(c)            All issued and outstanding Company Shares are, and all Company Shares which may be issued pursuant to the exercise of Company Options, Company Warrants or the settlement of Company RSUs, when issued in accordance with the terms of the Company Options and the Company Warrants and the Company RSUs, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights created by statute, Company Governing Documents or any agreement to which the Company is a party. All issued and outstanding Company Shares, Company Options, Company RSUs and Company Warrants were issued in compliance with applicable Legal Requirements.

(d)            No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(e)            All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(f)            To the Company’s Knowledge, the Company is not subject to Section 2115 of the California Corporations Code based on the addresses of the Stockholders of the Company as listed on the books and records of the Company, as of the date hereof.

(g)            Except as set forth in the Company’s Governing Documents in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(h)            Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i)             No Group Company has any Indebtedness. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program.

4.4.          Authority Relative to this Agreement. Subject to the receipt of the Company Stockholder Approval, the Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Starship Merger).  The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Starship Merger) have been duly and validly authorized by all requisite action on the part of the Company (including the approval by its board of directors and, following receipt of the approval of the stockholders of the Company as required by the DGCL, the stockholders of the Company), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5.          No Conflict; Required Filings and Consents.

(a)            Assuming receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate the Company’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b)            The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Starship Certificate of Merger in accordance with the DGCL; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the filing of any notifications required under the HSR Act, the filings required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; (iv) any approvals, waivers and consents under Money Transmitter Laws (the “Money Transmitter Law Approvals”); (v) the consents, approvals, authorizations and permits described on Schedule 4.5(b) of the Company Disclosure Letter; and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

4.6.          Compliance; Approvals.  Each of the Group Companies has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole.  No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date.  Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects. Each Approval held by the Group Companies is valid, binding and in full force and effect, in all material respects. None of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

4.7.          Financial Statements. The Company has made available to New Starship true and complete copies of: (i) the audited consolidated balance sheets of the Company as of December 31, 2019, 2018 and 2017, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years then ended (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Company as of September 30, 2020, and statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the nine-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (w) present fairly, in all material respects, the financial position of the Company and its subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material to the Group Companies, taken as a whole) and the absence of footnotes); (x) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes); and (y) were prepared from the books and records of the Group Companies.

(b)            The Company has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that accounts, notes and other receivables are recorded accurately. To the Company’s Knowledge, there is no “material weakness” in the internal controls over financial reporting of the Group Companies.

(c)            There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.8.          No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transaction; and (d) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.

4.9.          Absence of Certain Changes or Events. Except as contemplated by this Agreement, since September 30, 2020 through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course of business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken or agreed upon by any of the Group Companies that would be prohibited by Sections 6.1(c), 6.1(l), 6.1(o) and 6.1(p) (and to the extent related to the foregoing clauses, Section 6.1(q)), if such action were taken on or after the date hereof without the consent of SPAC.

4.10.        Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is: (a) no pending or, to the Knowledge of the Company, threatened Legal Proceeding, or to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding or, to the Knowledge of the Company, investigation, by any Group Company against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

4.11.        Employee Benefit Plans.

(a)            Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Employee Benefit Plan, that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan. The Group Companies have, to the extent permitted by applicable Legal Requirements, provided SPAC with a copy of any employment agreement or offer letter with a current employee with annual base cash compensation in excess of $250,000.

(b)            Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements.  No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

(c)            Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt.  To the Knowledge of the Company, nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(d)            No Group Company or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)            None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(f)            With respect to any Employee Benefit Plan no material actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened in writing against any Employee Benefit Plan or against any fiduciary thereof with respect thereto.  No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(g)            All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued in all material respects.

(h)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (ii)  increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(i)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(j)            The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k)            To the Knowledge of the Company, each Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(l)            With respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”), and (i) each such Foreign Plan is in material compliance with the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no material pending investigations by any Governmental Entity involving such Foreign Plan, and no material pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) except as would not result in material Liability to the Company, all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (v) each such Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole; and (vi) the consummation of the transactions contemplated by this Agreement will not by itself be reasonably expected to create or otherwise result in any material liability with respect to such Foreign Plan.

4.12.       Labor Matters.

(a)            No Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to current or former employees of any Group Company. No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies.  There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date.  Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened in writing by any labor organization, work council or group of employees.

(b)            Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company.

(c)            To the Knowledge of the Company, no Company officer has given written notice to any Group Company of any intent to terminate his or her employment with the Company in connection with the consummation of the Transactions.  The Group Companies are in compliance and, to the Knowledge of the Company, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals, in each case except as would not be material to the Group Companies taken as a whole.

(d)            To the Knowledge of the Company, no written notice or written complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer or director of any Group Company.

(e)            Except as disclosed on Schedule 4.14(e) of the Company Disclosure Letter, since the Reference Date, there have been no material complaints, charges, investigations, claims or other Legal Proceedings against the Group Companies filed or pending or, to the Knowledge of the Company, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company. Since the Reference Date, no Group Company has received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration and work eligibility, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation and COVID-19 protocols, guidance and regulations.

(f)            There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to any Group Company since the Reference Date, and the transactions contemplated herein will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act. None of the Group Companies has implemented any layoffs or furloughs due to COVID-19.

(g)            No Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole.  All amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by Applicable Legal Requirements have been withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than (i) with respect to an open payroll period or (ii) as would not result in material liability to the Group Companies, taken as whole.

(h)            Except as would not result in material liability to any Group Company, each Person who has provided or is providing services to any Group Company in the United States and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Employee Benefit Plan. None of the Group Companies has any material liability or obligation under any applicable Legal Requirement or Employee Benefit Plan arising out of improperly classifying such Person as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future).

(i)            All current employees of the Group Companies primarily employed in the United States are employed “at will”.

4.13.       Real Property; Tangible Property.

(a)            No Group Company currently owns any real property or has in the past three years owned any real property.

(b)            Each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Company has made available to New Starship true, correct and complete copies of all Material Company Real Property Leases (as defined below).  No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Group Companies taken as a whole. The Company Leased Properties are suitable to allow the businesses of the Group Companies to be operated as currently conducted in all material respects. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (ii) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  As of the date of this Agreement, to the Knowledge of the Company, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Schedule 4.13(b) of the Company Disclosure Letter contains a true and correct list of all Material Company Real Property Leases. No Person other than the Group Companies has the right to use the Company Leased Properties, except as subleased by the respective Group Company to a sub-lessee.

(c)            Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on the Schedule 4.13(c) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put, in each case, in all material respects.

4.14.     Taxes.

(a)            All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b)            Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any) against the any Group Company which has not been paid or resolved.

(d)            No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.

(e)            There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f)            Each Group Company has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.

(g)            No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(h)            No Group Company: (i) has consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i)            To the Knowledge of the Company, no Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j)            To the Knowledge of the Company, each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k)            All material related party transactions involving any Group Company are in material compliance with the arm’s length standards of applicable Tax Legal Requirements.

(l)            No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(m)            No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to the Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements or (vi) an election under 108(i) of the Code.

(n)            No Group Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code, or has made an election described in Section 965(h) of the Code.

(o)            Since the Reference Date, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)            The Company (i) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder, (ii) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) other than actions contemplated by or occurring in connection with this Agreement, has not taken any action to prevent the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder.

4.15.       Environmental Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(i)            The Group Companies are, and have been for the past three years, in compliance with all Environmental Laws;

(ii)            Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws.  To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws; and

(iii)            No portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws, and there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company.

(b)         The Group Companies have made available to New Starship copies of all environmental assessments, if any, (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies that are in the possession of the Group Companies.

4.16.        Brokers; Third Party Expenses.  The Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.

4.17.        Intellectual Property.

(a)            Schedule 4.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”).  All of the Company Registered Intellectual Property is subsisting, all of the Company Registered Intellectual Property is valid (except for any pending applications included therein, which are, to the Knowledge of the Company, valid), and to the Knowledge of the Company, all Company Registered Intellectual Property is enforceable in all material respects. To the Knowledge of the Company, all material Owned Intellectual Property incorporated in or embodied by the Group Company Software is valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.

(b)            The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property and has a license, sublicense or otherwise possesses valid rights to use all other material Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted in all material respects (it being understood that this Section 4.17(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(c)            To the Knowledge of the Company, since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(d)            There is no action pending or, to the Knowledge of the Company, threatened against any of the Group Companies, and the Company has not received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property.  To the Knowledge of the Company, none of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e)            No past or present director, officer, employee, consultant or independent contractor of any of the Group Companies has any ownership or other rights in any material Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies).  Each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any material Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i) except as would not, individually or in the aggregate, be material to the Group Companies, agreed to hold all confidential and/or proprietary information of such Group Company (or of another Person and held by such Group Company under an obligation to maintain the secrecy and confidentiality of such information) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such material work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to a Group Company or to protect the Trade Secrets of such Group Company under any such agreement.

(f)            Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property (or owned by another Person and held by such Group Company under an obligation to maintain the secrecy and confidentiality of such Trade Secrets).  No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed by one of the Group Companies, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, in each case, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g)            No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h)            Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. No source code for any material Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations to the Group Company with respect to such source code. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any material Group Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any material Group Company Software to any other Person (other than New Starship or SPAC), including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby. To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Group Company Software, or (ii) enable or assist any Person to access without authorization, any Group Company Software, except for access disclosed in the documentation of such Group Company Software.

(i)            The Company or one of its Subsidiaries owns, or has a valid right to access and use, all computer systems, including Software, firmware, hardware, peripherals, networks, interfaces, platforms and related systems, databases, websites and equipment, used by any Group Company to process, store, maintain and operate data, information and functions that are material and used in connection with the businesses of the Group Companies as currently conducted (collectively, the “Company IT Systems”).  The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted in all material respects.  Since the Reference Date, except as would not, individually or in the aggregate, be material to the Group Companies, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies.  To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems.

(j)            Except as would not, individually or in the aggregate, be material to the Group Companies, none of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any portion of any proprietary Group Company source code or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(k)            To the Knowledge of the Company, except as would not, individually or in the aggregate, be material to the Group Companies, the execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than New Starship, SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

4.18.       Privacy.

(a)            Except as would not, individually or in the aggregate, be material to the Group Companies, each of the Group Companies, and, to the Knowledge of the Company, any Person acting for or on behalf of any of the Group Companies have since the Reference Date (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied with: (i) all applicable Privacy Laws; (ii) all of such Group Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.  Except as would not, individually or in the aggregate, be material to the Group Companies, none of the Group Companies have, since the Reference Date, (A) received any written notice of any requests (including from individuals exercising their rights under Privacy Laws) or claims of (including written notice from third parties acting on its or their behalves), nor have any of the Group Companies been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data processing activities.

(b)            Each of the Group Companies has, as applicable, since the Reference Date, implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c)            To the Knowledge of the Company, since the Reference Date, (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date.  Each of the Group Companies has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

4.19.       Agreements, Contracts and Commitments.

(a)            Schedule 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date hereof:

(i)            any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $3,400,000 per annum;

(ii)            (x) any Contract with the top 20 customers of the Group Companies (the “Material Customers”) as determined by revenue and/or by strategic value and (y) top 20 banking suppliers and distributors and payment processors of the Group Companies by transfer or processing volume, as applicable (the “Material Suppliers”) (all, other than purchase or service orders accepted, confirmed or entered into in the ordinary course of business), in each case during the 12-month period ended on December 31, 2020;

(iii)            any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(iv)            any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(v)            any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vi)            any Contract for or relating to any borrowing of money by or from the Company in excess of $3,400,000, including the Existing Credit Agreement (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Group Companies);

(vii)          any employment or management Contract providing for annual payments in excess of $250,000;

(viii)         any Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any exclusive or preferred right to sell or distribute any product or service of any of the Group Companies;

(ix)            any obligation to register any Company Shares or other securities of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(x)            any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $3,400,000 and for which any Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(xi)            any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xii)            any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $700,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) (the “Material Company Real Property Leases”);

(xiii)          any material Contract under which any of the Group Companies: (A) licenses Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) licenses Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any of the Group Companies provides another Person a limited, non-exclusive right to access or use Trade Secrets and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); and

(xiv)         any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.

(b)          Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

4.20.     Insurance.  Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering certain material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect.  The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts.  No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies.  There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

4.21.            Interested Party Transactions.  (a) No officer or director of the Company or any of their respective immediate family members, or to the Knowledge of the Company, any employee, officer, director or manager of the Group Companies or any of their respective immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, and (b) to the Knowledge of the Company, no officer, director, employee, manager or holder of equity or derivative securities of the Group Companies (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any material Contract with any of the Group Companies, in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; or (iv) related to any such Person’s ownership of Company Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies.

4.22.            Information Supplied.  The information relating to the Group Companies to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will not, on the date of filing thereof or the date that it is first mailed to the SPAC stockholders, as applicable, or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by New Starship, SPAC or any of their respective Representatives for inclusion in the Registration Statement or the Proxy Statement or any projections or forecasts included therein.

4.23.            Anti-Bribery; Anti-Corruption.  Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or any of the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

4.24.        International Trade; Sanctions.

(a)            Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers, Affiliates and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (a) have been in compliance with all applicable Customs & International Trade Laws; (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws.

(b)            None of the Group Companies or any of the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any Sanctions. Since the Reference Date, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers,, Affiliates, or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

4.25.        Customers and Suppliers. Since January 1, 2020 through the date hereof, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in breach of or default under any Contract with any Material Customer or Material Supplier in any material respect or that any such Material Customer or Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.26.        Disclaimer of Other Warranties.  THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS.  WITHOUT LIMITING THE FOREGOING: (A) NONE OF SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION AGREEMENTS.  THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.  THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB AND THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.26, CLAIMS AGAINST SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company that each statement contained in this Article V (other than each statement contained in Section 5.2 and Section 5.21 to the extent the statements in Section 5.21 are applicable to the New Starship, First Merger Sub or Second Merger Sub) is true and correct as of the date hereof and as of the Closing Date. Except as set forth in the SPAC Disclosure Letter, each of New Starship, First Merger Sub and Second Merger represent and warrant to the Company, severally but not jointly, that each statement contained in Section 5.2 and Section 5.21 (to the extent the statements in Section 5.21 are applicable to the New Starship, First Merger Sub or Second Merger Sub) is true and correct as of the date hereof and as of the Closing Date.

5.1.          Organization and Qualification.

(a)            SPAC is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and, as of immediately prior to the Closing, will be a company duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware.

(b)            SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to SPAC or have a SPAC Material Adverse Effect.

(c)            SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

(d)            SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the SPAC or have a SPAC Material Adverse Effect.

5.2.          New Starship, First Merger Sub and Second Merger Sub.

(a)            Each of New Starship, First Merger Sub and Second Merger Sub is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Delaware and, as of immediately prior to the Closing, will be a company duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. Each of New Starship, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to New Starship, First Merger Sub and Second Merger Sub, taken as a whole or have a SPAC Material Adverse Effect. None of New Starship, First Merger Sub or Second Merger Sub are in violation of any of the provisions of their respective Governing Documents in any material respect. Each of New Starship, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to New Starship, First Merger Sub and Second Merger Sub, taken as a whole or have a SPAC Material Adverse Effect.

(b)            New Starship has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than First Merger Sub and Second Merger Sub.  Neither New Starship, First Merger Sub nor Second Merger Sub has any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business.  New Starship, First Merger Sub and Second Merger Sub are entities that have been formed solely for the purpose of engaging in the Transactions.

(c)            All outstanding shares of capital stock of First Merger Sub and Second Merger Sub are owned by New Starship, or a direct or indirect wholly-owned Subsidiary of New Starship, free and clear of all Liens (other than Permitted Liens).

(d)            Each of New Starship, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers).  The execution and delivery by New Starship, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by New Starship, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of each of New Starship, First Merger Sub and Second Merger Sub, and no other proceedings on the part of New Starship, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby.  This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by New Starship, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitute the legal and binding obligations of New Starship, First Merger Sub and Second Merger Sub (as applicable), enforceable against New Starship, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.3.          Capitalization.

(a)            As of the date of this Agreement: (i) 5,000,000 preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Stock”) are authorized, and no such shares are issued and outstanding; (ii) 500,000,000 shares of Class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Stock”), are authorized and 77,644,376 shares are issued and outstanding; (iii) 50,000,000 shares of Class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Stock” and, together with the SPAC Preferred Stock and the SPAC Class A Stock, the “SPAC Shares”), are authorized and 19,411,094 shares are issued and outstanding; (iv) 723,333 warrants to purchase one share of SPAC Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 25,158,125 warrants to purchase one share of SPAC Class A Stock (the “Public Warrants” and, collectively with the Private Placement Warrants, the “SPAC Warrants”) are outstanding.  All outstanding SPAC Class A Stock and SPAC Class B Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.  All outstanding SPAC Class A Stock and SPAC Class B Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Upon the closing of the transactions contemplated by the Subscription Agreements, New Starship has committed to issue 30,000,000 shares of New Starship Common Stock to the PIPE Investors.

(b)            Except for the SPAC Warrants, SPAC Class A Stock and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares of capital stock or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c)            Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

5.4.          Authority Relative to this Agreement. Each SPAC Party has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers).  The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by each SPAC Party of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of such SPAC Party, and no other proceedings on the part of such Person are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval of the SPAC Stockholder Matters.  This Agreement and the other Transaction Agreements to which each SPAC Party is a party have been duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitute the legal and binding obligations of such SPAC Party enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5.          No Conflict; Required Filings and Consents.

(a)            Subject to the approval by the stockholders of the SPAC Stockholder Matters, neither the execution, delivery nor performance by any SPAC Party of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate its Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such SPAC Party pursuant to, any Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

(b)            The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the SPAC Certificate of Merger and Starship Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which such SPAC Party is qualified to do business; (iii) for the filing of any notifications required under the HSR Act, the filings required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) any Money Transmitter Laws Approvals; (v) for the consents, approvals, authorizations and permits described in Schedule 5.5(b) of the SPAC Disclosure Letter; and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

5.6.          Compliance; Approvals.  Since its incorporation or organization, as applicable, each SPAC Party has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to any SPAC Party has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by any SPAC Party. Each SPAC Party is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such SPAC Party. Each Approval held by each SPAC Party is valid, binding and in full force and effect in all material respects. No SPAC Party: (a) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to be material to a SPAC Party.

5.7.          SPAC SEC Reports and Financial Statements.

(a)            SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”).  All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New Starship) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder.  The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Certifications are each true and correct in all material respects. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.  As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.

(b)            The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

5.8.          Absence of Certain Changes or Events.  Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of the SPAC, there has not been: (a) any SPAC Material Adverse Effect; or (b) any action taken or agreed upon by SPAC that would be prohibited by Section 7.2 if such action were taken on or after the date hereof without the consent of the Company.

5.9.          Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the SPAC Parties, taken as a whole, there is: (a) no pending or, to the Knowledge of any SPAC Party, threatened Legal Proceeding against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit or examination by any Governmental Entity against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit or examination; (c) no pending or threatened Legal Proceeding by any SPAC Party against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any SPAC Party; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon any SPAC Party or any of its respective properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such.

5.10.        Business Activities.  Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination.  Except as set forth in the Governing Documents SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

5.11.        SPAC Material Contracts.

(a)            Schedule 5.11 of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which SPAC is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-1 (File No, 333-241831).

(b)            True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company or its Representatives. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a SPAC Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the SPAC Parties and, to the knowledge of the SPAC Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the SPAC Parties, are enforceable by the SPAC Parties to the extent a party thereto in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) none of the SPAC Parties or, to the knowledge of the SPAC Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

5.12.        SPAC Listing.  The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “FTOCU”.  The SPAC Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “FTOC”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “FTOCW”.  There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Stock or SPAC Warrants or to terminate the listing of SPAC on the NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Stock or SPAC Warrants under the Exchange Act.

5.13.        PIPE Investment Amount.

(a)            New Starship has delivered to the Company true, correct and complete copies of each subscription agreement (including any amendments, side letters or other supplements thereto, the “Subscription Agreements”) entered into by the applicable investors named therein (collectively, with any permitted assignees or transferees, the “PIPE Investors”), SPAC and New Starship, pursuant to which the PIPE Investors have committed to provide the PIPE Investment.

(b)            Pursuant to, and on the terms and subject to the conditions of the Subscription Agreements, the PIPE Investors have agreed to purchase shares of New Starship Common Stock for an aggregate purchase price of $300,000,000 (the “PIPE Investment Amount”).  The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable SPAC and New Starship to pay all cash amounts required to be paid by SPAC and New Starship pursuant to this Agreement prior to or at Closing.  The Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC or New Starship.  Each Subscription Agreement is a legal, valid and binding obligation of SPAC and New Starship and, to SPAC’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.  Other than as expressly contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC, New Starship and/or any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to New Starship the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to New Starship, on the Closing Date.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC or New Starship under any material term or condition of any Subscription Agreement and, as of the date hereof, neither SPAC nor New Starship has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.  The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to New Starship the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

5.14.        Trust Account.

(a)            As of June 30, 2020, SPAC had $755,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of August 25, 2020, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)            The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.  SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust.  There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than stockholders of SPAC holding SPAC Shares sold in New Starship’s initial public offering who shall have elected to redeem their shares of SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC Governing Documents.  There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

5.15.        Taxes.

(a)            All material Tax Returns required to be filed by or on behalf of any SPAC Party have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by any SPAC Party (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b)            Each SPAC Party has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any) against any SPAC Party which has not been paid or resolved.

(d)            No material Tax audit or other examination of any SPAC Party by any Governmental Entity is presently in progress, nor has any SPAC Party been notified in writing of (nor to the Knowledge of SPAC is there any) any request or threat for such an audit or other examination.

(e)            There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f)             No SPAC Party has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the SPAC Parties in the ordinary course of business.

(g)            SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has not, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h)            SPAC has not: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i)             To the Knowledge of SPAC, SPAC does not have, and has not ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j)             To the Knowledge of SPAC, SPAC is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k)            All material related party transactions involving SPAC are in material compliance with the arm’s length standards of applicable Tax Legal Requirements.

(l)             SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(m)           SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to the SPAC’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements; or (vi) an election under Section 108(i) of the Code.

(n)            SPAC has not been, and will not be, required to include any amount in income after the Closing by reason of Section 965(a) of the Code, and has not made an election described in Section 965(h) of the Code.

(o)            Since the Reference Date, no claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)            SPAC (i) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder, (ii) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) other than actions contemplated by or occurring in connection with this Agreement, has not taken any action to prevent the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder.

5.16.        Information Supplied.  The information relating to the SPAC Parties to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will not, on the date of filing thereof or the date it is first mailed to SPAC stockholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Registration Statement and the Proxy Statement or any projections or forecasts to be included therein.

5.17.        Employees; Benefit Plans.  Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees.  Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee.  SPAC does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

5.18.        Board Approval; Stockholder Vote.  The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of the stockholders of SPAC. Other than the approval of the SPAC Stockholder Matters, no other corporate proceedings on the part of SPAC or any other SPAC Party are necessary to approve the consummation of the Transactions.

5.19.        Affiliate Transactions.  Except as described in the SPAC SEC Reports, no Contract between any SPAC Party, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

5.20.        Brokers.  SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.21.        Disclaimer of Other Warranties.  SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB EACH HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION AGREEMENTS.  EACH OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.  EACH OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.21, CLAIMS AGAINST ANY GROUP COMPANY OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1.         Conduct of Business by the Company and the Company Subsidiaries.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company shall, and shall cause each of the Company Subsidiaries to, other than as a result of or in connection with COVID-19, carry on its business in the ordinary course and in accordance with applicable Legal Requirements, except: (x) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (y) as expressly contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including the other Transaction Agreements) or as required by applicable Legal Requirements or as a result of or in connection with a COVID-19 Measure, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a)            except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan or applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 5% in the base salary or wage rate of any current employee who has annual base compensation of less than $250,000 in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business; (iii) enter into, materially amend (other than immaterial amendments) or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business; or (vi) hire or terminate any employee whose annual base compensation is $250,000 or more, other than terminations for cause;

(b)            (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property, in each case, that is material to any of the businesses of the Group Companies; or (ii) extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies, other than, in each of clauses (i) through (ii), in the ordinary course of business; provided, that in no event shall the Company license on an exclusive basis or sell its ownership interest in any material Owned Intellectual Property;

(c)            except for transactions solely among the Company and the Company Subsidiaries: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement); or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company (other than any grants, issuances or sales made to directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement);

(d)            amend its Governing Documents other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

(e)            except in the ordinary course of business: (i) merge, consolidate or combine the Company with a third party; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;

(f)            voluntarily dispose of or amend any Company Real Property Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate;

(g)            other than with respect to the Company Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

(h)            (i)  make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of $10,000,000 other than guarantees of any Indebtedness of any Subsidiaries or guarantees by the Company Subsidiaries of the Indebtedness of the Company; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers;

(i)            compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $5,000,000 or more, or that imposes any material non-monetary obligations on a Group Company (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto);

(j)            (i) except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate: (A) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract (other than assignments by the applicable Group Company to any other Group Company); or (ii) modify or amend any material term under the Existing Credit Agreement or terminate the Existing Credit Agreement or any commitments thereunder;

(k)            except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l)            (i) make, change or revoke any material Tax election; or (ii) change (or request to change) any material method of accounting for Tax purposes;

(m)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(n)            subject to Section 6.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, stockholders or other Affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (iii) Employee Benefit Plans and (iv) employment arrangements entered into in the ordinary course;

(o)            engage in any material new line of business;

(p)            take any action or fail to take any action that would reasonably be expected to (i) prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (ii) prevent the Starship Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder; or

(q)            agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through Section 6.1(q).

6.2.         Conduct of Business by SPAC, New Starship, First Merger Sub and Second Merger Sub.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the SPAC Effective Time, SPAC and New Starship shall, and New Starship shall cause each of its Subsidiaries to, carry on its business in the ordinary course, except: (a) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment and the Domestication) or set forth in Section 6.2 of the SPAC Disclosure Letter.  Without limiting the generality of the foregoing, except as set forth in Section 6.2 of the SPAC Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, neither SPAC nor New Starship shall, and New Starship shall cause its Subsidiaries not to, do any of the following:

(a)            declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b)            purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, New Starship or any of New Starship’s Subsidiaries;

(c)            except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d)            amend its Governing Documents;

(e)            (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)            (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(g)            except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h)            (i) make, change or revoke any material Tax election; or (ii) change (or request to change) any method of accounting for Tax purposes;

(i)            take any action or fail to take any action that would reasonably be expected to (i) prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (ii) prevent the Starship Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder;

(j)            create any Liens on any material property or material assets of SPAC, New Starship, First Merger Sub or Second Merger Sub;

(k)            liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC, New Starship, First Merger Sub or Second Merger Sub;

(l)            commence, settle or compromise any Legal Proceeding material to SPAC, New Starship, First Merger Sub or Second Merger Sub or their respective properties or assets;

(m)            engage in any material new line of business;

(n)            modify or amend the Trust Agreement or Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Investment; or

(o)            agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2 through Section 6.2(n).

6.3.         Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by the Company for all purposes under Section 6.1 and (b) an e-mail from SPAC to one or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 6.3 of the Company Disclosure Letter specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC for all purposes under Section 6.2. If, within two Business Days of delivery by the Company of a valid request pursuant to the foregoing clause (a), SPAC fails to respond, then SPAC shall be deemed to have provided a valid consent for all purposes under Section 6.1. If, within two Business Days of delivery by SPAC of a valid request pursuant to the foregoing clause (b), the Company fails to respond, then the Company shall be deemed to have provided a valid consent for all purposes under Section 6.2.

Article VII

ADDITIONAL AGREEMENTS

7.1.         Proxy Statement; Special Meeting; Company Stockholder Approval.

(a)            Proxy Statement.

(i)            As promptly as practicable following the execution and delivery of this Agreement, SPAC shall cause New Starship to, in accordance with this Section 7.1(a), prepare and file (A) a registration statement (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement of New Starship, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”), for the purposes of (I) registering under the Securities Act the New Starship Common Stock to be issued in connection with the transactions contemplated hereby (including the Earn-Out Shares) (together, the “Registration Shares”), (II) providing SPAC’s stockholders with notice of the opportunity to redeem shares of SPAC Class A Stock (the “SPAC Stockholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of New Starship Common Stock in connection with Article II; and (3) any other proposals the Parties deem necessary or desirable to consummate the Transactions and the Domestication (collectively, the “SPAC Stockholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s stockholders at the Special Meeting.  The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. SPAC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of SPAC, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(ii)            Prior to filing with the SEC, SPAC will cause New Starship to make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.  New Starship shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). New Starship will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the effectiveness of the Registration Statement; (C) the filing of any supplement or amendment to the Registration Statement; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement. New Starship shall promptly respond to any SEC comments on the Registration Statement and shall use commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, New Starship will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii)            If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, New Starship shall promptly file an amendment or supplement to the Registration Statement containing such information.  If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform New Starship of such information, event or circumstance.

(iv)            New Starship or SPAC, as applicable, shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.  The Company agrees to use commercially reasonable efforts to promptly provide New Starship with all information in its possession concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by New Starship for inclusion in the Registration Statement.  The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to New Starship and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

(b)            SPAC shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of SPAC’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Stockholder Matters, which meeting shall be held not more than 25 Business Days after the date on which SPAC mails the Proxy Statement to its stockholders. SPAC shall use commercially reasonable efforts to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Stockholder Matters.  Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “Change in Recommendation”); provided, however, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to SPAC’s stockholders under applicable Legal Requirements.  SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.1(b), regardless of whether or not there shall have occurred any Change in Recommendation.  Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to SPAC’s stockholders and for such supplement or amendment to be promptly disseminated to New Starship’s stockholders prior to the Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Class A Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from SPAC’s stockholders if SPAC reasonably expects the SPAC Stockholder Redemption Payments would cause the condition in Section 8.2(f) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c)            Company Stockholder Approval. Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from Company Stockholders holding at least the number of Company Shares required to constitute the Company Stockholder Approval, duly executed and delivered Company Voting Agreements.

7.2.         Certain Regulatory Matters.

(a)            (i) As promptly as practicable, and in any event within ten Business Days after the date of this Agreement, New Starship and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and (ii) as promptly as practicable following the date of this Agreement, the Parties shall make any other required filings under other applicable Antitrust Laws or other applicable Legal Requirements in connection with the Transactions (other than Money Transmitter Law Approvals). The Parties shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission and U.S. Department of Justice or other Governmental Entity in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (A) promptly inform the others of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b)            Within one day after the date of this Agreement, the Parties shall (i) prepare and file the notification required of it under Money Transmitter Laws in connection with the Transactions and (ii) as promptly as practicable following the date of this Agreement, the Parties shall make any other required filings under applicable Money Transmitter Laws. Each of the Parties acknowledges that it is not possible to specifically identify all applications, notices, petitions and filings that will be required to be made with Governmental Entities, and all Money Transmitter Law Approvals that will be required to be obtained from Governmental Entities, in each case, in connection with the Transactions under Money Transmitter Laws until the Parties have made certain inquiries of Governmental Entities, and each Party hereby agrees to fully cooperate with the other Parties in timely making such inquires and timely making, seeking and/or obtaining all Money Transmitter Law Approvals that are mutually determined by the Parties in good faith to be so required. In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Parties will use commercially reasonable efforts to make all inquiries and take all other actions as are necessary to specifically determine what Money Transmitter Law Approvals are required in connection with the Transactions. Each of the Parties shall promptly prepare and file all necessary documentation to effect or obtain all such Money Transmitter Law Approvals. Each of the Parties will (i) furnish to the other parties and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under any Legal Requirements, and (ii) keep the other Parties apprised on a current basis of the status of such Money Transmitter Law Approvals (including by promptly advising the other Parties upon receiving any communication from any Governmental Entity with respect to such Money Transmitter Law Approvals). The Parties will use their commercially reasonable efforts to resolve favorably any review or consideration of the regulatory aspects of the transactions contemplated hereby by any Governmental Entity with jurisdiction over the enforcement of any Money Transmitter Law governing the Company’s operations.

(c)            Except for any filing fees required in connection with Money Transmitter Law Approvals, which shall be borne 100% by the Company, any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act and applicable Antitrust Laws shall be borne 50% by SPAC and 50% by the Company.

7.3.         Other Filings; Press Release.

(a)            As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing the Company.

(b)            Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c)            SPAC shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company.  Prior to Closing, SPAC and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, SPAC shall file the Closing Form 8-K with the SEC.

7.4.         Confidentiality; Communications Plan; Access to Information.

(a)            The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference.  Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.  Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or SPAC, New Starship, First Merger Sub or Second Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC, New Starship, First Merger Sub or Second Merger Sub (in the case of the Company) or the Company (in the case of SPAC, New Starship, First Merger Sub or Second Merger Sub).

(b)            SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company, routine disclosures to Governmental Entities made by the Company in the ordinary course of business, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable, such public announcement or public communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, it being understood that any communications regarding Money Transmitter Approvals will be subject only to clause (v) of this Section 7.4(b); (ii) in the case of the Company, SPAC, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) in the case of the Group Companies, (x) internal announcements to employees of the Group Companies or (y) communications to banks, customers or suppliers of the Group Companies as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement, including any Money Transmitter Approvals; provided that, for the avoidance of doubt, this sentence shall not limit communications by any Group Company or any of its Affiliates that are not widely disseminated.

(c)            The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).

7.5.         Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and Money Transmitter Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 4.5(b) of the Company Disclosure Letter; (d) the termination of each agreement set forth on Schedule 7.4(c)(d) of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.  This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

7.6.         No SPAC Securities Transactions.  Neither the Company nor any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall direct each of its officers and directors to comply with the foregoing requirement.

7.7.         No Claim Against Trust Account.  For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Stockholder Redemption), or for Intentional Fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

7.8.         Disclosure of Certain Matters.  Each of SPAC, New Starship, First Merger Sub, Second Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.9.         Securities Listing.  New Starship shall, and SPAC will use commercially reasonable efforts to cause New Starship to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on the NASDAQ (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) at Closing.

7.10.       No Solicitation.

(a)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its stockholders, employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than New Starship and its agents, representatives, advisors) concerning any merger, consolidation, sale of a substantial portion of the ownership interests and/or assets of the Company, recapitalization of the Company or similar transaction involving the Company (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination.  The Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b)            During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause the SPAC Sponsors not to, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of or by SPAC, recapitalization or similar business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination.  SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c)            Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement.  If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

7.11.       Trust Account.  Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who properly elect to have their SPAC Class A Stock redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) for income tax or other tax obligations of SPAC prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any transaction costs of SPAC to the extent SPAC elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12.       Director and Officer Matters.

(a)            Group Companies.

(i)            New Starship agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators (a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect.  For a period of six years following the Closing Date, New Starship shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and New Starship shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii)            Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) or alternatively an annual ongoing directors’ and officers’ liability insurance, in each case, in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement or as commercially practicable under market conditions at such time. The Company D&O Tail shall be maintained for the six-year period following the Closing. New Starship shall, and shall cause the Starship Surviving Sub to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(a)(ii).

(iii)          The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise.  The obligations of New Starship and the Group Companies under this Section 7.12(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party.  The provisions of this Section 7.12(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(a).

(iv)         If New Starship or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New Starship or such Group Company, as applicable, assume the obligations set forth in this Section 7.12(a).

(b)          SPAC.

(i)            New Starship agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, New Starship shall cause SPAC to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date, and New Starship shall, and shall cause SPAC to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii)           Prior to the Closing, the SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. New Starship shall, and shall cause the Second Surviving Sub to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b)(ii).

(iii)          The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New Starship and SPAC under this Section 7.12(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.12(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(b).

(iv)          If New Starship or, after the Closing, SPAC, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New Starship or SPAC, as applicable, assume the obligations set forth in this Section 7.12(b).

7.13.       Tax Matters.

(a)           Transfer Taxes. Notwithstanding anything in Section 7.13(a) to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by New Starship. Unless otherwise required by applicable law, New Starship shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC and New Starship shall reasonably cooperate with respect thereto as necessary).

(b)          FIRPTA Matters. On the Closing Date, each of the Company and SPAC shall provide New Starship with a certificate on behalf of the Company and SPAC, respectively, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company or SPAC, respectively, is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that, notwithstanding anything to the contrary, in the event the Company or SPAC fails to deliver such certificate, the transaction shall nonetheless be able to close and New Starship shall be entitled to make a proper withholding of Tax to the extent required by applicable Legal Requirements.

7.14.       Subscription Agreements. SPAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  SPAC shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing (if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that SPAC or any of its Affiliates control the satisfaction of)).  Without limiting the generality of the foregoing, SPAC shall give the Company, prompt (and, in any event within three Business Days) written notice:  (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to SPAC; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if SPAC does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

7.15.       Section 16 Matters.  Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.16.       Qualification as an Emerging Growth Company.  SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.17.       Board of Directors.

(a)            Each Party will take all actions necessary to cause the New Starship Board, immediately after the Effective Time: to consist of no fewer than seven and up to nine directors, as determined by the Company, of which (i) one director will be the Chief Executive Officer of New Starship (appointed after giving effect to Section 7.17(b)), (ii) two directors will be non-executives of New Starship designated by the Company (in consultation with SPAC), including at least one female director, and (iii) the remaining directors will be the non-executive directors of the Company as of the date hereof. Prior to the mailing of the Proxy Statement, SPAC shall provide executed resignation letters (effective as of the Effective Time) for all officers and members of the board of directors; provided, however, the parties acknowledge that so long as New Starship remains a public reporting company, the New Starship Board will continue to satisfy applicable securities laws, including maintaining an independent audit committee, and the designations by Company hereunder will allow New Starship to comply with such applicable Legal Requirements.  Each member of the New Starship Board will enter into an indemnification agreement with New Starship, on a form to be determined by the Company, within fifteen days of their appointment.

(b)            New Starship will appoint the individuals designated by the Company as the officers of New Starship as of the Effective Time.

7.18.       Incentive Equity Plan; Employee Stock Purchase Plan; Management Transaction Pool.

(a)            As soon as practicable following the Closing Date, New Starship shall approve and adopt an incentive equity plan to hire and incentivize its and its Subsidiaries’ directors, managers, executives and other employees with a total pool of awards of New Starship Common Stock not exceeding 10% of the aggregate number of the sum of (i) shares of New Starship Common Stock outstanding at Closing and (ii) the maximum number of Earn-Out Shares issuable pursuant to Section 3.10(a) hereof, with an annual “evergreen” increase of not more than 4% of the shares of New Starship Common Stock outstanding as of the day prior to such increases, in the form set forth as Exhibit J (the “Incentive Equity Plan”). As soon as practicable following the Closing, New Starship shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the New Starship Common Stock issuable under the Incentive Equity Plan.

(b)            As soon as practicable following the Closing Date, New Starship shall approve and adopt an employee stock purchase plan, that provides for grant of purchase rights with respect to New Starship Common Stock to employees of New Starship and its Subsidiaries, with a total pool of shares of New Starship Common Stock not exceeding 2% of the aggregate number of the sum of (i) shares of New Starship Common Stock outstanding at Closing and (ii) the maximum number of Earn-Out Shares issuable pursuant to Section 3.10(a) hereof, with an annual “evergreen” increase of not more than 1% of the shares of New Starship Common Stock outstanding as of the day prior to such increases, in the form set forth as Exhibit K (the “ESPP”).

(c)            Prior to the Closing Date, New Starship shall approve and adopt a management bonus plan (the “Transaction Bonus Pool”), to be effective as of and conditioned upon the occurrence of the Mergers and the Effective Times, providing for a pool consisting of 1,000,000 shares of New Starship Common Stock, with such shares to be allocated by the Company, in consultation with SPAC, to executives and management of New Starship.

7.19.       Company Financial Statements.  From the date hereof until the Proxy Clearance Date, the Company will furnish to SPAC unaudited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each quarterly period completed after the date hereof no later than 45 days following the end of each such quarterly period, which interim financial statements will be suitable for inclusion in the Proxy Statement or Registration Statement and prepared, in all material respects, in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except in each case as described in the notes thereto and for the absence of footnotes) and on that basis will present fairly, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of their operations and changes in cash flows for the periods then ended

7.20.       Transaction Costs Cap.  The Company and SPAC each agree to use their respective commercially reasonable efforts to keep the aggregate amount of Transactions Costs below the Transaction Costs Cap, it being understood that the foregoing should not be deemed violated in respect of any Transaction Costs incurred by a Party in good faith. The Company agrees to notify SPAC, and SPAC agrees to notify the Company, as promptly as practicable after it obtains actual knowledge of any expenditure or commitment incurred by such Party that would reasonably be expected to result in such Party incurring Transaction Costs materially in excess of the Transaction Costs Cap, and shall use commercially reasonable efforts to keep the other Party fully informed of such events.

7.21.       PCAOB.  Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from PriceWaterhouseCoopers PCAOB compliant audited financials for the Company’s fiscal years ending December 31, 2020, December 31, 2019 and December 31, 2018 that satisfy filing requirements for the SEC, and to prepare such financial statements for other periods as contemplated by the rules of the SEC.

7.22.       Domestication.  On or prior to the Closing Date, but after the SPAC Stockholder Redemption, SPAC will consummate the Domestication.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1.         Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)            At the Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval shall have been obtained.

(b)            SPAC shall have at least $5,000,001 of net tangible assets following the exercise by the holders of SPAC Class A Stock issued in SPAC’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their SPAC Class A Stock held by them into a pro rata share of the Trust Account in accordance with SPAC’s Governing Documents.

(c)            (i) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, (ii) the Money Transmitter Law Approvals shall have been received in each jurisdiction (A) where a Governmental Entity, in response to the notification provided pursuant to Section 7.2(b), affirmatively acknowledges that a Money Transmitter Law Approval is required to effect the Mergers and other Transactions contemplated herein or (B) where the Company otherwise determines in good faith that a Monetary Transmitter Law Approval is required to effect the Mergers and the other Transactions Contemplated herein, and (iii) the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Schedule 8.1(c) to this Agreement in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(d)            No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(e)            The shares of New Starship Common Stock to be issued pursuant to this Agreement shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to the requirement to have a sufficient number of round lot holders.

(f)            85% of the PIPE Investment (and the funding of 85% of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the Subscription Agreements.

(g)            SPAC Cash shall equal or exceed the Minimum Cash Amount.

(h)            The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(i)            The Domestication shall have been consummated.

8.2.         Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)            (i) The Fundamental Representations of SPAC, New Starship, Merger Sub 1 and Merger Sub 2 shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.

(b)            SPAC, New Starship, Merger Sub 1 and Merger Sub 2 shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c)            No SPAC Material Adverse Effect shall have occurred since the date of this Agreement.

(d)            SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e)            The certificate of incorporation of New Starship shall be amended and restated in the form of the New Starship A&R Charter, and the bylaws of New Starship shall be amended and restated in the form of the New Starship A&R Bylaws.

(f)            SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.11, available to SPAC for payment of the Company Stockholder Cash Consideration at the Closing and the other payments to be made by any SPAC Party under this Agreement at Closing, including Section 3.7.

(g)            SPAC shall have delivered or shall stand ready to deliver, the A&R Registration Rights Agreement, duly executed by New Starship.

8.3.         Additional Conditions to the Obligations of SPAC. The obligations of the SPAC Parties to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a)            (i) The Fundamental Representations of the Company shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.3(a) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein), other than deviations that are properly reflected on the Closing Payments Schedule to be delivered prior to Closing pursuant to Section 3.9(b), on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) and (iii) all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where any failures of such representations and warranties of the Company to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b)            The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)            No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)            The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

Article IX
TERMINATION

9.1.         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written agreement of SPAC and the Company at any time;

(b)            by either SPAC or the Company if the Closing shall not have occurred by November 3, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)            by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d)            by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, New Starship, First Merger Sub or Second Merger Sub, or if any representation or warranty of SPAC, New Starship, First Merger Sub or Second Merger Sub shall have become untrue, in either case, such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by SPAC, New Starship, First Merger Sub or Second Merger Sub is curable by SPAC, New Starship, First Merger Sub or Second Merger Sub, as applicable, prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC, New Starship, First Merger Sub or Second Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC, New Starship, First Merger Sub or Second Merger Sub is cured during such 30 day period);

(e)            by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period);

(f)            by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval is not obtained; or

(g)            by SPAC, if Company Voting Agreements from Company Stockholders holding at least the number of Company Shares required to constitute the Company Stockholder Approval, together with Lock-Up Agreements, duly executed by such Company Stockholders, are not delivered to SPAC within three Business Days after the date of this Agreement.

9.2.         Notice of Termination; Effect of Termination.

(a)            Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)            In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i)  Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or Intentional Fraud.

Article X

NO SURVIVAL

10.1.       No Survival.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing.  Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Intentional Fraud.

Article XI

GENERAL PROVISIONS

11.1.       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, New Starship, First Merger Sub or Second Merger Sub, to:

c/o SPAC
FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870
Attention:     Amanda Abrams

(215) 701-9555

Email:             aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:     Robert G. Robison

Robert W. Dickey

Email:             robert.robison@morganlewis.com

robert.dickey@morganlewis.com

if to the Company to:

Payoneer Inc.

150 West 30th St., Suite 600

New York, NY 10001

Attention:     Scott Galit, CEO

Tsafi Goldman, CLRO

Email:             scottga@payoneer.com

tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017
Attention:     Byron Rooney

Lee Hochbaum

Evan Rosen

Email:             byron.rooney@davispolk.com

lee.hochbaum@davispolk.com

evan.rosen@davispolk.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2.       Interpretation.  The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “made available” mean that the subject documents or other materials were included in and available at the “Payoneer Secure VDR” online datasite hosted by ShareFile at least one Business Day prior to the date of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.  All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.

11.3.       Counterparts; Electronic Delivery.  This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4.       Entire Agreement; Third Party Beneficiaries.  This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12 and this Section 11.4. (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section 11.4.

11.5.       Severability.  In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6.       Other Remedies; Specific Performance.  Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties.  Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7.       Governing Law.  This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8.       Consent to Jurisdiction; Waiver of Jury Trial.

(a)            Except as provided in Section 7.13, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.  Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper.  Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise.  Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1.  Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)            TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9.       Rules of Construction.  Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10.     Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11.     Assignment.  No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.  Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12.     Amendment.  This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13.     Extension; Waiver.  At any time prior to the Closing, SPAC (on behalf of itself, New Starship, First Merger Sub and Second Merger Sub), on the one hand, and the Company (on behalf of itself) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.  In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14.     No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.  No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15.     Legal Representation. Each of New Starship and the Company hereby agrees on behalf of its stockholders, members, owners, partners, Representatives and Affiliates (including, after the Closing, SPAC and the Group Companies), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Morgan, Lewis & Bockius LLP (or any of its successors) may represent the SPAC Sponsors or any of their respective stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, and New Starship on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Each of New Starship and the Company, for itself and the Waiving Parties, acknowledges that the foregoing provision applies whether or not Morgan, Lewis & Bockius LLP provides legal services to SPAC or either SPAC Sponsor after the Closing Date. Each of New Starship and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or either SPAC Sponsor and their respective counsel, including Morgan, Lewis & Bockius LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, New Starship, the Starship Surviving Subsidiary or the SPAC Surviving Subsidiary notwithstanding the Mergers, and instead survive, remain with and are controlled by the SPAC Sponsors (the “Privileged Communications”), without any waiver thereof.  Each of New Starship, the Company and SPAC, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that none of New Starship, the Company, the Starship Surviving Subsidiary or the SPAC Surviving Subsidiary may use or rely on any of the Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and each such Person agrees not to assert that any privilege has been waived as to the Privileged Communications.

11.16.     Disclosure Letters and Exhibits.  The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, on the one hand, or SPAC, New Starship, First Merger Sub or Second Merger Sub, on the other hand, as applicable, in this Agreement.  Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NEW STARSHIP PARENT INC.

By:	/s/ Ryan M. Gilbert
Name: Ryan M. Gilbert
Title: Chief Executive Officer

STARSHIP MERGER SUB I INC.

By:	/s/ Ryan M. Gilbert
Name: Ryan M. Gilbert
Title: Chief Executive Officer

STARSHIP MERGER SUB II INC.

By:	/s/ Ryan M. Gilbert
Name: Ryan M. Gilbert
Title: Chief Executive Officer

PAYONEER INC.

By:	/s/ Scott Galit
Name: Scott Galit
Title: Chief Executive Officer

FTAC OLYMPUS ACQUISITION CORP.

By:	/s/ Ryan M. Gilbert
Name: Ryan M. Gilbert
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [●], 2021 by and among FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Payoneer Inc., a Delaware corporation (the “Company”), and the undersigned Company stockholders (the “Company Stockholders” and each a “Company Stockholder”).

WHEREAS, prior to the execution of this Agreement, SPAC, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub”), and the Company entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Reorganization Agreement”), pursuant to which, at the Closing, (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC surviving as a direct, wholly owned subsidiary of New Starship and (ii) immediately following the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving as a direct, wholly owned subsidiary of New Starship; and

WHEREAS, each Company Stockholder set forth on Annex A attached hereto shall be deemed a Rollover Holder under the Reorganization Agreement for all purposes hereunder and thereunder.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.      Definitions. As used herein the term “Voting Shares” shall mean all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Company Stockholder, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Reorganization Agreement.

Section 2.      Representations and Warranties of the Voting Parties. Each Company Stockholder on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Company Stockholder and such Company Stockholder’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a)            Authority. If Company Stockholder is a legal entity, Company Stockholder has all requisite power and authority to enter into this Agreement, to perform fully Company Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If Company Stockholder is a natural person, Company Stockholder has the legal capacity to enter into this Agreement. If Company Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by the Company Stockholder. This Agreement constitutes a valid and binding obligation of Company Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b)            No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Company Stockholder is required in connection with the execution, delivery and performance of this Agreement. If Company Stockholder is a natural person, no consent of such Company Stockholder’s spouse or creditor is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Company Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)            No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Company Stockholder’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Company Stockholder or to Company Stockholder’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Mergers or that would reasonably be expected to prevent Company Stockholder from fulfilling its obligations under this Agreement.

(d)            Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, Company Stockholder (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than restrictions under applicable securities laws) and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020 (the “Investor Rights Agreement”), by and among the Company and the stockholders and warrant holders of the Company party thereto, (B) that certain Amended and Restated Stockholders Agreement, dated as of July 22, 2020 (the “Stockholders Agreement” and, together with the Investor Rights Agreement, the “Company Affiliate Agreements”), by and among the Company and the stockholders of the Company and/or Company warrant holders party thereto, (C) the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof (the “Charter”) and (D) the Bylaws of the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of its Voting Shares and there are no voting trusts or voting agreements with respect to its Voting Shares; except in the case of any Company Stockholder that is a limited partnership, any organizational documents of such limited partnership and agreements between the limited partnership and its partners, in each case, that does not affect its Beneficial Ownership of its Voting Shares or its ability to vote or caused to be voted its Voting Shares. Company Stockholder does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional Voting Shares or shares of common stock of the Company or any security exercisable for or convertible into Voting Shares, other than as set forth on Annex A.

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(e)            No Litigation. There is no Legal Proceeding pending against, or, to the actual knowledge of Company Stockholder, threatened against, Company Stockholder that would reasonably be expected to materially impair or materially adversely affect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

Section 3.      Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

(a)            Each Company Stockholder agrees during the term of this Agreement to vote or cause to be voted the Voting Shares he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and to execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the Charter: (i) in favor of (A) the Starship Merger and the Reorganization Agreement and the other transactions contemplated thereby, (B) any other matter reasonably necessary for the consummation of the transactions contemplated by the Reorganization Agreement and considered and voted upon by the stockholders of the Company, (C) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Starship Merger; (D) the conversion of the Company Preferred Shares into Company Common Shares pursuant to Article IV Section 3(b) of the Charter immediately prior to, and contingent upon, the consummation of the Mergers, and, in connection therewith, the acknowledgment and agreement that the Mergers shall not constitute a Deemed Liquidation Event (as defined in the Charter) or entitle any holder of Company Preferred Shares to its liquidation preference pursuant to the Charter; and (E) the termination of the Company Affiliate Agreements, immediately prior to, and contingent upon, the consummation of the Mergers; and (ii) against (A) any proposal or offer from any Person (other than SPAC or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Reorganization Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of the Company’s conditions under the Reorganization Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Governing Documents), except as contemplated by this Agreement.

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(b)            Each Company Stockholder hereby appoints Avi Zeevi, and any designee of Avi Zeevi, and each of them individually, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) and this Section 3(b). This proxy and power of attorney is given to secure the performance of the duties of Company Stockholder under this Agreement. Each Company Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Company Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Company Stockholder with respect to the Voting Shares. The power of attorney granted by Company Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Company Stockholder. The proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

(c)            From time to time, at the request of the Company, each Company Stockholder shall take all such further actions, as may be necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement. Without limiting the generality of the foregoing, each Company Stockholder agrees to execute, in accordance with and as contemplated by the Reorganization Agreement, (i) a Letter of Transmittal tendering its Voting Shares in the Starship Merger, (ii) a Lock-Up Agreement with respect to the Registration Shares held by the Company Stockholder from time to time after the Mergers, and (iii) such other instruments as may be reasonably requested to evidence the termination of the Company Affiliate Agreements.

Section 4.      No Voting Trusts or Other Arrangement. Each Company Stockholder agrees that during the term of this Agreement Company Stockholder will not, and will not permit any entity under Company Stockholder’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Each Company Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

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Section 5.      Transfer and Encumbrance. Each Company Stockholder agrees that during the term of this Agreement Company Stockholder will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Company Stockholder’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Company Stockholder to (a) an executive officer or director of the Company, (b) a Person holding more than 5% of the voting equity securities of the Company immediately prior to such Transfer, (c) any investment fund or other entity controlled or managed by or under common management or control with such Company Stockholder or affiliates of such Company Stockholder, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Company Stockholder, or (e) if such Company Stockholder is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and SPAC, to be bound by all of the terms of this Agreement as a Company Stockholder. Furthermore, each Company Stockholder agrees that during the term of this Agreement, such Company Stockholder will not, directly or indirectly, acquire any securities of SPAC if, after such acquisition, such Company Stockholder would Beneficially Own more than 9.9% of New Starship’s common stock after giving effect to the Mergers; provided, that the foregoing restriction shall not apply to any Company Stockholder who Beneficially Owns more than 9.9% of the Company’s common stock as of the date hereof.

Section 6.      Appraisal and Dissenters’ Rights. Each Company Stockholder hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Starship Merger that Company Stockholder may have by virtue of ownership of Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Reorganization Agreement or the consummation of the Mergers, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Reorganization Agreement or the Mergers.

Section 7.      Redemption and Registration Rights. Each Company Stockholder agrees not to (a) exercise any right to have any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof redeemed by the Company or (b) exercise any registration rights or other rights granted pursuant to the Investor Rights Agreement, with respect to any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

Section 8.      FIRPTA. The Company and SPAC shall cause New Starship to covenant and agree that, at the reasonable request of any Company Stockholder, New Starship shall, to the extent consistent with applicable law, provide such Company Stockholder with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the applicable interest in New Starship is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

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Section 9.      Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Starship Effective Time and (ii) the date on which the Reorganization Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and the provisions of Sections 8, 11 – 14 shall survive any termination of this Agreement.

Section 10.      No Agreement as Director or Officer. Each Company Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company. No Company Stockholder makes any agreement or understanding in this Agreement in such Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer of the Company or any of its Subsidiaries (if Company Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in any Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) from exercising his or her fiduciary duties as an officer or director to the Company or its Subsidiaries.

Section 11.      Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 12.      Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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Section 13.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC
FTAC Olympus Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention:	Amanda Abrams
(215) 701-9555
Email:	aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:	Robert G. Robison
Robert W. Dickey
Email:	Robert.robison@morganlewis.com
Robert.dickey@morganlewis.com

if to the Company to:

Payoneer Inc.
150 West 30th St., Suite 600
New York, NY 10001
Attention:	Scott Galit, CEO
Tsafi Goldman, CLRO
Email:	scottga@payoneer.com
tsafigo@payoneer.com

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with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Byron Rooney
Lee Hochbaum
Evan Rosen

Email:	byron.rooney@davispolk.com
lee.hochbaum@davispolk.com
evan.rosen@davispolk.com

if to the Company Stockholder(s), to the address(es) set forth underneath the Company Stockholder’s name on the signature page hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 14.      Miscellaneous.

(a)            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

(b)            Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

(c)            Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

(d)            Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e)            Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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(f)            Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SPAC

FTAC OLYMPUS ACQUISITION CORP.

By:
Name:
Title:

COMPANY

PAYONEER INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDER:

Name:

By:
Printed Name:
Title:

Addresses for Notices:
Company Stockholder	Address: Attention: Email:
With a copy to:	Address: Attention: Email:

[Signature Page to Voting Agreement]

Annex A

Rollover Holder(s)

Schedule II to the Reorganization Agreement is incorporated herein by reference.

EXHIBIT B

FORM OF SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of February 3, 2021, by and among FTAC Olympus Acquisition Corp., a Cayman Islands exempt company (“SPAC”), FTAC Olympus Sponsor, LLC, a Delaware limited liability company (“SPAC Sponsor”), FTAC Olympus Advisors, LLC, a Delaware limited liability company (“SPAC Advisors” and together with SPAC Sponsor, the “Voting Parties” and each a “Voting Party”), and Payoneer Inc., a Delaware corporation (the “Company”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub”) and the Company entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Reorganization Agreement”), pursuant to which, at the Closing, (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC surviving as a direct, wholly owned subsidiary of New Starship and (ii) immediately following the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving as a direct, wholly owned subsidiary of New Starship.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of SPAC beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of SPAC acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Reorganization Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Mergers or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than restrictions under applicable securities laws) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except pursuant hereto and pursuant to (i) that certain Letter Agreement, dated as of August 25, 2020, by and between certain stockholders of SPAC, SPAC and the Voting Parties, (ii) that certain Warrant Agreement, dated as of August 25, 2020, by and between SPAC and Continental Stock Transfer and Trust Company and (iii) the limited liability company agreement of each Voting Party, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Mergers and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares, other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional shares of common stock of SPAC (“SPAC Common Stock”) or any security exercisable for or convertible into SPAC Common Stock, other than as set forth on Annex A.

e. No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

3. Agreement to Vote Shares; Further Assurances.

a. Each Voting Party agrees during the term of this Agreement (x) to vote or cause to be voted the Voting Shares that he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of SPAC at which such matters are considered and at every adjournment or postponement thereof, and (y) to execute a written consent or consents if stockholders of SPAC are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the SPAC’s Governing Documents: (i) in favor of (A) the SPAC Merger and the Reorganization Agreement and the other transactions contemplated thereby, (B) an amendment of SPAC’s Governing Documents to extend the outside date for consummating the Merger, if applicable, (C) any proposal to adjourn or postpone such meeting of stockholders of SPAC to a later date if there are not sufficient votes to approve the SPAC Merger, and (D) any other matter reasonably necessary to the consummation of the transactions contemplated by the Reorganization Agreement and considered and voted upon by the stockholders of SPAC; and (ii) against (A) any proposal or offer from any Person (other than the the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving SPAC, (2) the issuance or acquisition of shares of capital stock or other equity securities of SPAC, or (3) the sale, lease, exchange or other disposition of any significant portion of SPAC’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC, Parent or the Merger Subs under the Reorganization Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of SPAC’s conditions under the Reorganization Agreement or change in any manner the voting rights of any class of shares of SPAC (including any amendments to the Governing Documents), except as contemplated by this Agreement.

b. From time to time, at the request of SPAC, each Voting Party shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Mergers.

4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit (i) a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of SPAC, (b) a Person holding more than 5% of the voting equity securities of SPAC immediately prior to such Transfer, (c) any investment fund or other entity controlled or managed by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Voting Party, (e) to a “permitted transferee” under the Insider Letter, dated August 25, 2020, by and among SPAC and certain security holders, officers and directors of SPAC or (f) if such Voting Party is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and SPAC, to be bound by all of the terms of this Agreement or (ii) a Voting Party from entering into any contract, option or other agreement with respect to, or consenting to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein that would occur concurrently with, or following the termination of, this Agreement. Furthermore, each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, acquire any Voting Shares if, after such acquisition, such Voting Party would Beneficially Own more than 9.9% of New Starship’s common stock after giving effect to the Mergers.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the SPAC Merger that Voting Party may have by virtue of ownership of the SPAC Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against SPAC relating to the negotiation, execution or delivery of this Agreement or the Reorganization Agreement or the consummation of the Mergers, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of SPAC in connection with this Agreement, the Reorganization Agreement or the Mergers.

7. Redemption and Registration Rights. Each Voting Party agrees not to exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the SPAC Effective Time and (ii) the date on which the Reorganization Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and the provisions of Sections 10-13 shall survive any termination of this Agreement.

9. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a stockholder of SPAC. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of SPAC or any of its Subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, partner or employee of Voting Party) in his, her or its capacity as a director or officer of SPAC, and no actions or omissions taken in any Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising his or her fiduciary duties as an officer or director to SPAC or its Subsidiaries.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC

FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Attention:	Amanda Abrams
Email:	aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue

New York, NY 10178

Attention:	Robert G. Robison
Robert W. Dickey
Email:	Robert.robison@morganlewis.com
Robert.dickey@morganlewis.com

if to the Company to:

Payoneer Inc.

150 West 30th St., Suite 600

New York NY 10001

Attention:	Scott Galit, CEO
Tsafi Goldman, CLRO
Email:	scottga@payoneer.com
tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Byron Rooney
Lee Hochbaum
Evan Rosen

Email:	byron.rooney@davispolk.com
lee.hochbaum@davispolk.com
evan.rosen@davispolk.com

if to the Voting Parties(s), to the address(es) set forth on Annex A hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

13. Miscellaneous.

a. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

b. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

c. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

d. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

e. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

f. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

SPAC:

FTAC OLYMPUS ACQUISITION CORP.

By:
Name:	Ryan M. Gilbert
Title:	President and Chief Executive Officer

SPONSORS:

FTAC OLYMPUS SPONSOR, LLC

By:
Name:	Ryan M. Gilbert
Title:	Member

FTAC OLYMPUS ADVISORS, LLC

By:
Name:	Ryan M. Gilbert
Title:	Member

[Signature Page to Support Agreement]

COMPANY:

PAYONEER INC.

By:
	Name:	Scott Galit
	Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Annex A

Voting Interests

Name	Address	Voting Interests
		Class A common stock	Class B common stock	Warrants (for Class A common stock)
FTAC Olympus Sponsor, LLC	3 Columbus Circle, 24th Floor New York, NY 10019	2,170,000	8,680,000	723,333
FTAC Olympus Advisors, LLC	3 Columbus Circle, 24th Floor New York, NY 10019		10,731,094

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [___], 2021, is made and entered into by and among each of Payoneer Global, Inc., formerly known as New Starship Parent Inc., a Delaware corporation (the “Company” or “New Starship”), FTAC Olympus Sponsor, LLC, a Delaware limited liability company and FTAC Olympus Advisors, LLC, a Delaware limited liability company (collectively, the “Sponsor”), the holders of shares of common stock, preferred stock and warrants of Old Payoneer (as defined below) set forth on the signature pages hereto (such holders, the “Payoneer Holders”) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (the “SPAC”) has issued the Sponsor an aggregate of 19,411,094 (the “Founder Shares”) of the SPAC’s Class B ordinary shares, $0.0001 par value per share (the “SPAC Class B Common Stock”);

WHEREAS, the Founder Shares are convertible into shares of the SPAC’s Class A ordinary shares, par value $0.0001 per share (the “SPAC Class A Common Stock”), on the terms and conditions provided in the SPAC’s amended and restated memorandum and articles of incorporation;

WHEREAS, the Sponsor purchased an aggregate of 2,170,000 units of the SPAC (each, a “Placement Unit” and collectively, the “Placement Units”), each Placement Unit consisting of one share of Common Stock (each, a “Placement Share” and collectively, the “Placement Shares”) and one third of one warrant to purchase one Class A ordinary share (each, a “Placement Warrant” and collectively, the “Placement Warrants”) in a private placement transaction (the “Private Placement”) occurring simultaneously with the closing of the Company’s initial public offering (the “IPO”);

WHEREAS, on August 25, 2020, the SPAC and the Sponsor entered into a Registration Rights Agreement (the “Original Agreement”), pursuant to which the SPAC granted the Sponsor certain registration rights with respect to certain securities of the Company;

WHEREAS, on the date hereof, upon the closing of the transactions (such transactions, the “Transactions”) contemplated by that certain Agreement and Plan of Reorganization, dated as of February [__], 2021 (the “Business Combination Agreement”), by and among the Company, the SPAC, First Merger Sub, Second Merger Sub and Payoneer Inc., a Delaware corporation (prior to the Transactions, such corporation, “Old Payoneer”), (i) each share of SPAC Class A Common Stock and each share of SPAC Class B Common Stock issued and outstanding immediately prior to the closing of the Transactions shall be converted into a validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share of the Company (“Common Stock”), (ii) each share of convertible preferred stock of Old Payoneer shall be converted into a share of common stock of Old Payoneer (together with each existing share of common stock of Old Payoneer, the “Payoneer Shares”) which, in turn, shall be converted into a number of shares of Common Stock equal to the Per Share Stock Consideration (as defined in the Business Combination Agreement) and (iii) each warrant exercisable or redeemable for shares of common stock of Old Payoneer shall be converted into a warrant exercisable or redeemable for Common Stock (“Warrant Shares”);

WHEREAS, on the date hereof, the Sponsor has purchased an aggregate of [__________] shares of Common Stock in a transaction exempt from registration under the Securities Act (such transaction, the “PIPE” and such shares, the “PIPE Shares”);

WHEREAS, pursuant to that certain [Sponsor Share Cancellation and Vesting Agreement] dated the date hereof (the “Sponsor Share Agreement”), the Sponsor has agreed to forfeit an aggregate of 1,941,109 Founder Shares and all of the Placement Warrants held thereby (the “Forfeiture”);

WHEREAS, in connection with the purchase of the PIPE Shares and the consummation of the Transactions, the Company and the Holders desire to enter into this agreement, which shall replace the Original Agreement and the Amended and Restated Investor Rights Agreement, dated as of July 22, 2020, by and among Old Payoneer and the other parties thereto, in order to provide the Holders with registration rights on the terms set forth herein;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or principal financial officer of the Company (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning set forth in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Exercise Notice” shall have the meaning given in subsection 2.1.2.

“Demanding Holders” shall have the meaning given in subsection 2.1.1(b).

“Demand Registration” shall have the meaning given in subsection 2.1.2.

“Demand Registration Period” shall have the meaning given in subsection 2.1.2.

“Demand Registration Request” shall have the meaning given in subsection 2.1.2.

“Effectiveness Date” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Date” shall have the meaning given in subsection 2.1.1(a).

“Forfeiture” shall have the meaning set forth in the Recitals.

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Founder Lock-up Period” shall mean, with respect to the number of Founder Shares held by the Sponsor following the Forfeiture on the date hereof, the period ending (x)(a) with respect to one-third of such shares, on the date hereof, (b) with respect to one-third of such shares, when the closing price of the Common Stock equals or exceeds $15.00 for any 20 trading days within a 30-trading day period following the date hereof and (c) with respect to one-third of such shares, when the closing price of the Common Stock equals or exceeds $17.00 for any 20 trading days within a 30-trading day period following the date hereof, or (y) in any case, if, after the date hereof, the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or in the event of a consolidation merger, share exchange or similar transaction in which the Company is the surviving entity that results in a change in the majority of its board of directors or management team and shareholders of New Starship immediately prior to such consolidation merger, share exchange or similar transaction cease to hold at least a majority of the outstanding shares of New Starship immediately following such consolidation merger, share exchange or similar transaction.

“Founder Shares” shall have the meaning given in the Recitals hereto, and shall include any shares of Common Stock into which such Founder Shares convert on the terms and conditions provided in the Business Combination Agreement.

“Holders” shall have the meaning given in the Preamble.

“Initiating Holders” shall have the meaning given in subsection 2.1.2.

“IPO” shall have meaning set forth in the Recitals hereto.

“Letter Agreement” shall mean the letter agreement, dated as of August 25, 2020, by and among the SPAC certain of the SPAC’s officers and directors and the Sponsor.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3.

“Minimum Demand Threshold” shall mean $15,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus, in the case of the preliminary Prospectus or Prospectus, in light of the circumstances under which they were made, not misleading.

“New Starship” shall have the meaning set forth in the Recitals hereto.

“Old Payoneer” shall have the meaning set forth in the Recitals hereto.

“Original Agreement” shall have the meaning set forth in the Recitals hereto.

“Payoneer Holders” shall have the meaning set forth in the Preamble.

“Payoneer Lock-Up Period” shall mean the period terminating 180 days after the date hereof, in each case subject to the terms of the lock up agreements entered into by each Payoneer Holder in connection with the Transactions.

“Payoneer Shares” shall have the meaning set forth in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-up Period or Payoneer Lock-Up Period or Private Placement Unit Lock-up Period, as the case may be, hereunder, under the Letter Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggy-back Registration” shall have the meaning given in Section 2.2.1.

“PIPE” shall have the meaning set forth in the Recitals hereto.

“PIPE Shares” shall have the meaning set forth in the Recitals hereto.

“Placement Share” or “Placement Shares” shall have the meaning given in the Recitals hereto.

“Placement Unit Lock-up Period” shall mean, with respect to the Placement Units and Placement Shares, , a period terminating 30 days after the date hereof, subject to certain exceptions set forth in the Letter Agreement.

“Placement Unit” or “Placement Units” shall have the meaning given in the Recitals hereto.

“Placement Warrant” or “Placement Warrants” shall have the meaning given in the Recitals hereto.

“Private Placement” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in Section 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“Prospectus Date” shall mean the date of the final Prospectus filed with the Commission and relating to the IPO.

“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of any Founder Shares or Payoneer Shares, (b) the PIPE Shares, (c) the Warrant Shares and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) if a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act, at the earlier of (A) one year following the date the Registration Statement is declared effective or (B) the date that such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities may otherwise be transferred, new certificates or book entries credits for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company

(E) reasonable fees and disbursements not to exceed $150,000 of one counsel for the Sponsor and its affiliates, which shall be selected by Cohen & Company, LLC, pursuant to a Shelf Underwriting or Demand Registration;

(F) reasonable fees and disbursements not to exceed $25,000 of one counsel for the Payoneer Holders, which shall be selected by the Payoneer Holders, pursuant to a Shelf Underwriting or Demand Registration; and

(G) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registrable Securities” shall have the meaning given in subsection 2.1.1(b).

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1(a).

“Shelf Underwriting” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Notice” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Request” shall have the meaning given in subsection 2.1.1(b).

“SPAC” shall have the meaning set forth in the Recitals.

“SPAC Class A Common Stock” shall have the meaning set forth in the Recitals.

“SPAC Class B Common Stock” shall have the meaning set forth in the Recitals.

“Sponsor“ shall have the meaning given in the Preamble.

“Sponsor Share Agreement” shall have the meaning given in the Recitals.

“Transactions” shall have the meaning set forth in the Recitals.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Block Trade” shall have the meaning given in Section 2.1.1(b).

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1  Shelf Registration Statement. (a) As soon as practicable but no later than [thirty (30)]1 Business Days after the date hereof (the “Filing Date”), the Company shall prepare and file with (or confidentially submit to) the Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 60th Business Day (or 80th Business Day if the Commission notifies the Company that it will “review” the Registration Statement) following the date hereof and (y) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If at any time the Company shall have qualified for the use of a Registration Statement on Form S-3 or any other form that permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Shelf Registration Statement on Form S-1, then the Company shall use its commercially reasonably efforts to convert such outstanding Shelf Registration Statement on Form S-1 into a Shelf Registration Statement on Form S-3.

(b) Subject to Section 2.3 and Section 2.4, (i) the Sponsor or (ii) the Holders of a majority-in-interest of the then outstanding number of Registrable Securities (other than those described in clause (c) to the definition of “Registrable Securities”) held by the Payoneer Holders (the “Demanding Holders”), may make a written demand from time to time to elect to sell all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. The Demanding Holders shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such Underwritten Offering specifying the number of Registrable Securities that the Demanding Holders desire to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). As promptly as practicable, but no later than five (5) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Section 2.1.3, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within ten (10) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within twenty (20) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.3, use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Demanding Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Demanding Holders may request, and the Company shall be required to facilitate, an aggregate of three (3) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities in any twelve (12) month period; provided, however, that a Shelf Underwriting shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Shelf Underwriting have been sold; and provided, further, that the number of Shelf Underwritings the Demanding Holders shall be entitled to request shall be reduced by each Demand Registration effected for such Demanding Holder pursuant to Section 2.1.2. Notwithstanding the foregoing, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Demanding Holder only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Holders of record of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade; provided, however, that the Demanding Holder requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.

1 To match final subscription agreement

2.1.2 Other Demand Registration. At any time that a Shelf Registration Statement provided for in Section 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a “Demand Registration Period”), subject to this Section 2.1.2 and Section 2.3 and Section 2.4, at any time and from time to time during such Demand Registration Period, the Demanding Holders shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Company, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by any Demanding Holder pursuant to this Section 2.1.2 is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Demanding Holders making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.3, the Demanding Holders shall be entitled to request (and the Company shall be required to effect) an aggregate of three (3) Demand Registrations pursuant to this subsection 2.12 with respect to any or all Registrable Securities in any twelve (12) month period,; provided, however, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Demand Registration have been sold; and provided, further, that the number of Demand Registrations the Demanding Holders shall be entitled to request shall be reduced by each Shelf Underwriting effected for such Demanding Holder pursuant to Section 2.1.1(b). The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable but no later than five (5) Business Days after receipt of the Demand Registration Request. The Company, subject to Sections 2.3 and 2.4, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.1.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within ten (10) days following the receipt of any such Demand Exercise Notice. The Company shall, as expeditiously as possible, but subject to Section 2.3, use its reasonable best efforts to (x) file or confidentially submit with the Commission (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Shelf Underwriting or Demand Registration, in good faith, advises the Company, the Demanding Holders and any other Holders participating in the Underwritten Registration (if any) (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that such Holders desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have collectively requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.4  Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Shelf Underwriting or Demand Registration, pursuant to a Registration under subsection 2.1.1 or 2.1.2 shall have the right in their sole discretion to withdraw from a Registration pursuant to such Demand Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (i) in the case of a Shelf Underwriting, the filing of a preliminary prospectus supplement setting forth the terms of the Underwritten Offering with the Commission and (ii) in the case of a Demand Registration, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Shelf Underwriting or Demand Registration prior to its withdrawal under this subsection 2.1.4.

2.2  Piggy-back Registration.

2.2.1 Piggy-back Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer, as part of a merger, consolidation or similar transaction or for an offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) Business Days after receipt of such written notice (such Registration a “Piggy-back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

2.2.2 Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3  Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Company (in its sole discretion or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Shelf Underwriting or Demand Registration effected under Section 2.1 hereof; provided, however, that the rights to demand a Piggy-back Registration under this Section 2.2 shall terminate on the second anniversary of the date hereof.

2.3  Restrictions on Registration Rights. The Company shall not be obligated to effect any Shelf Underwriting or Demand Registration within 90 days after the effective date of a previous Shelf Underwriting or Demand Registration or a previous Piggy-back Registration in which holders of Registrable Securities were permitted to register, and actually sold, 75% of the Registrable Securities requested to be included therein. The Company may postpone for up to 120 days the filing or effectiveness of (A) a Shelf Underwriting or a Registration Statement for a Demand Registration if the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, or (B) a Shelf Underwriting or a Registration Statement for a Demand Registration if the Registration Statement is required under applicable law, rule or regulation to contain (i) financial statements that are unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment that such Shelf Underwriting or Demand Registration would (x) materially interfere with a significant acquisition, corporate organization or other similar transaction involving the Company, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the Holders of a majority-in-interest of the Registrable Securities initiating a Shelf Underwriting or Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Shelf Underwriting or Demand Registration shall not count as one of the permitted Shelf Underwritings or Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such Registration. The Company may delay a Shelf Underwriting or Demand Registration hereunder only twice in any period of twelve consecutive months.

2.4 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Shelf Underwriting, Demand Registration or Piggy-back Registration of (i) any shares of Common Stock subject to the Founder Lock-Up Period prior to the Founder Lock-Up Period, (ii) any Registrable Securities subject to the Placement Unit Lock-Up Period during the Placement Unit Lock-Up Period, or (iii) any shares of Common Stock subject to the Payoneer Lock-Up Period prior to the Payoneer Lock-Up Period .. Nothing in this Section 2.4 shall limit the Company’s obligation to register all of the Registrable Securities on the Shelf Registration Statement pursuant to Section 2.1.1(a).

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1  prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any underwriter overallotment option has terminated by its terms or (ii) the underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;

3.1.3 furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, or such Holders’ legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5  use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8  at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus. The Company shall not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder and providing each such Holder a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.9  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10  in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;

3.1.11  in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Company for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14  if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.15  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and fees and expenses of legal counsel representing the Holders in excess or in addition to the legal fees and expenses included as Registration Expenses. Any reimbursement or payment by the Company shall in no event (a) be duplicative of or (b) limit any provision, in each case which provides for reimbursement of fees and expenses of counsel in any other contract or agreement between the Holders and the Company.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4  Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Company, each Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure, or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), or (iii) pro forma financial statements that are required to be included in a registration statement, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for no more than 180 days. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1  Indemnification.

4.1.1  The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3  Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1  Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company at:

[New Starship]

[TO COME]

with a copy to:

[TO COME]

 and to the Holders, at such Holder’s address referenced in Schedule A.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. Prior to the expiration of the Founder Lock-up Period, Placement Unit Lock-up Period or Payoneer Lock-up Period, as the case may be, no Holder may assign or delegate his, her or its rights, duties or obligations under this Agreement in whole or in part. Notwithstanding the above, as it applies to the Registrable Securities, the Holder may transfer such securities during the respective lock-up period to any Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and, if applicable, the Letter Agreement and the Placement Unit Subscription Agreements.

5.2.2 Except as set forth in subsection 5.2.1 hereof, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders, the permitted assigns and its successors and the permitted assigns of the Holders.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3  Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4  Governing Law; Venue. THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the then outstanding Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities or another purchaser in the PIPE, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.7 Termination. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date hereof or (ii) the date as of which (A) all of the Registrable Securities have either been sold pursuant to a Registration Statement or cease to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[NEW STARSHIP] a Delaware corporation

By:
Name:
Title:

HOLDERS:

FTAC OLYMPUS SPONSOR, LLC a Delaware limited liability company

By:
Name:	Ryan M. Gilbert
Title:	Manager

FTAC OLYMPUS ADVISORS, LLC
a Delaware limited liability company

By:
Name:	Ryan M. Gilbert
Title:	Manager

[PAYONEER HOLDERS]

By:
Name:
Title:

[Registration Rights Agreement]

Schedule A

Holder	Address
FTAC Olympus Sponsor, LLC	2929 Arch Street, Suite 1703, Philadelphia, PA 19104

FTAC Olympus Advisors, LLC	2929 Arch Street, Suite 1703, Philadelphia, PA 19104

[PAYONEER HOLDERS]

EXHIBIT d

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made as of [●], 2021 by and among FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Payoneer Inc., a Delaware corporation (the “Company”), New Starship Parent Inc., a Delaware corporation (“New Starship”) and the undersigned ( “Holder”).

WHEREAS, prior to the execution of this Agreement, SPAC, New Starship, Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub”) and the Company have entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Reorganization Agreement”), pursuant to which, at the Closing (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC surviving as a direct, wholly owned subsidiary of New Starship and (ii) immediately following the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger”), with the Company surviving as a direct, wholly owned subsidiary of New Starship;

WHEREAS, as of the date hereof, Holder is a holder of Company Shares, Company Options, Company RSUs and/or Company Warrants in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Reorganization Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the New Starship Common Stock (including any Earn-Out Shares), Converted Options, Converted RSUs and/or New Starship Replacement Warrants to be received by Holder as consideration in the Starship Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.     Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Reorganization Agreement.

Section 2.     Lock-Up Provisions.

(a)          Holder hereby agrees not to, without the prior written consent of New Starship, during the period from the date of the Closing and ending on the earlier of (x) the date that is 180 days following the date of the Closing and (y) the date after the Closing on which New Starship consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction that results in all of New Starship’s stockholders having the right to exchange their equity holdings in New Starship for cash, securities or other property (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”); provided, that any pledge, hypothecation or other grant of a security interest in Restricted Securities to one or more lending institutions as collateral or security for or in connection with any margin loan, or other loans, advances or extensions of credit entered into by Holder or any of its affiliates or any refinancings thereof and any transfers of such Restricted Securities upon foreclosure, shall not be deemed a Prohibited Transfer, so long as such lending institutions agree in writing to be bound by the restrictions set forth in this Agreement as Permitted Transferees. The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement, (IV) to New Starship (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any Converted Options (provided that any shares of New Starship Common Stock received by Holder upon any such exercise will be subject to the terms of this Agreement) or (2) for purposes of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any Converted Options or settlement of any Converted RSUs, in each case on a “cashless”, “net exercise” or “net settlement” basis (provided that any shares of New Starship Common Stock received by Holder upon any such exercise or settlement will be subject to the terms of this Agreement) or (V) in connection with New Starship’s consummation of a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction that results in all of New Starship’s stockholders having the right to exchange their equity holdings in New Starship for cash, securities or other property; provided, however, that in any of cases (I), (II), (III) or (IV) it shall be a condition to such transfer that the transferee executes and delivers to New Starship and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (B) any entities controlled by, controlling or under common control with such Holders, (C) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (D) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (E) if Holder is an entity, any direct or indirect partners, members or equity holders of Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates. Holder further agrees to execute such agreements as may be reasonably requested by New Starship, SPAC or the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

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(b)          If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and New Starship shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 2, New Starship may impose stop-transfer instructions with respect to the Restricted Securities of Holder until the end of the Lock-Up Period, except in compliance with the foregoing restrictions. If New Starship waives or terminates any of the restrictions in this Agreement in connection with a transfer of Restricted Securities, with respect to any of the securities of any record or beneficial owner of Restricted Securities representing 1.0% or more of the fully-diluted capitalization of New Starship immediately prior to the Closing, the provisions of this Agreement shall be waived or terminated, as applicable, to the same extent and on the same terms with respect to the same pro rata percentage of Restricted Securities of Holder as the percentage of Restricted Securities being waived or terminated represent with respect to the Restricted Securities held by such other holder, but only if, at such time, Holder holds of record or beneficially 5.0% or more of the fully diluted capitalization of New Starship at such time.

(c)          During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, New Starship will make best efforts to remove such legend from the certificates evidencing the Restricted Securities.

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(d)          For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of New Starship during the Lock-Up Period, including the right to vote any Restricted Securities.

(e)          Holder hereby acknowledges and agrees that, upon the Effective Times, each of Holder’s Unvested Company Options, Remaining Vested Company Options, unvested Company RSUs and/or Company Warrants, in each case, outstanding immediately prior to the Effective Times, shall automatically and without any required action on the part of Holder or any other beneficiary thereof be converted into Converted Options, Converted RSUs and/or New Starship Warrants in accordance with Sections 3.2 and 3.3 of the Reorganization Agreement, as applicable, and without any right or claim to any further equity or other compensation with respect to such Company Options, Company RSUs and/or Company Warrants.

Section 3.     Termination. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Reorganization Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

Section 4.     Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 5.     Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 6.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

4

if to New Starship or SPAC, to:

c/o SPAC
FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention:     Amanda Abrams

(215) 701-9555

Email:             aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178

Attention:     Robert G. Robison

Robert W. Dickey

Email:             Robert.robison@morganlewis.com

Robert.dickey@morganlewis.com

if to New Starship or the Company to:

Payoneer Inc.
150 West 30th St., Suite 600

New York, NY 10001

Attention:     Scott Galit, CEO

Tsafi Goldman, CLRO

Email:             scottga@payoneer.com

tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:     Byron Rooney

Lee Hochbaum

Evan Rosen

Email:             byron.rooney@davispolk.com

lee.hochbaum@davispolk.com

evan.rosen@davispolk.com

5

if to Holder, to the address set forth underneath Holder’s name on the signature page hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 7.     Miscellaneous.

(a)          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

(b)          Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

(c)          Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

(d)          Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e)          Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)           Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SPAC FTAC OLYMPUS ACQUISITION CORP.

By:
Name:
Title:

COMPANY PAYONEER INC.

By:
Name:
Title:

NEW STARSHIP [NEW STARSHIP]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Name of Holder:

By:
Printed Name:
Title:

Number and Type of Company Securities:
Company Common Shares:
Company Preferred Shares:
Company RSUs:
Remaining Vested Company Options and Unvested Company Options

Addresses for Notices:
Holder	Address: Attention: Email:
With a copy to:	Address: Attention: Email:

[Signature Page to Lock-Up Agreement]

EXHIBIT E

CERTIFICATE OF MERGER
OF
STARSHIP MERGER SUB II INC.
(a Delaware corporation)
with and into
PAYONEER INC.
(a Delaware corporation)

Under Section 251 of the General Corporation Law of the State of Delaware

[_________ __, 2021]

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Payoneer Inc., a Delaware corporation (the “Corporation”), in connection with the merger of Starship Merger Sub II Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each constituent corporation to the Merger (each, a “Constituent Corporation” and, together, the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Payoneer Inc.	Delaware
Starship Merger Sub II Inc.	Delaware

SECOND: An agreement and plan of merger, dated as of [•], 2021 (as amended, restated, modified or supplemented from time to time, the “Agreement”), has been approved, adopted, certified, executed and acknowledged by each Constituent Corporation in accordance with the DGCL.

THIRD: Upon the effectiveness of the Merger, the Corporation shall be the surviving corporation of the Merger (the “Surviving Corporation”), and the name of the Surviving Corporation shall be [•].

FOURTH: The certificate of incorporation of the Corporation, as in effect immediately prior to the effectiveness of the Merger, shall be amended and restated, upon the effectiveness of the Merger, to read in its entirety as set forth on Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

SIXTH: An executed copy of the Agreement is on file at the office of the Surviving Corporation at [•]. An executed copy of the Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either Constituent Corporation.

*      *      *      *      *

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

[•]

By:
Name:
Title:

Signature Page to Certificate of Merger

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[•]

See attached

EXHIBIT F

CERTIFICATE OF MERGER
OF
STARSHIP MERGER SUB I INC.
(a Delaware corporation)
with and into
FTAC OLYMPUS ACQUISITION CORP.
(a Delaware corporation)

Under Section 251 of the General Corporation Law of the State of Delaware

[_________ __, 2021]

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), FTAC Olympus Acquisition Corp., a Delaware corporation (the “Corporation”), in connection with the merger of Starship Merger Sub I Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each constituent corporation to the Merger (each, a “Constituent Corporation” and, together, the “Constituent Corporations”) are as follows:

Name	State of Incorporation
FTAC Olympus Acquisition Corp.	Delaware

Starship Merger Sub I Inc.	Delaware

SECOND: An agreement and plan of merger, dated as of [•], 2021 (as amended, restated, modified or supplemented from time to time, the “Agreement”), has been approved, adopted, certified, executed and acknowledged by each Constituent Corporation in accordance with the DGCL.

THIRD: Upon the effectiveness of the Merger, the Corporation shall be the surviving corporation of the Merger (the “Surviving Corporation”), and the name of the Surviving Corporation shall be [•].

FOURTH: The certificate of incorporation of Merger Sub, as in effect immediately prior to the effectiveness of the Merger, shall be, upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

SIXTH: An executed copy of the Agreement is on file at the office of the Surviving Corporation at [•]. An executed copy of the Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either Constituent Corporation.

*        *        *        *        *

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

[•]

By:
Name:
Title:

Signature Page to Certificate of Merger

EXHIBIT G

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[NEW STARSHIP]

Pursuant to the provisions of § 242 and § 245 of the
General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is [NEW STARSHIP] (the “Corporation”). The date of filing of the original certificate of incorporation of the Corporation (the “Certificate”) with the Secretary of State of the State of Delaware was [•], 2021.

SECOND: The Certificate is hereby amended and restated in its entirety as set forth in this Amended and Restated Certificate of Incorporation hereinafter provided for (the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of § 242 and § 245 of Delaware Law (as defined below), and, with respect to the stockholders, § 228 of Delaware Law.

FOURTH: This Certificate shall become effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

FIFTH: The Certificate Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE 1.
NAME

The name of the corporation is [New Starship].

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4.
CAPITAL STOCK

(A)          Authorized Shares

(1)            Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is [•], consisting of [•] shares of Common Stock, par value $[•] per share (the “Common Stock”), and [•] shares of Preferred Stock, par value $[•] per share (the “Preferred Stock” and together with any Preferred Stock, the “Company Stock”).

(2)            Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of Preferred Stock and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by Delaware Law. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof the outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of Delaware Law (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(B)          Voting Rights

Subject to Section (C) of this Article 4, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

(C)          Regulatory Restrictions on Transfer; Redemption in Certain Circumstances.

(1)           Definitions. For purposes of this Section (C) of Article 4, the following terms shall have the respective meanings specified herein:

(i)            “Beneficial Ownership” shall mean ownership of the shares of Company Stock by a Person, whether the interest in the shares of Company Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings. The term “Beneficial Owner” is intended to be interpreted in the context of Section 856(h) of the Code so that the Beneficial Owner of Company Stock held by an entity shall be Individuals who are treated as owners of Company Stock for purposes of Section 856(h) of the Code rather than the entity itself, if applicable.

(ii)           “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

(iii)          “Contract” shall mean any note, bond, mortgage, indenture, lease, order, contract, commitment, agreement, arrangement or instrument, written or otherwise.

(iv)          “Disqualified Person” shall mean any stockholder, other Owner or Proposed Transferee as to which clause (i) or (ii) of Section (C)(3) of Article 4 is applicable.

(v)           “Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, option, warrant, right of first refusal, license, easement, adverse claim of Ownership or use, or other encumbrance of any kind.

(vi)          “Excepted Holder” shall mean Person for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section (C)(5) of this Article 4. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Certificate of Incorporation or by the Board of Directors pursuant to Section (C)(5) of this Article 4, the percentage limit established for an Excepted Holder by this Certificate of Incorporation or by the Board of Directors pursuant to Section (C)(5) of this Article 4.

(vii)          “Governmental Body” shall mean any government or governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any State, local or foreign government or any political subdivision, agency, commission, office, authority, or bureaucracy of any of the foregoing, including any court or arbitrator (public or private), whether now or hereinafter in existence.

(viii)         “Law” shall mean any law (including common law), statute, code, ordinance, rule, regulation, standard, requirement, guideline, policy or criterion, including any interpretation thereof, of or applicable to any Governmental Body, whether now or hereinafter in existence.

(ix)           “Legal Requirement” shall mean any Order, Law or Permit, or any binding Contract with any Governmental Body.

(x)            “Order” shall mean any judgment, ruling, order, writ, injunction, decree, decision, determination or award of any Governmental Body.

(xi)           “Ownership” shall mean, with respect to any shares of Company Stock, direct or indirect record ownership or Beneficial Ownership. The term “Owner” shall mean any Person that has or exercises Ownership with respect to any shares of Company Stock.

(xii)          “Permit” shall mean any permit, authorization, consent, approval, registration, franchise, Order, waiver, variance or license issued or granted by any Governmental Body.

(xiii)         “Person” shall mean any individual, estate, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or other entity.

(xiv)         “Proceeding” shall mean any Order, action, claim, citation, complaint, inspection, litigation, notice, arbitration or other proceeding of or before any Governmental Body.

(xv)          “Proposed Transferee” shall mean any person presenting any shares of Company Stock for Transfer into such Person’s name or that otherwise is or purports to be a Transferee with respect to any shares of Company Stock.

(xvi)         “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of Company Stock pursuant to this Section (C) of Article 4.

(xvii)         “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation.

(xviii)        “Transfer” shall mean, with respect to any shares of Company Stock, any direct or indirect issuance, sale, gift, assignment, devise or other transfer or disposition of Ownership of such shares, whether voluntary or involuntary, and whether by merger or other operation of law, as well as any other event or transaction (including, without limitation, the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement) that results or would result in the Ownership of such shares by a Person that did not possess such rights  prior to such event or transaction. Without limitation as to the foregoing, the term “Transfer” shall include any of the following that results or would result in a change in Ownership: (A) a change in the capital structure of the Corporation, (B) a change in the relationship between two or more Persons, (C) the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement, (D) any exercise or disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable, (E) any disposition of any securities or rights convertible into or exercisable or exchangeable for such shares or any exercise of any such conversion, exercise or exchange right, and (F) Transfers of interests in other entities. Notwithstanding the foregoing, the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Certificate of Incorporation shall not be considered a Transfer. The term “Transferee” shall mean any Person that becomes an Owner of any shares of Company Stock as a result of a Transfer.

(xix)          “Violation” shall mean (A) any Person Beneficially Owning more than 9.9% (or, in the case of an Excepted Holder, Beneficially Owning more than such Excepted Holder’s Excepted Holder Limit) of the aggregate outstanding shares of Company Stock on a fully diluted basis, (B) any violation of, or any inconsistency with, any Legal Requirement applicable to the Corporation or any Subsidiary, (C) the loss of, or failure to secure or secure the reinstatement of, any Permit held or required by the Corporation or any Subsidiary, (D) the creation, attachment or perfection of any Encumbrance with respect to any property or assets of the Corporation or any Subsidiary, (E) the initiation of a Proceeding against the Corporation or any Subsidiary by any Governmental Body, (F) the effectiveness of any Legal Requirement that, in the judgment of the Board of Directors, is adverse to the Corporation or any Subsidiary or any portion of the business of the Corporation or any Subsidiary; or (G) any circumstance or event giving rise to the right of any Governmental Body to require the sale, transfer, assignment or other disposition of any property, assets or rights owned or held directly or indirectly by the Corporation or any Subsidiary.

(2)            Requests for Information.      If the Corporation has reason to believe that the Ownership, or proposed Ownership, of shares of Company Stock by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any shares of Company Stock by any other Person, result in any Violation, such stockholder, other Owner or Proposed Transferee, upon request of the Corporation, shall promptly furnish to the Corporation such information (including, without limitation, information with respect to citizenship, other Ownership interests and affiliations) as the Corporation may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of Company Stock by such stockholder, other Owner or Proposed Transferee could result in any Violation.

(3)            Rights of the Corporation.      If (i) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Section (C)(2) of this Article 4 within the period of time (including any applicable extension thereof) determined by the Board of Directors, or (ii) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information pursuant to Section (C)(2) of this Article 4, the Board of Directors shall conclude that effecting, permitting or honoring any Transfer or the Ownership of any shares of Company Stock, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Corporation to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Corporation may (A) refuse to permit any Transfer of shares of Company Stock that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person, (B) refuse to honor any such Transfer effected or purported to have been effected, and in such case any such Transfer shall be deemed to have been void ab initio, (C) suspend those rights of stock ownership the exercise of which could result in any Violation, (D) redeem such shares in accordance with Section (C)(4) of this Article 4, and/or (E) take all such other action as the Corporation may deem necessary or advisable in furtherance of the provisions of this Section (C) of Article 4, including, without limitation, exercising any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any Disqualified Person. Any such refusal of Transfer or suspension of rights pursuant to subclauses (A), (B) and (C) of this Section (C)(3) of Article 4 respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Board of Directors has determined that such Transfer, or the exercise of any such suspended rights, as the case may be, would not constitute a Violation.

(4)           Redemption by the Corporation.      Notwithstanding any other provision of this Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors adopted pursuant to this Article 4 creating any series of Preferred Stock, Company Stock shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken with respect to any shares of Company Stock of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee provided, however, that no redemption shall result in there being no shares of Company Stock entitled to full voting powers. The terms and conditions of such redemption shall be as follows:

(i)            the redemption price of the shares to be redeemed pursuant to this Section (C)(4) of this Article 4 shall be equal to $0.01 per share, which may be in the form of cash, or any debt or equity securities of the Corporation or any Subsidiary of the Corporation or any other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors;

(ii)           if less than all such shares are to be redeemed from a Disqualified Person, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iii)          from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the record holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(iv)         such other terms and conditions as the Board of Directors shall determine.

(5)            Excepted Holders.      The Board of Directors, in its sole discretion, may exempt (proactively or retroactively) a Person from the restrictions contained in Section (C) of this Article 4, as the case may be. The Board of Directors may establish or increase an Excepted Holder Limit for such Person as the Board of Directors determines to be appropriate, taking into account any representations, covenants and undertakings as such Person may provide to the Corporation.

(6)            Specific Enforcement.      The Corporation is authorized specifically to seek equitable relief, including injunctive and necessary relief, to enforce the provisions of Section (C) of this Article 4. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing as authorized by the Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section (C) of this Article 4, the Board of Directors shall have the power to determine the application of the provisions of Section (C) of this Article 4, to any situation based on the facts known to it. In the event Section (C) of this Article 4 requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section (C) of this Article 4.

(7)            Legends.      The Corporation shall, to the extent required by law, note on the certificates of the Company Stock that the shares represented by such certificates are subject to the restrictions set forth in this Section (C) of Article 4. If such shares are uncertificated, then the Corporation shall provide any notice required by Delaware Law.

ARTICLE 5.
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding Company Stock generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.
BOARD OF DIRECTORS

(A)         Power of the Board of Directors. Except as otherwise provided in this Certificate of Incorporation or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B)         Number of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article 4 (including any certificate of designation with respect to any series of Preferred Stock) and this Article 6 relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the whole Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be [•] and, thereafter, shall be determined from time to time exclusively by resolution adopted by the Board of Directors.

(C)         Election of Directors.

(1)            The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2022 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2023 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2024 annual meeting. Notwithstanding the foregoing, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. At each annual meeting of stockholders commencing with the 2022 annual meeting, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2)            The directors shall initially be classified as follows:

Name
Class I	[•]
Class II	[•]
Class III	[•]

(3)            There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)         Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, or by the sole remaining director. Each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected, or until his or her earlier death, resignation, retirement, disqualification or removal.

(E)         Removal. No director (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of Company Stock generally entitled to vote in the election of directors, voting together as a single class.

(F)         Preferred Stock Directors. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS

(A)         Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)         Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors, subject to the rights of the holders of any series of Preferred Stock then outstanding.

(C)         No Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
LIMITATION OF LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

ARTICLE 9.
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 4(C) 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 4(C), 5, 6, 7 or this Article 9, unless, in addition to any vote required by Delaware Law, such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 10.
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of Company Stock shall be deemed to have notice of and consented to the provisions of this Article 10.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this _____ day of __________, 2021.

[•]

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

EXHIBIT H

AMENDED AND RESTATED

BYLAWS

OF

[NEW STARSHIP]

(the “Corporation”)

* * * * *

Article 1
Offices

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03. Special Meetings. Subject to the rights of the holders of any outstanding class or series of preferred stock of the Corporation, special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a)  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)            A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a)  Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b)            Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three years from its date, unless said proxy provides for a longer period.

Section 2.07. Action by Consent. Subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10. Nomination of Directors and Proposal of Other Business.

(a)            Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii)            For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(iii)          A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1)            the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2)            for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3)            a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4)            a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5)            a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6)            a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7)            any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8)            such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b)            Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c)            General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii)            No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10

(iii)           The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv)           Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v)            Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

Article 3
Directors

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. The Board of Directors shall consist of not less than [●] nor more than [●] directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board. As set forth in Article 6 of the Certificate of Incorporation, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called by the Chairman of the Board of Directors, President or the Secretary, on the written request of [●] directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Certificate of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

Article 4
Officers

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

Article 5
CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the Chief Executive Officer, President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Article 6
Indemnification

Section 6.01. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

Section 6.02. Right to Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while an officer or director of the Corporation is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 6 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 6 shall be a contract right, provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b)            The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 6.03. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 6.04. Nonexclusivity of Rights. The rights and authority conferred in this Article 6 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 6.05. Preservation of Rights. Neither the amendment nor repeal of this Article 6, nor the adoption of any provision of the Certificate of Incorporation or these Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 7
General Provisions

Section 7.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b)            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.02. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.06. Amendments. These Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation, generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors.

Section 7.07. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.07.

EXHIBIT I

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[STARSHIP SURVIVING SUB],

a Delaware corporation

This Amended and Restated Certificate of Incorporation of [Starship Surviving Sub], a Delaware corporation (the “Corporation”) that filed its original Certificate of Incorporation with the Secretary of the State of Delaware on April 28, 2005 (i) amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 22, 2020, as amended, and the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of the State of Delaware on March 19, 2020, as amended, and (ii) was duly adopted in accordance with Sections 242 and 245, and written consent of stockholders was obtained pursuant to Section 228, of the General Corporation Law of the State of Delaware.

Article I

The name of this corporation is [Starship Surviving Sub].

Article II

The address of its registered office in the State of Delaware is located at 251 Little Falls Drive, Wilmington DE 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is [•], [•] shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and [•] shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which [•] shares are hereby designated Series 1 Senior Preferred Stock (“Series 1 Senior Preferred”).

The designations, preferences and rights of the Series 1 Senior Preferred are set forth in Article XI hereto.

Article V

The Corporation is to have perpetual existence.

Article VI

To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX, by amendment of this Article IX or by operation of law, shall not adversely affect any right or protection of or increase the liability of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article VII

Except as otherwise provided for in Article VI and Article X, the Corporation reserves the right at any time, and from time to time, to amend, alter, change, modify, repeal or rescind any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

Article VIII

Except as otherwise provided in this Amended and Restated Certificate of Incorporation or in the by-laws of the Corporation, in furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized to make, adopt, amend, alter, change, modify, repeal or rescind any or all of the by-laws of the Corporation.

Article IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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Article X

To the fullest extent permitted by applicable law, the Corporation shall provide to directors and officers of the Corporation in their capacities as such, and is authorized to provide to employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) indemnification (and advancement of expenses). In furtherance and not in limitation of the foregoing, indemnification (and advancement of expenses) of the foregoing persons may be provided through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, and such provisions, agreements, votes or other arrangement may provide for indemnification (or advancement of expenses) in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this Article X, by amendment of this Article X or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

Article XI

Series 1 Senior Preferred

A.            Rank. The Series 1 Senior Preferred shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock (as defined in Article IV of this Amended and Restated Certificate of Incorporation) of the Corporation and each other class of capital stock of the Corporation or series of Preferred Stock (as defined in Article IV of this Amended and Restated Certificate of Incorporation) of the Corporation existing or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series 1 Senior Preferred as to dividend distributions and distributions (of assets or otherwise) upon liquidation, a deemed liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”); (ii) on a parity with any class of capital stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series 1 Senior Preferred as to dividend distributions and distributions (of assets or otherwise) upon liquidation, a deemed liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”), provided that any such Parity Securities that are not Permitted Pari Passu Equity or the issuance of which was not otherwise approved by the Required Holders in accordance with Section (E)(1)(d) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior only to each class of capital stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series 1 Senior Preferred as to dividend distributions and distributions (of assets or otherwise) upon liquidation, a deemed liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities that were not approved by the Required Holders in accordance with Section (E)(1)(d) hereof shall be deemed to be Junior Securities and not Senior Securities.

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B.            Dividends.

1.           Dividends on each share of Series 1 Senior Preferred shall accrue at a rate per annum equal to the Dividend Rate on the sum of (x) the Liquidation Preference and (y) the aggregate accrued and unpaid dividends on such share of Series 1 Senior Preferred as of the immediately preceding Dividend Payment Date. All dividends provided for in the immediately preceding sentence shall be cumulative and shall accrue on a daily basis from the Issue Date, in each case whether or not declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends; provided that dividends with respect to any Dividend Period shall be payable in cash, only as and when declared by the Board of Directors, out of funds legally available therefor. The increase in the dividend rate provided for in the definition of “Default Rate” shall not be the exclusive remedy at law or in equity of the Holders of the Series 1 Senior Preferred for any Event of Default and shall in no way be deemed a waiver of such Event of Default or be deemed to validate any action underlying any such Event of Default.

2.           Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment. To the extent and for so long as the cash dividends paid in respect of any Dividend Period are less than the Required Cash Dividend in respect of such Dividend Period (whether or not the Corporation shall have sufficient funds to pay such dividend or such dividend shall be permitted under applicable law, contractual restrictions or otherwise) and such failure continues for thirty (30) days, then such failure to pay shall constitute a “Dividend Payment Event of Default.”

3.            All dividends paid with respect to shares of the Series 1 Senior Preferred pursuant to Section (B)(1) shall be paid pro rata to the Holders entitled thereto.

4.            No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless (1) full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Series 1 Senior Preferred for all Dividend Periods ending on or prior to the date of payment of such full dividends on such Parity Securities and (2) such payment is in compliance with Section (E) hereof. If any dividends are not so paid, all dividends declared upon shares of the Series 1 Senior Preferred and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series 1 Senior Preferred and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series 1 Senior Preferred and such Parity Securities bear to each other.

5.            The Corporation shall not declare, pay or set aside any dividends on shares of any Junior Securities unless (A) the declaration, payment or setting aside of such dividend is otherwise permitted under this Article XI, and (B) the holders of the Series 1 Senior Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 1 Senior Preferred in an amount at least equal to the aggregate accrued and unpaid dividends on such share of Series 1 Senior Preferred as of the immediately preceding Dividend Payment Date.

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(i)            Dividends payable on the Series 1 Senior Preferred for any period less than a year shall be computed on the basis of a 360-day year of twelve (12) 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed thirty (30) days).

C.            Liquidation Payment.

1.            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”) or a Series 1 Deemed Liquidation Event, each Holder of shares of Series 1 Senior Preferred then outstanding shall be entitled to require the Corporation to redeem the Series 1 Senior Preferred held by such Holder out of the assets of the Corporation available for distribution to its stockholders at a redemption price in cash (the “Liquidation Payment”) equal to the sum of (x) the Liquidation Preference of the Series 1 Senior Preferred to be redeemed plus (y) the aggregate amount of any accrued and unpaid dividends thereon as of the end of the immediately preceding Dividend Period (whether or not declared and whether or not the payment thereof is otherwise permitted by the DGCL or otherwise), plus (z) an amount equal to any accrued dividends for the period, if any, from, and including, the end of the last Dividend Period ending immediately prior to such redemption date to, but excluding, such redemption date (whether or not declared and whether or not the payment thereof is otherwise permitted by the DGCL or otherwise), with any such dividend calculated as described in Section (B) above but based on the Cash Dividend Rate in lieu of the applicable Dividend Rate, before any distribution shall be made or any assets distributed in respect of Junior Securities to the holders of any Junior Securities including, without limitation, Common Stock of the Corporation.

2.            If upon any Liquidation Event or Series 1 Deemed Liquidation Event, the amounts payable with respect to the Series 1 Senior Preferred under Section (C)(1) above are not paid in full, the Holders of the Series 1 Senior Preferred and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.            Each of the following events shall be considered a “Series 1 Deemed Liquidation Event” unless the Required Holders elect otherwise by written notice sent to the Corporation at least one (1) day prior to the effective date of any such event:

(a)            the occurrence of a Change of Control;

(b)            a consolidation, merger, reorganization or similar transaction or series of related transactions;

(c)            (1) a sale, lease or other disposition, through one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries, taken as a whole, or (2) the transfer or grant, in one transaction or a series of related transactions, of an exclusive license to all or substantially all of the Intellectual Property of the Corporation and its Restricted Subsidiaries, taken as a whole; and

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(d)            the sale or other transfer, through one transaction or a series of related transactions, of all or substantially all of the issued and outstanding capital stock of the Corporation to any other corporation, or any other entity or person, other than a parent or wholly owned Restricted Subsidiary of the Corporation;

provided that, with respect to clauses (b) and (d) above, the outstanding shares of capital stock owned by the stockholders of the Corporation immediately prior do not continue to represent, or are not converted into or exchanged for shares of capital stock that represent, at least a majority of the total voting power of Voting Stock of the surviving or acquiring entity.

4.            The Corporation shall not have the power to effect a Series 1 Deemed Liquidation Event unless the agreement or plan of merger or consolidation, sale agreement or other definitive documentation for such transaction (the “Sale Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section (C)(1) and Section (C)(2) and the Holders shall receive in cash the full Liquidation Payment due on the Series 1 Senior Preferred; provided that, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Sale Agreement will further provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) is allocated among the holders of capital stock of the Corporation in accordance with Sections (C)(1) and (2) as if the Initial Consideration were the only consideration payable in connection with such Series 1 Deemed Liquidation Event or Change of Control, and (b) any Additional Consideration that becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies is allocated among the holders of capital stock of the corporation in accordance with Sections (C)(1) and (2) after taking into account the previous payment of the Initial Consideration as part of the same transaction; provided, further that consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with any such Series 1 Deemed Liquidation Event or Change of Control shall be deemed to be Additional Consideration.

5.            In the event of a Series 1 Deemed Liquidation Event, if the Corporation does not commence a dissolution of the Corporation under the DGCL within thirty (30) days after such Series 1 Deemed Liquidation Event, then (a) the Corporation shall send a Redemption Notice to each Holder of Series 1 Senior Preferred no later than the thirtieth (30th) day after the Series 1 Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (b) to require the redemption of such shares of Series 1 Senior Preferred, and (b) if any such Holder so requests in a written instrument delivered to the Corporation not later than twenty-five (25) days after receipt of such written notice from the Corporation of the occurrence of such Series 1 Deemed Liquidation Event, the Corporation shall use Net Cash Proceeds received by the Corporation for such Series 1 Deemed Liquidation Event, all to the extent permitted by the DGCL (the “Available Proceeds”), on the sixtieth (60th) day after such Series 1 Deemed Liquidation Event, to redeem all of such Holder’s outstanding shares of Series 1 Senior Preferred at a price per share equal to the Liquidation Payment. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series 1 Senior Preferred to be redeemed, the Corporation shall ratably redeem each requesting Holder’s shares of Series 1 Senior Preferred to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under the DGCL. The provisions of Section (D)(2) shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series 1 Senior Preferred pursuant to this Section (C)(5). Prior to any such redemption, the Corporation shall not expend or dissipate the consideration received for such Series 1 Deemed Liquidation Event, except to discharge expenses incurred in connection with such Series 1 Deemed Liquidation Event or in the ordinary course of business.

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6.            In the event of any Series 1 Deemed Liquidation Event in which the Corporation is not the continuing or surviving corporation or entity, proper provision shall be made so that such continuing or surviving corporation or entity shall agree to carry out and observe the obligations of the Corporation hereunder and under the other documentation with the Holders with respect to the Series 1 Senior Preferred.

D.            Optional Redemption.

1.            The Corporation may elect to redeem shares of the Series 1 Senior Preferred in cash, in whole or in part, on a pro rata basis among the Holders (provided that, for the avoidance of doubt, a redemption exercised pursuant to Section (C)(5) shall not constitute an optional redemption and may be conducted on a non-pro rata basis as provided therein), at any time and from time to time at a redemption price per share of the Series 1 Senior Preferred to be redeemed equal to (I) at any time prior to the first anniversary of the Issue Date, a dollar amount equal to the Minimum Redemption Amount of the Series 1 Senior Preferred to be redeemed and (II) from and after the first anniversary of the Issue Date, the greater of (a) the sum of (x) the Liquidation Preference of the Series 1 Senior Preferred to be redeemed plus the aggregate amount of any accrued and unpaid dividends thereon as of the end of the immediately preceding Dividend Period, plus (y) a dollar amount equal to the redemption premium per share set forth in the table below (expressed as a percentage of the Liquidation Preference of the Series 1 Senior Preferred to be redeemed plus the aggregate amount of any accrued and unpaid dividends on such Series 1 Senior Preferred as of the end of the immediately preceding Dividend Period), if redeemed during the periods set forth below, plus (z) the aggregate amount of any accrued and unpaid dividends on such share of the Series 1 Senior Preferred for the period, if any, from, and including, the end of the last Dividend Period ending immediately prior to the applicable redemption date to, but excluding, such redemption date, with any such dividend calculated as described in Section (B) hereof but based, in the case of this clause (z), on the Cash Dividend Rate in lieu of the applicable Dividend Rate, and (b) a dollar amount equal to the Minimum Redemption Amount of the Series 1 Senior Preferred to be redeemed.

Period	Redemption Premium
From, and including, the first anniversary of the Issue Date to, but excluding, the second anniversary of the Issue Date	3.00%
From, and including, the second anniversary of the Issue Date to, but excluding, the third anniversary of the Issue Date	1.00%
From, and including, the third anniversary of the Issue Date and at any time thereafter	0.00%

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In the event that at any time fewer than all of the outstanding shares of Series 1 Senior Preferred are to be redeemed pursuant to this Section (D)(1), the selection of the shares to be redeemed shall be made pro rata in proportion to the number of shares held by each Holder.

2.            At least five (5) days (or, in the case of any redemption pursuant to Section (C)(5), thirty (30) days) prior to the date fixed for any redemption (the “Redemption Date”) of the Series 1 Senior Preferred, written notice (the “Redemption Notice”) shall be given by the Corporation by first-class mail, postage prepaid, to each applicable Holder of record on the record date fixed for such redemption of the Series 1 Senior Preferred (or, in the case of any redemption pursuant to Section (C)(5), of the shares of Preferred Stock, if any, that Holders request to be redeemed) at such Holder’s address as it appears in the register maintained by the transfer agent for the Series 1 Senior Preferred, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series 1 Senior Preferred to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

(a)            the redemption price (including in reasonable detail the Corporation’s calculations in determining the redemption price);

(b)            the Redemption Date; and

(c)            that dividends on the shares of Series 1 Senior Preferred to be redeemed shall cease to accrue and accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

On the Redemption Date, the Corporation shall pay the full redemption price to each Holder for any shares of Series 1 Senior Preferred of such Holder that are redeemed and such shares shall be cancelled and retired by the Corporation. If as of any Redemption Date, the DGCL prevents the Corporation from redeeming all shares of Series 1 Senior Preferred to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with the DGCL and shall redeem the remaining shares as soon as it may lawfully do so under the DGCL but, notwithstanding if such failure continues for ninety (90) days after the applicable Redemption Date, such failure to redeem shall constitute an Event of Default and the Holders shall be entitled to exercise all of the rights granted to them under this Article XI and the DGCL as well as their Board Observer Rights under the Series 1 Senior Stockholders Agreement (provided that, notwithstanding anything to the contrary herein, the dividend rate shall not increase to the “Default Rate” in connection with any such Event of Default).

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On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on Series 1 Senior Preferred called for redemption shall cease to accrue and accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price.

3.            Except as set forth in Section (C)(5), the Holders shall have no right to cause the Corporation to redeem the Series 1 Senior Preferred.

E.            Protective Provisions.

1.            For so long as any of the shares of Series 1 Senior Preferred remain outstanding, the Corporation shall not (and shall not cause or permit any of its Restricted Subsidiaries to) effect any of the following without the prior consent of Required Holders, voting or consenting, as the case may be, as one class, in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:

(a)            Indebtedness. Create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money, directly or indirectly, except for Permitted Debt; provided that no Event of Default shall have occurred and be continuing at the time of the incurrence or other establishment of such Permitted Debt or result therefrom.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discounts and the payment of interest or dividends in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section (E)(1)(a).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted value, if applicable) of such refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Indebtedness being refinanced except by an amount equal to unpaid accrued interest, fees and premium thereon (including tender premiums), plus (x) other amounts owing or paid related to such Indebtedness, and fees and expenses (including defeasance costs, underwriting discounts, original issue discount, upfront fees or similar fees) incurred, in connection with such refinancing, and (y) an amount equal to any existing commitments unutilized thereunder.

(b)            Restricted Payments. Declare or make, directly or indirectly, any dividend or other distribution with respect to the Capital Stock of the Corporation, other than dividends or distributions payable solely in Capital Stock (other than Senior Securities or Parity Securities), or purchase, redeem or otherwise acquire, any Capital Stock of the Corporation held by persons other than the Corporation or a Restricted Subsidiary (each, a “Restricted Payment”), in each case except for Permitted Restricted Payments.

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(c)            Investments. Make or hold any Investments, directly or indirectly, except for Permitted Investments.

(d)            Senior or Pari Securities. Issue any new, reclassify any existing Capital Stock into, or issue any Capital Stock convertible into, any Senior Securities or Parity Securities of the Corporation (including any additional shares of the Series 1 Senior Preferred), other than Permitted Pari Passu Equity; provided that no Event of Default shall have occurred and be continuing at the time of such issuance or reclassification of Permitted Pari Passu Equity or result therefrom.

(e)            Transactions with Affiliates. Enter into any transaction with any Affiliate of the Corporation or its Subsidiaries, or any other equity holder that (individually or together with its Affiliates) owns more than 5% of the total voting power of the Voting Stock of the Corporation, in each case, unless such transaction is on an arm’s length basis or on terms not materially less favorable to the Corporation than terms it would receive in an arm’s length transaction, other than Permitted Affiliate Transactions.

(f)            Certain Tax Matters. Take any action that would cause the Corporation to cease to be treated as a domestic C corporation for U.S. federal income tax purposes.

(g)            Capital Stock of Restricted Subsidiaries. Issue any preferred stock or common stock of a Restricted Subsidiary unless such issuance is (i) in connection with a bona fide joint venture or other bona fide business purpose (other than a capital raising event), in each case to third parties that, prior to such issuance, are not Affiliates of the Corporation or such Restricted Subsidiary, (ii) to the Corporation, (iii) to a Restricted Subsidiary of the Corporation, or (iv) in compliance with Section (F) in this Article XI.

(h)            Burdensome Agreements. Enter into any encumbrance or consensual restriction on the ability of any Restricted Subsidiary to pay dividends or make any other distributions to the Corporation, other than:

(i)            restrictions set forth in any Credit Facility permitted to be incurred hereunder;

(ii)            restrictions pursuant to any agreement in effect on or prior to the Issue Date;

(iii)            customary provisions in joint venture agreements permitted under Section (E)(1)(c) and Section (E)(1)(g) in this Article XI and relating solely to such joint venture;

(iv)            restrictions arising under any applicable law, rule, regulation or order;

(v)            this Article XI;

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(vi)            restrictions pursuant to (i) any Indebtedness for borrowed money permitted to be incurred hereunder and (ii) otherwise any Indebtedness not prohibited by the terms hereof, in each case, incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), acquired in the ordinary course of business, and Capitalized Lease Obligations that impose restrictions on a Restricted Subsidiary to sell, lease or transfer any of its properties or assets to the Corporation or any other Restricted Subsidiary;

(vii)            restrictions pursuant to any agreement or other instrument of a Person acquired by the Corporation or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into the Corporation or any of its Restricted Subsidiaries, or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets assumed;

(viii)            restrictions pursuant to any contracts for the sale of assets permitted pursuant to the terms of this Article XI, including customary restrictions with respect to a Subsidiary of the Corporation pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(ix)            restrictions pursuant to any Indebtedness that is secured by a Lien that limits the right of the debtor to dispose of the assets securing such Indebtedness that is permitted to be incurred pursuant to Section (E)(1)(a) in this Article XI;

(x)            restrictions on cash or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

(xi)            restrictions arising from other Indebtedness of Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section (E)(1)(a) in this Article XI;

(xii)            customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xiii)            restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Corporation or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Corporation or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Corporation or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

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(xiv)            restrictions created in connection with any Permitted Receivables Facility that, in the good faith determination of the Corporation are necessary or advisable to effect the transactions contemplated under such Permitted Receivables Facility; and

(xv)            any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) of this Section (E)(1)(h); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Corporation, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(i)            Fundamental Changes. In a single transaction or series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise or dispose of all or substantially all of the assets of the Corporation or its Restricted Subsidiaries to, another Person (other than with respect to a merger or consolidation of one of the Corporation’s Restricted Subsidiaries with the Corporation (with the Corporation surviving) or with another Restricted Subsidiary of the Corporation), unless:

(i)            such event constitutes a Liquidation Event or Series 1 Deemed Liquidation Event and, at or prior to the consummation of such transaction, all of the then outstanding shares of the Series 1 Senior Preferred are repaid pursuant to Section (C) in this Article XI and the Holders shall receive in cash the full Liquidation Payment then due on the Series 1 Senior Preferred; and

(ii)            if such event relates to the Corporation, either (x) the Corporation is the continuing Person or (y) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or to which the properties and assets of the Corporation are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall assume all of the obligations of the Corporation under this Article XI; and (2) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Event of Default shall have occurred or be continuing or would result therefrom.

Notwithstanding the foregoing, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section (E)(1)(c) in this Article XI (provided that the continuing or surviving Person shall be a Restricted Subsidiary).

For the avoidance of doubt, for purposes of this Section (E)(1)(i), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Corporation (other than any transfer to any other Restricted Subsidiary or Restricted Subsidiaries of the Corporation), the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

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(j)            Financial Statements. Fail to cause the consolidated financial statements of the Corporation and its Subsidiaries to be prepared in accordance with GAAP in all material respects.

(k)            Modifications to Series 1 Senior Preferred. Amend, modify or waive any of the terms of this Article XI (whether by merger, consolidation, operation of law, reorganization or otherwise).

2.            Notwithstanding any provision hereof to the contrary, without the consent of each Holder of Series 1 Senior Preferred affected, no amendment, modification or waiver of any term of this Article XI (whether by merger, consolidation or otherwise) may (i) subject such Holder to any additional obligation, (ii) reduce the Liquidation Payment of or dividend rate on the Series 1 Senior Preferred, (iii) change the date on which the Series 1 Senior Preferred may be subject to redemption or reduce the redemption price therefor (including, without limitation, the Minimum Redemption Amount), or postpone the date fixed for any payment of any Liquidation Payment, or any dividends or other payments in respect of the Series 1 Senior Preferred or (iv) change the percentage of the shares of Series 1 Senior Preferred the Holders of which shall be required to consent or take any other action under this Section (E)(2) or any other provision of this Article XI.

F.            Asset Sales.

1.            The Corporation shall not, and shall not permit any Restricted Subsidiary to, (1) sell, sell and lease-back, assign, convey, transfer or otherwise dispose of any property (including, for the avoidance of doubt, any Intellectual Property) (each, a “disposition”), to any Person in one transaction or a series of related transactions, of all or any part of the Corporation’s or any Restricted Subsidiary’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or (2) issue any shares of the Capital Stock of any Restricted Subsidiary, in each case other than (x) shares of preferred stock or common stock issued in compliance with Section (E)(2) in this Article XI, (y) directors’ qualifying shares and (z) shares issued to foreign nationals or required under applicable law (each, an “Asset Sale”), unless the Corporation or such Restricted Subsidiary, as applicable, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the shares and/or assets or properties subject to such Asset Sale, and at least 75% of such consideration from such Asset Sale is in the form of cash or Cash Equivalents, in each case except for:

(a)            dispositions (or any portion of a disposition) of assets or properties with an aggregate Fair Market Value of less than the greater of $75.0 million and 100% of Consolidated EBITDA (on a cumulative basis);

(b)            dispositions of Securitization Assets to Securitization Subsidiaries in connection with Permitted Receivables Facilities;

(c)            dispositions that constitute a Series 1 Deemed Liquidation Event;

(d)            dispositions (x) by the Corporation to one or more Restricted Subsidiaries or (y) by a Restricted Subsidiary to the Corporation or one or more Restricted Subsidiaries;

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(e)            an issuance or sale of Capital Stock by a Restricted Subsidiary to the Corporation or to another Restricted Subsidiary;

(f)            any disposition of cash or Cash Equivalents;

(g)            the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)            [reserved];

(i)            foreclosures, condemnation or any similar action on assets or the granting of Liens securing Indebtedness that is permitted to be incurred pursuant to Section (E)(1)(a) in this Article XI;

(j)            any transfer of Inventory in the ordinary course of business and any other disposition in the ordinary course of business, including any disposition in connection with any Settlement or Settlement Liens, and dispositions of Settlement Assets and Merchant Agreements;

(k)            sales, transfers and other dispositions of Investments in joint ventures and Merchant Acquisition and Processing Alliances, in each case, to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements, definitive contractual arrangements governing any Merchant Acquisition and Processing Alliance and similar binding contractual arrangements;

(l)            sales, transfers and other dispositions of Investments in Merchant Acquisition and Processing Alliances (regardless of the form of legal entity) relating to any equity reallocation in such Merchant Acquisition and Processing Alliances in connection with an asset or equity contribution to such Merchant Acquisition and Processing Alliances, or in connection with pledges of deposits required pursuant to the contractual arrangements governing any Merchant Acquisition and Processing Alliance or other association of card-issuing banks;

(m)            any transfer of worn-out or obsolete equipment that is, in the reasonable judgment of the Corporation, no longer economically practicable to maintain or useful in the ordinary course of business of the Corporation;

(n)            any transfer consisting of dispositions or discontinuations of any operations or Subsidiary to the extent doing so would not have a material adverse effect on the Corporation’s business and so long as any assets of such Subsidiary are transferred to the Corporation or a Restricted Subsidiary following such disposition or discontinuation;

(o)            any transfer consisting of non-exclusive licenses for the use of the property of the Corporation or its Subsidiaries in the ordinary course of business;

(p)            any transfer consisting of any Intercompany License Agreement; and

(q)            any transfer consisting of Permitted Investments or Permitted Restricted Payment.

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2.            For the purposes of this Section (F), the following will be deemed to be cash:

(a)            the amount of any Indebtedness or other liabilities contingent or otherwise of the Corporation or a Restricted Subsidiary (other than intercompany Indebtedness) assumed by the transferee of the assets so disposed and for which the Corporation or such Restricted Subsidiary are released from all liability on such Indebtedness or other liability in connection with the applicable Asset Sale;

(b)            in the case of securities, notes or other obligations received by the Corporation or any Restricted Subsidiary from the transferee that are converted by the Corporation or such Restricted Subsidiary into cash or Cash Equivalents within one hundred eighty (180) days following the closing of the applicable Asset Sale, the amount of cash and Cash Equivalents so received; and

(c)            any Designated Non-cash Consideration received by the Corporation or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $30.0 million and 30.0% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

3.            If the Corporation or any of its Restricted Subsidiaries (x) engages in Asset Sales as described above or (y) suffers a Casualty Event, then the Corporation or such Restricted Subsidiary may, within three hundred sixty-five (365) days of receiving Net Cash Proceeds from such Asset Sales or Casualty Events, apply such Net Cash Proceeds therefrom to (a) repay any outstanding Indebtedness or (b) make Investments in property or other assets used or useful in the business of the Corporation, including making capital expenditures, or acquire other assets or businesses, to the extent permitted pursuant to Section (E)(1)(c) in this Article XI.

4.            When the aggregate amount of all such Net Cash Proceeds that are not applied within the time frame set forth in Section (F)(3) in this Article XI and which have not yet been the basis for an Excess Proceeds Offer (such amount, the “Available Asset Sale Proceeds”) exceeds the greater of $150.0 million and 150% of Consolidated EBITDA, the Corporation shall make an offer (the “Excess Proceeds Offer”) to the Holders (and, if required by the terms of any Parity Securities, to the holders thereof), to purchase with such Available Asset Sale Proceeds a number of shares of Series 1 Senior Preferred (and any such Parity Securities) at a price equal to (a) 100% of the Liquidation Preference thereof, plus (b) the aggregate amount of any accrued and unpaid dividends thereon as of the end of the immediately preceding Dividend Period, plus (c) an amount equal to any accrued dividends for the period, if any, from, and including, the end of the immediately preceding Dividend Period to, but excluding, the date of the purchase, with any such dividend calculated as described in Section (B) of this Article XI hereof but, in the case of this clause (c) based on the Cash Dividend Rate in lieu of the applicable Dividend Rate (the “Excess Proceeds Purchase Price”).

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5.            If the Corporation is required to make an Excess Proceeds Offer, the Corporation shall send by first-class mail, postage prepaid, within thirty (30) days following the date specified in Section (F)(4) in this Article XI, a notice to each Holder of Series 1 Senior Preferred stating:

(a)            that such Holders have the right to require the Corporation to apply the Available Asset Sale Proceeds to repurchase Series 1 Senior Preferred in accordance with this Section (F);

(b)            the Excess Proceeds Purchase Price and the purchase date (which shall be a Business Day no earlier than thirty (30) days and not later than forty-five (45) days from the date such notice is mailed (the “Excess Proceeds Payment Date”));

(c)            that any Series 1 Senior Preferred not tendered will continue to accumulate dividends;

(d)            that, unless the Corporation defaults in the payment of the Excess Proceeds Purchase Price, any Series 1 Senior Preferred accepted for payment pursuant to the Excess Proceeds Offer, shall cease to accumulate dividends after the Excess Proceeds Payment Date;

(e)            that Holders will be entitled to withdraw their acceptance of the Excess Proceeds Offer if the Corporation receives, not later than the close of business on the third Business Day preceding the Excess Proceeds Payment Date, a written notice setting forth the name of the Holder, the number of shares of Series 1 Senior Preferred delivered for purchase, and a statement that such Holder is withdrawing its election to have such Series 1 Senior Preferred purchased;

(f)            that if the aggregate Liquidation Preference of the Series 1 Senior Preferred surrendered by Holders exceeds the amount of Available Asset Sale Proceeds, the Corporation shall select the Series 1 Senior Preferred to be purchased on a pro rata basis;

(g)            the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Series 1 Senior Preferred; and

(h)            any other procedures that a Holder must follow to accept an Excess Proceeds Offer or effect withdrawal of such acceptance.

On the Excess Proceeds Payment Date, the Corporation shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, Series 1 Senior Preferred or portions thereof tendered pursuant to the Excess Proceeds Offer. The Corporation shall promptly deliver to each Holder so accepted payment in an amount equal to the purchase price for such Series 1 Senior Preferred. To the extent that the aggregate amount of Series 1 Senior Preferred (and any Parity Securities) tendered pursuant to an Excess Proceeds Offer is less than the Available Asset Sale Proceeds, the Corporation may use any remaining Available Asset Sale Proceeds for general corporate purposes, subject to the other terms set forth in this Article XI. Upon completion of an Excess Proceeds Offer in accordance with this Section (F)(5), the amount of Available Asset Sale Proceeds shall be reset to zero.

Pending the final application of any Net Cash Proceeds pursuant to this Section (F)(5), the Corporation may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Article XI.

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6.            The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Series 1 Senior Preferred pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section (F), the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Section (F) by virtue thereof.

G.            Voting Rights.

1.            Generally. The Holders of outstanding shares of Series 1 Senior Preferred, except as otherwise required under the DGCL or as set forth in this Article XI, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

2.            Number of Votes. In any case in which the holders of the outstanding shares of Series 1 Senior Preferred shall be entitled to vote pursuant to this Article XI or pursuant to the DGCL, each holder of outstanding shares of Series 1 Senior Preferred entitled to vote with respect to such matter shall be entitled to one vote for each outstanding share of Series 1 Senior Preferred held as of the record date for determining stockholders entitled to vote on such matter.

H.            Sale Demand.

1.            In the event that (a) at any time, any Event of Default shall have occurred and be continuing for at least one hundred eighty (180) days or (b) at any time after the 7.5 year anniversary of the Issue Date, the sum of the aggregate Liquidation Preference of all Series 1 Senior Preferred then outstanding plus the aggregate amount of any accrued and unpaid dividends thereon as of the end of the immediately preceding Dividend Period exceeds $30.0 million in the aggregate (any such event described in clause (a) or (b), a “Sale Process Trigger”), then for so long as any such Sale Process Trigger shall be continuing and the SGE Holders then hold at least 50% of the Series 1 Senior Preferred purchased by the SGE Holders on the Issue Date, the SGE Holders shall have the irrevocable right to deliver to the Corporation a written notice (a “Sale Demand”) requiring that the Corporation initiate a comprehensive process in good faith to seek to effect a Sale Event (a “Sale Process” and, the transaction resulting therefrom, a “Sale Transaction”). Upon receipt of the Sale Demand, the Corporation shall, as soon as reasonably practicable and subject to applicable law, engage in a Sale Process in good faith, including, without limitation, by selecting a nationally recognized investment banking firm having experience in the industry in which the Corporation and its Subsidiaries are engaged (or such other reputable advisor that is reasonably satisfactory to the SGE Holders) to assist the Corporation in the Sale Process, having such terms and structure as determined by the Corporation in good faith and shall consult with the Holders on the milestones for such Sale Transaction.

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2.            If the Corporation (a) fails to enter into a definitive agreement with respect to a Sale Transaction within six months of the Sale Demand (provided that such time period may, upon prior written notice to the Required Holders, be extended by the Corporation by up to three additional months if the Corporation is engaged in good faith negotiations with one or more prospective purchasers or underwriters, as the case may be and the Board of Directors determines in good faith that such an extension is necessary to finalize negotiations with such prospective purchasers or underwriters, as the case may be) or (b) fails to consummate a Sale Transaction within six months of the date such definitive agreement is executed, then any such failure shall constitute an Event of Default and shall further constitute a “Sale Demand Default Event” and, by written notice to the Corporation from the Required Holders:

(a)            the number of directors constituting the Board of Directors shall be increased by one member and the SGE Holders, voting separately and as one class, shall have the exclusive right to nominate and elect such director to serve on the Board of Directors (the “Sale Demand Director”) at a meeting called therefor upon the occurrence of such Sale Demand Default Event and at every subsequent meeting at which the terms of office of the director so elected by the SGE Holders expires; and

(b)            the Corporation shall take all corporate action necessary and shall fully cooperate with the SGE Holders to cause each Sale Demand Director to be nominated and reelected to the Board of Directors.

3.            The right of the SGE Holders voting together as a separate class to elect a member of the Board of Directors as set forth in Section (I)(2) in this Article XI shall continue unless and until the SGE Holders no longer hold at least 50% of the Series 1 Senior Preferred purchased by the SGE Holders on the Issue Date. At any time after the voting power to elect a director shall have become vested and be continuing in the SGE Holders pursuant to Section (I)(2) in this Article XI, or if vacancies shall exist in the offices of any director elected by the SGE Holders, a proper officer of the Corporation may, and upon the written request of the SGE Holders addressed to the secretary of the Corporation shall, call a special meeting of the SGE Holders, for the purpose of electing the director which such SGE Holders are entitled to elect, in each case subject to applicable law. At any meeting held for the purpose of electing directors at which the SGE Holders shall have the right, voting together as a separate class, to elect a director pursuant to this Section (I), the presence in person or by proxy of the a majority of SGE Holders shall be required to constitute a quorum of the SGE Holders. Any vacancy occurring in the office of a director elected by the Holders may be filled solely by the Holders in accordance with this Section (I).

4.            The Board of Directors hereby designates, effective upon (and solely during the continuance of) a Sale Process Trigger and until consummation of a Sale Transaction, a special committee (the “Sale Demand Special Committee”) to consist solely of the Sale Demand Director. At all times following (and solely during the continuance of) a Sale Process Trigger and until consummation of a Sale Transaction, the Sale Demand Special Committee shall have and may exercise all the powers and authority of the Board of Directors with respect to any act, decision or determination relating to or in furtherance of the consummation of a Sale Transaction (including, without limitation, the authority to exclusively initiate, investigate, negotiate, implement, direct, control, review, communicate, act upon and approve any and all matters in furtherance of a Sale Transaction), provided that the Sale Demand Special Committee shall not have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. The Sale Demand Special Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when appropriate. The Sale Demand Director shall have full power and authority to retain on behalf of the Sale Demand Special Committee and/or the Corporation, such legal counsel and financial, accounting, tax or other advisors as the Sale Demand Director deems necessary or advisable in connection with any Sale Transaction (collectively, “Sale Demand Advisors”). The Corporation shall fully cooperate (and shall cause its and its subsidiaries’ officers and employees to fully cooperate) with the Sale Demand Director in connection with any and all actions, decisions and determinations taken by the Sale Demand Director in furtherance of a Sale Transaction and otherwise in accordance with this Section (I)(4). From and after the occurrence of a Sale Demand Default Event, the SGE Holders shall be entitled to exercise all of the rights set forth in Section 4 of the Stockholders Agreement mutatis mutandis in accordance with any Sale Transaction pursuant to this Section (I); provided that the SGE Holders shall, voting together as a single class, constitute the Drag Along Stockholder (as defined in the Stockholders Agreement).

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5.            The Corporation shall (i) reimburse the Sale Demand Director for all reasonable travel and other reasonable and documented out-of-pocket expenses related to such Sale Demand Director’s role or performance of duties contemplated by this Article XI, (ii) enter into an indemnification agreement with such Sale Demand Director no less favorable to such Sale Demand Director than the indemnification agreements then in effect between the Corporation and any other member of the Board of Directors and (iii) upon election to the Board of Directors cause such Sale Demand Director to be included in all directors and officers liability insurance policies and endorsements.

I.            Designation of Subsidiaries. The Board of Directors may at any time designate any Subsidiary as an Unrestricted Subsidiary (including any newly acquired or newly formed Subsidiary at or prior to the time it is so acquired or formed) or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after any such designation, no Event of Default shall have occurred and be continuing. No Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as such under each Credit Facility (to the extent any such Credit Facility includes the ability to have or designate unrestricted subsidiaries). The designation of any Subsidiary as an Unrestricted Subsidiary (other than for the avoidance of doubt, the China JV) shall constitute an Investment by the Corporation or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the Fair Market Value of such Person’s (as applicable) Investment therein and the Investment by the Corporation or such Restricted Subsidiary (as applicable) therein resulting from such designation must otherwise be permitted under and made in compliance with Section (E)(1)(c) in this Article XI. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness of such Subsidiary outstanding at such time. Any designation of a Subsidiary of the Corporation as an Unrestricted Subsidiary will be evidenced to the Holders by delivery to the Holders of a certified copy of the board resolution giving effect to such designation and certifying that such designation complied with the preceding conditions and was not prohibited by Section (E)(1)(c) in this Article XI.

J.            Conversion or Exchange. The Holders of shares of Series 1 Senior Preferred shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

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K.            Reissuance of Series 1 Senior Preferred. Shares of Series 1 Senior Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the DGCL) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

L.            Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day with the same force and effect as if made on such scheduled date and no interest shall accrue on any amount that would otherwise have been payable on such date of payment, redemption or exchange if it were a Business Day for the intervening period. If a Dividend Record Date is not a Business Day, the record date shall not be affected.

M.            Notices. Unless otherwise provided in this Article XI or by applicable law, all notices, requests, demands, and other communications shall be in writing and shall be personally delivered, delivered by facsimile, email or courier service, or mailed, certified with first class postage prepaid, to the address set forth on the books of the Corporation, in the case of communications to a stockholder, and to the registered office of the Corporation in the State of Delaware with a copy to the chief executive offices of the Corporation at 150 West 30th Street, Suite 600, New York, NY 10001, attention: Scott Galit, CEO, for all communications to the Corporation. Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission or email (if receipt is confirmed at the time of such transmission by telephone or electronically), or on the third (3rd) day following the date of mailing, if mailed in accordance with this Section (N), or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this Section (N) shall be deemed to have been given on the date actually received. Any stockholder may change its address for purposes of this Section (N) by giving written notice of such change to the Corporation in the manner herein above provided. Whenever any notice is required to be given by law or by this Article XI, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

N.            Notice of Default or Event of Default. The Corporation shall, and shall cause each of its Restricted Subsidiaries to, promptly (which in no case shall be more than (1) in the case of clause (i) below, thirty (30) days, or (2) in the case of clause (ii) below, the earlier of (x) thirty (30) days and (y) two Business Days after the date on which the applicable lenders or other debt holders receive notice from the Corporation) after a responsible officer of the Corporation or any of its Restricted Subsidiaries has obtained knowledge thereof, notify the Holders of the occurrence of (i) any Default or Event of Default and (ii) any Event of Default under the Existing Facility, any other Credit Facility and/or any other Indebtedness having an aggregate outstanding principal amount and/or commitments in excess of $30.0 million, in each case, which notice shall be in writing and shall specify the nature and existence of the applicable event and what action the Corporation is taking or proposes to take with respect thereto.

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O.            Rights and Remedies of the Holders. The various provisions set forth herein are for the benefit of the Holders of the Series 1 Senior Preferred and shall be enforceable by them, including by one or more actions for specific performance. The Corporation acknowledges that the subject matter of this Article XI is unique and that the Holders would be damaged irreparably in the event that any of the provisions of this Article XI are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, the Corporation agrees that the Holders shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article XI and to enforce specifically the terms and provisions of this Article XI in addition to any other remedy to which they may be entitled, at law or in equity. The Corporation waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Article XI. Except as expressly set forth herein, all remedies available under this Article XI, at law, in equity or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of the Series 1 Senior Preferred of a particular remedy shall not preclude the exercise of any other remedy.

P.            Independence of Provisions. Each covenant and protective provision contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant and protective voting provision contained herein and each covenant contained in the Series 1 Senior Stockholders Agreement, so that compliance with any one covenant or protective voting provision shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant or protective voting provision.

Q.            Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under the DGCL, but if any provision hereof is held to be prohibited by or invalid under the DGCL, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof, which shall remain in full force and effect, and no provision herein set forth shall be deemed dependent upon any such other provision unless so expressed herein.

R.            [reserved]

S.            Certain Tax Matters.

1.            The Holders and the Corporation shall treat the Series 1 Senior Preferred as equity for U.S. federal (and applicable state and local) income tax purposes, and the Holders and the Corporation shall not take any position inconsistent with such treatment on any U.S. federal (or applicable state or local) income tax return or for any other tax purpose, unless otherwise required by a change in law after the date hereof or the good faith resolution of a tax audit.

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2.            The Holders and the Corporation intend that (a) except as provided in clause (b), the Holders will not be required to include in income any dividends in respect of the Series 1 Senior Preferred, unless and until such dividends are declared and paid in cash and (b) except to the extent of any declared but unpaid dividends, any repurchase or redemption of any Series 1 Senior Preferred held by any Holder shall be treated as a payment in exchange for stock pursuant to Section 302 of the Code. The Holder and the Corporation agree not to take any position inconsistent with the foregoing on any U.S. federal (or applicable state or local) income tax return or for any other tax purpose, unless otherwise required by a change in law after the date hereof or the good faith resolution of a tax audit.

3.            If, at any time during which any Series 1 Senior Preferred remains outstanding, it is reasonably expected that the Corporation will become a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, the Corporation shall use reasonable best efforts to notify each Holder in writing of such expected change in tax status no later than sixty (60) days before such change in tax status occurs.

4.            If the Corporation makes any cash distribution to Holders or if there is any deemed distribution to Holders for U.S. federal income tax purposes, the Corporation shall provide each Holder, no later than thirty (30) days after the date of such cash or deemed distribution, with a reasonable estimate of the portion of such distribution that will be considered a dividend for U.S. federal income tax purposes; provided that if such estimate is not available at such time, the Corporation shall provide such estimate as soon as reasonably practicable and, in all events, no later than thirty (30) days after the end of the taxable year in which such distribution occurs.

T.            No Preemptive Rights. No share of Series 1 Senior Preferred shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

U.            No Sinking Fund. The Series 1 Senior Preferred will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series 1 Senior Preferred will have no right to require redemption, repurchase or retirement of any shares of Series 1 Senior Preferred.

V.            Definitions. For the purposes of this Article XI, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Additional Consideration” shall have the meaning provided in Section (C)(4) in this Article XI.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

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“Applicable Margin” means a rate that shall initially be zero, and shall increase by 1.00% per annum on the first (1st) day following the end of each six-month period following the fifth anniversary of the Issue Date.

“Asset Sale” shall have the meaning provided in Section (F)(1) in this Article XI.

“Available Asset Sale Proceeds” shall have the meaning provided in Section (F)(3) in this Article XI.

“Available Proceeds” shall have the meaning provided in Section (C)(5) of this Article XI.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Calculation Agent” shall have the meaning provided in Section (E) in this Article XI.

“Capital Stock” means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person, and in each case any and all warrants, rights or options to purchase, and all conversion or exchange rights, voting rights, calls or rights of any character with respect to any of the foregoing (but excluding any debt securities convertible or exchangeable into any of the foregoing).

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Dividend Rate” shall have the meaning provided in the definition of “Dividend Rate.”

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Corporation or any of its Restricted Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

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(c)            repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)            commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s Corporation (“Moody’s”) or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Financial Services LLC (“S&P”), in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(e)            indebtedness or preferred stock issued by Persons with a rating of at least “A-2” (or the then equivalent grade) from Moody’s or at least “A” (or the then equivalent grade) by S&P with maturities of 24 months or less from the date of acquisition;

(f)          Investments, classified in accordance with GAAP as current assets of the Corporation or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition; and

(g)            Investment funds investing in 95% of their assets in securities of the types described in clauses (a) through (f) above.

“Casualty Event” means an event of loss with respect to any assets (including any equipment, fixed assets and real property) of the Corporation or its Restricted Subsidiaries outside the ordinary course of its business in respect of which the Corporation or such Restricted Subsidiary receives condemnation awards or reimbursement pursuant to one or more insurance policies.

“Change of Control” means any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) or otherwise, directly or indirectly, becomes the beneficial owner of Capital Stock representing greater than fifty percent (50%) of the total voting power of all of the outstanding Voting Stock of the Corporation.

“China JV” means AnFu (Shenzhen) Information and Technology Limited, any other PRC corporation established by (whether alone or in concert with other PRC partner(s)) the Corporation or its Subsidiaries, and any Subsidiaries of such entities.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Issue Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Consolidated EBITDA” means, as calculated on a consolidated basis for the Corporation and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters of the Corporation and its Restricted Subsidiaries for which financial statements were required to have been delivered to the Holders pursuant to Section (H) in this Article XI as of the date of determination, the aggregate of:

(a)            Net Income for the Corporation and its Restricted Subsidiaries; plus

(b)         to the extent deducted in the calculation of Net Income for the Corporation and its Restricted Subsidiaries, (i) Interest Expense, (ii) depreciation expense and amortization expense, and (iii) income tax expense; plus

(c)           an amount equal to the proportional share of the Corporation and its Restricted Subsidiaries of the items described in clause (b) of this definition relating to each joint venture (determined as if such joint venture were a Restricted Subsidiary).

“Credit Facilities” means (a) the Existing Facility and (b) one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, indentures, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, entered into by the Corporation or a Restricted Subsidiary and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof including any such replacement, refunding or refinancing thereof that increases the amount permitted to be borrowed thereunder (provided that any increase in borrowings is permitted under Section (E)(1)(a) in this Article XI) or alters the maturity thereof or adds additional borrowers or guarantors and whether by the same or any other agent, lender or group of lenders.

“Default” means any event or condition which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Default Rate” shall have the meaning provided in the definition of “Dividend Rate.”

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Corporation or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate executed by the principal financial officer of the Corporation, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

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“DGCL” means the General Corporation Law of the State of Delaware.

“Disqualified Investor” means (x) any Person that is engaged in providing financial services or digital payment services and (y) any Affiliates of the foregoing that are reasonably identifiable solely on the basis of name (other than bona fide debt or preferred equity fund Affiliates, provided that the Corporation may, at its discretion, suspend the rights set forth under Section (H) in this Article XI with respect to such transferee for the duration of such transferee’s ownership of Series 1 Senior Preferred).

“Dividend Payment Date” means each February 1, May 1, August 1 and November 1 of each year.

“Dividend Payment Event of Default” shall have the meaning provided in Section (B)(2) in this Article XI.

“Dividend Period” means each quarterly period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date (but without including such Dividend Payment Date).

“Dividend Rate” means:

(a)            for the period from, and including, the Issue Date to, and including, August 1, 2025, a rate per annum equal to 10.75%; and

(b)          for the period from, and excluding, August 1, 2025, and continuing thereafter, a rate per annum equal to the sum of 12.00% plus the Applicable Margin (provided that in no event shall such sum exceed 15.00% per annum prior to giving effect to any Default Rate applicable thereto); provided that, to the extent the Corporation elects, in its sole discretion, to pay 100% of the accrued dividends in respect of any Dividend Period in cash within thirty (30) days of the end of any such Dividend Period, the Dividend Rate pursuant to this clause (ii) for such Dividend Period shall instead be equal to the rate (the “Cash Dividend Rate”) determined as the sum of 8.75% per annum plus the Applicable Margin (provided that in no event shall such sum exceed 12.75% per annum prior to giving effect to any Default Rate applicable thereto);

provided, that, upon the occurrence and during the continuance of any Event of Default, the applicable Dividend Rate shall be automatically increased by 2.00% per annum in excess of the applicable Dividend Rate in effect prior to the occurrence of such Event of Default commencing on the day of the occurrence of such Event of Default (which shall be automatically increased by an additional 1.00% per annum at the end of each 120-day period thereafter, through to and including the earlier of (x) the date on which such Event of Default shall be cured or waived, (y) the date on which a Sale Demand is made and (z) the date on which the Corporation initiates a Sale Process) (the “Default Rate”). Upon the cure or waiver of all applicable Events of Default by (A) in the case of a waiver of any Dividend Payment Event of Default, each applicable Holder affected thereby or (B) in the case of any other Event of Default, the Required Holders, the “Dividend Rate” shall revert to the rate described in clauses (i) or (ii) above, as applicable.

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“Dividend Record Date” means each January 26, April 25, July 26 and October 26 of each year.

“Event of Default” means (a) a Dividend Payment Event of Default and/or (b) the failure by the Corporation or any of its Subsidiaries to comply with any other agreement or obligation set forth in this Article XI (including, without limitation, any of the provisions set forth in Section (E)) for ninety (90) days after written notice thereof from the Required Holders (provided that any failure of the Corporation or its Restricted Subsidiaries to provide notice within the time periods prescribed under Section (O) in this Article XI of the occurrence of any Default or Event of Default shall constitute an immediate Event of Default), whether or not compliance is at such time permitted by the DGCL or the terms of other instruments or agreements to which the Corporation is a party or otherwise subject.

“Excess Proceeds Offer” shall have the meaning provided in Section (F)(3) in this Article XI.

“Excess Proceeds Payment Date” shall have the meaning provided in Section (F)(4) in this Article XI.

“Excess Proceeds Purchase Price” shall have the meaning provided in Section (F)(3) in this Article XI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Facility” means the Loan and Security Agreement, dated as of November 1, 2019, by and among Silicon Valley Bank, the Corporation, as parent borrower, and the other borrowers party thereto, including any increase in the amount or other modification to such Existing Facility pursuant to the terms thereof.

“Existing Warrants” means the Warrant to Purchase Common Stock No. W-1 exercisable for shares of Common Stock and initially issued on September 1, 2015.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. “Fair Market Value” for purposes of determining the Minimum Redemption Premium shall be determined in accordance with the Valuation Procedures.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

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“Holder” means a holder of outstanding shares of Series 1 Senior Preferred as reflected in the register maintained by the Corporation or the transfer agent for the Series 1 Senior Preferred.

“Indebtedness” means, as to any Person at a particular time:

(a)            the principal amount of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iv) representing the deferred and unpaid purchase price of any property, (v) in respect of Capitalized Lease Obligations or (vi) representing any Swap Contracts (the amount of such obligations being equal to the swap termination value of such Swap Contract as of such date), in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)             to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c)                to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness of such other Person.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of the funds borrowed and then outstanding.

Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP as in effect on the Issue Date, (ii) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, (iii) obligations under or in respect of Permitted Receivables Financings, (iv) any Settlement Indebtedness or (v) any obligation incurred in the ordinary course of business or consistent with past practice guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness.

“Independent Financial Expert” means a reputable accounting, appraisal or investment banking firm that is qualified to perform the task for which such firm has been engaged hereunder, is nationally recognized and disinterested and independent with respect to the Corporation, the Holders and any of their respective Affiliates (i) that does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Corporation, (ii) that has not been, and, at the time it is called upon to serve as an Independent Financial Expert (and none of whose directors, officers, employees or Affiliates is), a promoter, director or officer of the Corporation, (iii) that has not been retained by the Corporation for any purpose, other than to perform an equity valuation, within the preceding twelve months and (iv) that is otherwise qualified to serve as an independent financial advisor.

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“Initial Consideration” shall have the meaning provided in Section (C)(4) in this Article XI.

“Intellectual Property” shall have the meaning provided in the Existing Facility (as in effect on the Issue Date).

“Intercompany License Agreement” shall mean any license, sub-license, distribution, services or similar agreement for the distribution of Intellectual Property for the purpose of allowing the parties thereto to operate Corporation’s platform, where all the parties to such agreement are each the Corporation and any Subsidiary thereof. For clarity, no Intercompany License Agreement shall include the disposition of any assets other than Intellectual Property.

“Interest Expense” means for any period for any Person, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any extension of credit by the lender to the Existing Facility for the benefit of the Corporation and other Indebtedness of such Person, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of the Corporation’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, as to any Person, (a) any direct or indirect acquisition or investment by such Person, whether by means of the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to (including transfers of cash, intellectual property or other assets, but excluding, in each case, to the extent made in the ordinary course of business, accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees), guarantee or assumption of indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of compliance with the protective provisions hereof, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

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“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Issue Date” means July 22, 2020.

“Junior Securities” shall have the meaning provided in Section (A) in this Article XI.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other credit enhancement issued or provided for a similar purpose in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Permitted Receivables Facility.

“Liquidation Event” shall have the meaning provided in Section (C)(1) in this Article XI.

“Liquidation Payment” shall have the meaning provided in Section (C)(1) in this Article XI.

“Liquidation Preference” means an amount equal to $10,000 per share.

“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash and Cash Equivalents of the Corporation and its Restricted Subsidiaries on such date that is free and clear of all Liens (other than Liens securing the Credit Facilities and any statutory Liens in favor of banks (including rights of set-off)) plus (b) the aggregate amount of undrawn commitments to extend credit to the Corporation under Credit Facilities as of such date, the conditions for the availability of which (including compliance with any borrowing base or similar requirement thereunder) have been satisfied other than with respect to the delivery of a borrowing request or similar funding notice, which the Corporation is permitted to deliver.

“Merchant Acquisition and Processing Alliance” means any joint venture or other strategic alliance entered into with any financial institution or other third party primarily entered into to offer Merchant Services.

“Merchant Agreement” means any contract entered into with a merchant relating to the provision of Merchant Services.

“Merchant Services” means services provided to merchants relating to the authorization, transaction capture, settlement, chargeback handling and internet-based transaction processing of credit, debit, stored-value and loyalty card and other payment transactions (including provision of point of service devices and other equipment necessary to capture merchant transactions and other ancillary services).

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“Minimum Redemption Amount” means, with respect to any share of Series 1 Senior Preferred to be redeemed, a dollar amount equal to (i) the Liquidation Preference for such share of Series 1 Senior Preferred, plus (ii) the aggregate amount of any accrued and unpaid dividends thereon as of the end of the last Dividend Period immediately prior to the applicable Redemption Date, plus (iii) the aggregate amount of any accrued dividends for the period, if any, from, and including, the end of the last Dividend Period ending immediately prior to the applicable redemption date to, but excluding, such redemption date, with any such dividends calculated as described in Section (B) in this Article XI but based on the Cash Dividend Rate in lieu of the applicable Dividend Rate, plus (iv) the Minimum Redemption Premium for such Series 1 Senior Preferred.

“Minimum Redemption Premium” means, with respect to any share of Series 1 Senior Preferred to be redeemed, a dollar amount (which shall not be less than zero) equal to (i) 0.25, multiplied by the Liquidation Preference for such share of Series 1 Senior Preferred, minus (ii) the aggregate amount of dividends paid or accrued on such share of Series 1 Senior Preferred as of the date of the applicable Redemption Date in respect of which the Minimum Redemption Amount is being calculated (whether or not such dividends have been paid in cash), minus (iii) (A) the aggregate amount of net cash received with respect to any exercise or redemption of any Warrants, plus the Fair Market Value (determined as of the applicable Redemption Date of such Series 1 Senior Preferred) of any Common Stock received with respect to any exercise of any Warrant, in each case on or prior to the date of the applicable redemption of the Series 1 Senior Preferred to the extent not previously applied to reduce the Minimum Redemption Premium divided by (B) the number of shares of Series 1 Senior Preferred to be redeemed; provided that, to the extent that the amount calculated pursuant to clauses (ii), and (iii) of this definition is in excess of the amount calculated pursuant to clause (i) of this definition with respect to the shares of Series 1 Senior Preferred of any Holder (the aggregate of any such excess amount for all shares of Series 1 Senior Preferred to be redeemed, the “Excess Deductions”), such Excess Deductions shall carry over to subsequent redemptions of the shares of the Series 1 Senior Preferred held by such Holder or its successors and assigns and shall be applied to reduce the Minimum Redemption Premium calculated therefor until such Excess Deductions have been fully applied; provided, further, that, with respect to any redemption prior to the first anniversary of the Issue Date, the Minimum Redemption Premium shall be equal to 0.25 multiplied by the Liquidation Preference of the share of Series 1 Senior Preferred to be redeemed (if greater than the amount otherwise calculated pursuant to this definition).

“Net Cash Proceeds” means with respect to any Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event, an amount equal to: (i) cash payments (including any cash received by way of release from escrow or deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Corporation or any Subsidiary from such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event, including (A) taxes payable in connection with such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event (including taxes imposed on the distribution or repatriation of such Net Cash Proceeds), (B) payment of the outstanding principal amount of, premium or penalty, if any, interest and breakage costs on any Indebtedness that is required to be repaid under the terms thereof as a result of such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event, (C) a reserve for any purchase price adjustment or indemnification payments (fixed or contingent) established in accordance with GAAP or attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Corporation or any Subsidiary in connection with such Asset Sale, (D) the out-of-pocket expenses, costs and fees (including with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements, survey costs, title insurance premiums and related search and recording charges, transfer taxes and deed or mortgage recording taxes or following a Casualty Event, restoration costs) in each case actually incurred in connection with such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event and payable to a Person that is not an Affiliate of the Corporation, (E) in the case of any Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event by a non-wholly-owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Corporation as a result thereof, (F) any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors and (G) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Corporation or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (G).

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“Net Income” means, as calculated on a consolidated basis for the Corporation and its Restricted Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of the Corporation and its Restricted Subsidiaries for such period taken as a single accounting period. The Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded; provided that Net Income of the Corporation shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Corporation or any of its Restricted Subsidiaries in respect of such period.

“Non-Strategic Investor” means any investor other than an investor that has invested, is or shall be proposing to invest, in the Corporation with the primary goal (as determined by the Corporation in good faith) of acquiring strategic advantages (for the investor and/or the Corporation) rather than solely for financial returns. For the avoidance of doubt, any debt or equity fund shall be deemed to be a Non-Strategic Investor.

“Optile Acquisition Agreement” means that certain acquisition agreement dated as of December 4, 2019 by and among the Corporation, Optile GmbH (“Optile”), and the sellers and other parties from time to time party thereto in respect of the acquisition of Optile (the “Optile Acquisition”) (as amended, restated or supplemented from time to time).

“Optile Earnout” means the earnout payments contemplated in the Optile Acquisition Agreement.

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“Optile Retention Payment” means the amount payable pursuant to the Optile Acquisition Agreement or related documents to executives or employees for the purpose of such continued employment of such executive or employees.

“Parity Securities” shall have the meaning provided in Section (A) in this Article XI.

“Permitted Affiliate Transactions” means:

(a)            transactions among the Corporation and the Restricted Subsidiaries;

(b)       transactions under any agreement in effect on the Issue Date and any amendment thereto (so long as such amendment is not materially less favorable to the Corporation);

(c)            any transaction that is in the ordinary course of business and is consistent with prior practice;

(d)        customary transactions, including dispositions of accounts receivable or participations therein, in connection with any Permitted Receivables Facility;

(e)          compensation arrangements for and loans to any director, officer or employee entered into in the ordinary course of business and, with respect to directors and any Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, Chief Technology Officer, or Chief People Officer, approved by the Board of Directors or such applicable Restricted Subsidiary’s board of directors or a committee thereof;

(f)             Intercompany License Agreements;

(g)            Investments permitted by clause (c) of the definition of Permitted Investments;

(h)          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Article XI which are fair to the Corporation and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Corporation or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(i)           transactions with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Corporation or any Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(j)          transactions between the Corporation or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Corporation or any parent entity of the Corporation; provided, however, that such director abstains from voting as a director of the Corporation or such parent entity, as the case may be, on any matter including such other Person; and

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(k)            other transactions so long as the aggregate amount of consideration for all such transactions is not in excess of $35.0 million; provided that no Event of Default shall have occurred and be continuing or resulting therefrom.

“Permitted Debt” means:

(a)          Indebtedness pursuant to (i) any Credit Facility in an aggregate principal amount outstanding at any one time not to exceed the greater of (A) $100.0 million less the principal amount of any such Indebtedness that is refinanced, refunded, renewed, restructured or replaced with any Permitted Refinancing pursuant to clause (ii) hereof in respect of any Credit Facility that was incurred or otherwise established pursuant to this clause (i)(A) and (B) an amount such that the Adjusted Quick Ratio (as defined in the Existing Facility, as in effect on the Issue Date) at the time of incurrence is greater than or equal to 1.175 to 1.00 after giving effect to such incurrence and (ii) any Permitted Refinancing in respect of any Credit Facility incurred or otherwise established pursuant to clause (i);

(b)            Indebtedness existing or pursuant to arrangements in effect on the Issue Date, and any Permitted Refinancings thereof;

(c)            Indebtedness in respect of Permitted Receivables Facilities;

(d)        Indebtedness incurred to finance an acquisition or Investment, and Indebtedness of any entity acquired by or merged into the Corporation or any of its Restricted Subsidiaries, in an aggregate principal amount outstanding at any time not to exceed the greater of $75.0 million and 100% of Consolidated EBITDA, and any Permitted Refinancing in respect of any such Indebtedness;

(e)          other Indebtedness in an aggregate principal amount outstanding at any time not to exceed the greater of $75 million and 100% of Consolidated EBITDA, and any Permitted Refinancing in respect of any such Indebtedness;

(f)            unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(g)         Indebtedness representing deferred compensation to, or similar arrangements with, employees and independent contractors of the Corporation or any Restricted Subsidiary to the extent incurred in the ordinary course of business and consistent with past practice;

(h)          Swap Contracts (excluding Swap Contracts entered into for speculative purposes);

(i)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(j)           the Optile Earnout and Optile Retention Payment;

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(k)            obligations to workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(l)             Indebtedness arising from agreements of the Corporation or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Corporation or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (l));

(m)          obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Corporation or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(n)           Indebtedness of the Corporation or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(o)           (i) any guarantee by the Corporation or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Article XI, or (ii) any guarantee by a Restricted Subsidiary of Indebtedness of the Corporation;

(p)         Indebtedness of the Corporation or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(q)         customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(r)            Indebtedness owed on a short-term basis of no longer than thirty (30) days to banks and other financial institutions incurred in the ordinary course of business of the Corporation and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Corporation and its Restricted Subsidiaries;

(s)           Indebtedness of the Corporation or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(t)          Indebtedness of the Corporation owing to a Restricted Subsidiary, and Indebtedness of a Restricted Subsidiary owing to the Corporation or another Restricted Subsidiary.

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For purposes of determining compliance with the foregoing definition, (i) in the event that any Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of this definition, the Corporation may, in its sole discretion, from time to time classify or reclassify such transaction or item (or portion thereof) under one or more clauses of this definition and will only be required to include the amount and type of such transaction (or portion thereof) in any one clause, provided that Indebtedness pursuant to the Existing Facility shall be deemed to be incurred under clause (a) and shall not be reclassified; and (ii) at the time of incurrence, the Corporation will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this definition.

“Permitted Investments” means:

(a)        Investments existing or pursuant to arrangements in effect on the Issue Date (including, without limitation, the China JV), including any scheduled Investment in connection therewith or, in the case of a joint venture, required by the organizational or governing documents thereof as they exist today;

(b)        Investments in the Corporation or any Restricted Subsidiaries of the Corporation (or Persons that will become Restricted Subsidiaries of the Corporation after giving effect to such investment);

(c)          Investments in joint ventures and Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $100.0 million and 100% of Consolidated EBITDA;

(d)          Investments made in the ordinary course of business to the extent necessary to fund necessary and current operating expenses of any Subsidiary or joint venture on a monthly basis and only to the extent consistent with the business practice of the Corporation in existence as of the Issue Date;

(e)          Investments in Securitization Subsidiaries in connection with Permitted Receivables Facilities, provided that any such Investment is made in connection with, and pursuant to the arrangements governing, such Permitted Receivables Facilities;

(f)         Investments in receivables, or prepaid royalties and other credit extensions to customers and suppliers who are not Affiliates, created or acquired in the ordinary course of business;

(g)          Investments held by the Corporation and its Restricted Subsidiaries consisting of cash or Cash Equivalents in the ordinary course of business;

(h)         Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)             Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Corporation or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board of Directors;

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(j)             guarantees of Indebtedness permitted under Section (E)(1)(A) in this Article XI;

(k)            the Optile Acquisition;

(l)             Investments consisting of deposit accounts;

(m)        deposits required by law or by any governmental authority or public utility, including with respect to taxes and other similar charges;

(n)            deposits to secure performance of bids, trade contracts, leases, statutory obligations, or performance bonds;

(o)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in each case, in the ordinary course of business; provided that this clause (o) shall not apply to Investments of the Corporation in any Restricted Subsidiary;

(p)            guarantees by the Corporation or any Restricted Subsidiary of leases (other than capital leases), contracts or of other obligations of the Corporation or any Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q)        the acquisition of additional equity of any Subsidiary from minority shareholders pursuant to the arrangements governing Investments in such Subsidiary;

(r)            Swap Contracts for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to Section (E)(1)(a) in this Article XI, exchange rate risk or commodity pricing risk and, in each case, not for speculative purposes;

(s)            Investments the payment for which consists of Capital Stock of the Corporation or any of its direct or indirect parent companies; provided, however, that such Capital Stock will not increase the amount available for Restricted Payments under Section (E)(1)(b) in this Article XI;

(t)            any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(u)        Investments of assets made pursuant to any non-qualified deferred compensation plan sponsored by the Corporation or its Restricted Subsidiaries;

(v)           Investments in Unrestricted Subsidiaries required by law or by any regulatory authority (including, without limitation, pursuant to any capital adequacy or similar requirements), or required pursuant to the rules or contractual arrangements governing any applicable Merchant Acquisition and Processing Alliance or association of card-issuing banks;

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(w)           Investments arising in the ordinary course of business as a result of any Settlement, including Investments in and of Settlement Assets; and

(x)            any Restricted Payment permitted under Section (E)(1)(b) in this Article XI to the extent such Restricted Payment constitutes an Investment.

For purposes of determining compliance with the foregoing definition, in the event that any Investment meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of this definition, the Corporation may, in its sole discretion, from time to time classify or reclassify such transaction or item (or portion thereof) under one or more clauses of this definition and will only be required to include the amount and type of such transaction (or portion thereof) in any one clause.

“Permitted Pari Passu Equity” means Parity Securities issued on or after the Issue Date with an aggregate liquidation preference not to exceed the greater of $100.0 million and 100% of Consolidated EBITDA; provided that, in the case of any such transaction involving a sale of such equity to a Non-Strategic Investor, prior to consummation of such transaction, the Holders shall have been notified of such transaction and offered the bona fide opportunity to purchase all or a portion of such Permitted Pari Passu Equity, on a pro rata basis with the other Holders (and any then-existing holders of Permitted Pari Passu Equity, if any) (each, an “Offeree”) (or such greater amount as provided below) according to the respective Liquidation Preference of the Series 1 Senior Preferred held by such Holder (and the respective liquidation preference of any then-existing Permitted Pari Passu Equity held by such holders thereof), on the same terms and conditions as such Non-Strategic Investor. If any Offeree does not purchase the offered Permitted Pari Passu Equity in its entirety on a pro rata basis within five (5) Business Days of such offer, that portion of the Permitted Pari Passu Equity not so accepted shall be offered, on a pro rata basis, to all the Offerees, if any, that accepted their pro rata portion of the offered Permitted Pari Passu Equity. If the Offerees do not accept the remainder of the applicable Permitted Pari Passu Equity in its entirety within three (3) Business Days of such offer, that portion of the Permitted Pari Passu Equity not so accepted may be offered to the applicable Non-Strategic Investors with respect to such transaction. If no Offerees accept any of the applicable Permitted Pari Passu Equity in its entirety within five (5) Business Days of such offer, the Permitted Pari Passu Equity may be offered to the applicable Non-Strategic Investors with respect to such transaction. No Holder shall have any obligation to provide all or any portion of any such Permitted Pari Passu Equity. If the terms of any proposed Permitted Pari Passu Equity shall change in any material respect prior to the issuance thereof and such change is more favorable to the investor therein in any material respect, the above notice and right of first refusal provisions shall again be required to be complied with as though such revised terms constitute a new issuance of Permitted Pari Passu Equity.

“Permitted Receivables Facility” means any securitization financing, receivables facility or other facility relating to merchant capital advances or other asset-backed products offered under the Corporation’s working capital business, which financings shall be non-recourse to the Corporation and its Restricted Subsidiaries (other than (i) to the applicable Securitization Subsidiary, (ii) pursuant to any Securitization Repurchase Obligation of (iii) Limited Originator Recourse), as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

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“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person permitted pursuant to Section (E)(1)(a) in this Article XI or existing on the Issue Date; provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, fees and premium thereon plus (i) other amounts owing or paid related to such Indebtedness, and fees and expenses (including defeasance costs, underwriting discounts, original issue discount, upfront fees or similar fees) incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and (ii) an amount equal to any existing commitments unutilized thereunder.

“Permitted Restricted Payments” means:

(a)            Restricted Payments in an amount not to exceed the sum of:

(i)            50% of the cumulative Consolidated EBITDA (or if such cumulative Consolidated EBITDA shall be a loss, 100% of such loss) of the Corporation and its Restricted Subsidiaries since January 1, 2020 to the most recent consecutive fiscal quarter of the Corporation and its Restricted Subsidiaries for which financial statements were required to have been delivered to the Holders pursuant to Section (H) in this Article XI as of the date of determination; plus

(ii)      100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Corporation, of marketable securities or other property received by the Corporation since the Issue Date from the issue or sale of (A) Capital Stock of the Corporation; (B) to the extent such net cash proceeds are actually contributed to the Corporation, Capital Stock of the Corporation’s direct or indirect parent companies; or (C) debt securities of the Corporation that have been converted into or exchanged for such Capital Stock of the Corporation; plus

(iii)          100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Corporation, of marketable securities or other property contributed to the capital of the Corporation or a Restricted Subsidiary (to the extent not constituting an Asset Sale by the Corporation or a Restricted Subsidiary) or that becomes part of the capital of the Corporation or a Restricted Subsidiary through a consolidation or merger following the Issue Date and results in an increase to the consolidated capital of the Corporation; plus

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(iv)          100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Corporation, of marketable securities or other property received by means of: (A) the sale or other disposition (other than to the Corporation or a Restricted Subsidiary) of Restricted Investments made by the Corporation or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Corporation or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Corporation or its Restricted Subsidiaries, in each case after the Issue Date; or (B) the sale (other than to the Corporation or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary, in each case, up to the original amount of such Restricted Investment; plus

(v)           in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Corporation in good faith, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, up to the original amount of such Investment;

provided that (i) no Event of Default shall exist and be continuing or result therefrom and (ii) on a pro forma basis after giving effect to such Restricted Payment, Liquidity shall be no less than $50.0 million.

(b)            Restricted Payments in respect of (i) the Series 1 Senior Preferred and any other Parity Securities and (ii) any Senior Securities issued in accordance with the terms of this Article XI;

(c)            any repurchase, redemption, retirement or other acquisition of Capital Stock from the Corporation’s employees and consultants; provided that the aggregate amount of Restricted Payments made under this clause (c) does not exceed $2.5 million (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year, subject to a maximum of $5.0 million in any calendar year); provided that no Event of Default shall exist and be continuing or result therefrom;

(d)             the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Article XI;

(e)             repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(f)          declaration and payment of dividends or distributions by a Restricted Subsidiary to the Corporation; provided, that if such Restricted Subsidiary is not wholly-owned by the Corporation, the Corporation shall receive at least its ratable share of such dividend or distribution;

(g)              repurchases deemed to occur upon the cashless exercise of stock or other equity options;

(h)             the repurchase, redemption or other acquisition of Capital Stock of the Corporation or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock in connection with (i) a share dividend, distribution, share split, reverse share split, merger, consolidation or other business combination of the Corporation or any Restricted Subsidiary, or (ii) any exercise, exchange or conversion of Capital Stock otherwise permitted by this Article XI;

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(i)            distributions or payments of Receivables Fees; and

(j)            any Optile Retention Payment.

For purposes of determining compliance with the foregoing definition, in the event that any Restricted Payment meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of this definition, the Corporation may, in its sole discretion, from time to time classify or reclassify such transaction or item (or portion thereof) under one or more clauses of this definition and will only be required to include the amount and type of such transaction (or portion thereof) in any one clause.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable security or other investment publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Corporation which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with any Permitted Receivables Facility.

“Redemption Date” shall have the meaning provided in Section (D)(2) in this Article XI.

“Redemption Notice” shall have the meaning provided in Section (D)(2) in this Article XI.

“Required Cash Dividends” shall mean

(a)            for each Dividend Period during the period from, and including, August 1, 2025 to, but excluding, August 1, 2027, 50% of the dividend accrued in respect of such Dividend Period; and

(b)            for each Dividend Period during the period from, and including, August 1, 2027 until such time as the Series 1 Senior Preferred shall have been redeemed, repurchased or shall otherwise no longer be outstanding, 75% of the dividend accrued in respect of such Dividend Period.

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“Required Holders” means, at any time, the Holders of a majority of the then outstanding shares of Series 1 Senior Preferred.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section (E)(1)(b) in this Article XI.

“Restricted Subsidiary” means each Subsidiary of the Corporation other than an Unrestricted Subsidiary.

“Sale Agreement” shall have the meaning provided in Section (C)(4) in this Article XI.

“Sale Demand” shall have the meaning provided in Section (J)(1) in this Article XI.

“Sale Demand Advisors” shall have the meaning provided in Section (J)(4) in this Article XI.

“Sale Demand Default Event” shall have the meaning provided in Section (J)(2) in this Article XI.

“Sale Demand Director” shall have the meaning provided in Section (J)(2)(a) in this Article XI.

“Sale Event” means (i) the consummation of a Liquidation Event or a Series 1 Deemed Liquidation Event; or (ii) the consummation of a public offering of Common Stock of the Corporation or equivalent equity security of any of its Subsidiaries or any direct or indirect parent of the Corporation pursuant to a registration statement filed with and declared effective by the SEC (x) that results in net proceeds, in the aggregate, of at least an amount sufficient, at the time of the consummation of such public offering, to redeem the Series 1 Senior Preferred in full pursuant to Section (D) and Section (X) in this Article XI in which the Common Stock (or equivalent equity security) is listed on a nationally recognized securities exchange.

“Sale Process” shall have the meaning provided in Section (J)(1) in this Article XI.

“Sale Process Trigger” shall have the meaning provided in Section (J)(1) in this Article XI.

“Sales Transaction” shall have the meaning provided in Section (J)(1) in this Article XI.

“Securitization Assets” shall mean (a) any receivables or other revenue stream, rights to payment or other customary securitization assets, and the proceeds therefrom, and (b) all collateral securing such receivables, revenue stream, rights or other assets or lockbox account, and all records with respect thereto and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization or receivables sale transaction.

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“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in connection with a Permitted Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Corporation (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Corporation or any Subsidiary of the Corporation makes an Investment and to which the Corporation or any Restricted Subsidiary of the Corporation transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Corporation or its Restricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Corporation or any Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary, (ii) is recourse to or obligates the Corporation or any Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary or (iii) subjects any property or asset of the Corporation or any Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, in the case of each of clauses (i), (ii) and (iii), other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which none of the Corporation or any Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which are in the aggregate economically fair and reasonable to the Corporation and its Restricted Subsidiaries (as determined by the Corporation in good faith) and (c) to which none of the Corporation or any other Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Holders by delivery to the Holders of a certified copy of the resolution of the Board of Directors giving effect to such designation and a certificate executed by an authorized officer certifying that such designation complied with the foregoing conditions.

“Senior Securities” shall have the meaning provided in Section (A) in this Article XI.

“Series 1 Deemed Liquidation Event” shall have the meaning provided in Section (C)(3) in this Article XI.

“Series 1 Senior Purchase Agreement” means the Series 1 Senior Preferred Stock and Warrant Purchase Agreement, dated as of the Issue Date, by and among the Corporation and and the purchasers listed on Appendix A attached thereto.

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“Series 1 Senior Stockholders Agreement” means that certain Series 1 Senior Stockholders Agreement, dated as of the Issue Date, among the Corporation and the other stockholders from time to time party thereto, as amended, restated and supplemented from time to time (a copy of which is available from the Secretary of the Corporation).

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such Person.

“SGE Holders” means Susquehanna Growth Equity Fund V, LLLP and any of its respective Affiliates that become Holders pursuant to Section (U) in this Article XI and in accordance with the Series 1 Senior Stockholders Agreement.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and other obligations entered into by the Corporation or any Restricted Subsidiary of the Corporation that the Corporation has determined in good faith to be reasonably customary in a securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be Standard Securitization Undertaking.

“Subsidiary” means any corporation, limited liability company, partnership, association, joint stock company, trust, joint venture or unincorporated organization of which the Corporation, at the time in respect of which such term is used, owns directly or controls with power to vote, indirectly through one or more subsidiaries, shares of capital stock or beneficial interests having the power to cast a majority of the votes entitled (without regard to the occurrence of any contingency) to be cast for the election of directors, trustees, managers or other officials having powers analogous to those of directors of a corporation. Unless otherwise specifically indicated, when used in this Article XI, the term Subsidiary shall refer to a direct or indirect Subsidiary of the Corporation.

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“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Corporation designated by the Board of Directors as an Unrestricted Subsidiary pursuant to Section (K) in this Article XI on or subsequent to the Issue Date and (b) as of the Issue Date, China JV, but, in the case of any Subsidiary so designated pursuant to clause (a), only to the extent that (i) except as permitted by Section (E)(1)(e) in this Article XI, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Corporation or any of its Restricted Subsidiaries unless the terms of such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation (as determined by the Corporation in good faith); (ii) such Subsidiary does not hold any Liens on any property of the Corporation or any of its other Restricted Subsidiaries; and (iii) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Valuation Procedures” means as follows:

The Corporation no later than ten (10) Business Days following the date or event that requires the determination of Fair Market Value shall notify the Holders of its good faith non-binding determination of “Fair Market Value” and if the Required Holders shall not have objected to such determination within five (5) calendar days of the receipt of notice from the Corporation of such determination, then the Fair Market Value shall be as determined by the Corporation; provided, however, if the Required Holders shall have objected in writing to the Corporation’s determination within such thirty (30) calendar day period then “Fair Market Value” shall be determined as follows:

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(a)            no later than thirty (30) calendar days following notice from the Required Holders that the Required Holders object to the Corporation’s determination (the date such notice is delivered, the “Notice Date”), the Corporation shall select one Independent Financial Expert and such Independent Financial Expert shall determine such Fair Market Value.

(b)            The Independent Financial Expert shall base its determinations on the following assumptions:

(i)         the sale is between a willing buyer and a willing seller on the open market without taking into account any discount for illiquidity or minority status;

(ii)           the sale is taking place on the date that the relevant event requiring such determination occurred;

(iii)          the Corporation will continue as a going concern;

(iv)          the sale of the securities is free of all contractual encumbrances; and

(v)           any other factors that they reasonably believe should be taken into account in determining Fair Market Value.

The Independent Financial Expert shall be required to make its determination within thirty (30) calendar days of its appointment by the Corporation and shall simultaneously notify the Corporation and the Holders of its determination. If the Independent Financial Expert does not deliver its determination within, then the Corporation shall promptly, and in any event within thirty (30) calendar days, appoint a replacement and such replacement shall have thirty (30) calendar days from appointment to make its determination.

The Corporation and the Holders shall reasonably cooperate with each other and the Independent Financial Expert and shall be entitled to make submissions to the Independent Financial Expert of matters they believe to be relevant to the determination of Fair Market Value, but the Independent Financial Expert shall not be bound by such submissions and shall be entitled to make their determinations in accordance with the procedures and assumptions set forth above.

The Independent Financial Expert shall act as an expert and not as an arbitrator and the determination of Fair Market Value in accordance with this Article XI shall be final and binding on the parties in the absence of manifest error or fraud.

The fees of and any costs incurred by each Independent Financial Expert shall be borne by equally by the Corporation and the Holders.

In the event that the parties shall be unable to determine Fair Market Value as described above, Fair Market Value shall be determined in such other manner as shall be acceptable to the Corporation and the Required Holders.

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“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such Person.

“Warrants” has the meaning set forth in the Series 1 Senior Purchase Agreement.

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IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Amended and Restated Certificate of Incorporation this [•] day of [•], [•].

By: [•]
[•]

[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT J

[NEW STARSHIP PARENT INC.]
OMNIBUS INCENTIVE PLAN

Section 1.         Purpose. The purpose of the [New Starship Parent Inc.] Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of [New Starship Parent Inc.], a Delaware corporation (the “Company”), thereby furthering the best interests of the Company and its shareholders. The Plan (including any Sub-plans established hereunder in accordance with Section 4(c)) shall serve as the primary plan under which equity-based incentives are awarded on a worldwide basis to Participants.

Section 2.         Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)           “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b)           “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c)           “Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)           “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e)           “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at a Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f)            “Board” means the Board of Directors of the Company.

(g)           “Cause” is as defined in Participant’s Service Agreement, if any, or Award Agreement or, if not so defined, means: (i) any theft, fraud, embezzlement, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, falsification of any documents or records of the Company or any of its Affiliates, felony or similar act by Participant (whether or not related to Participant’s relationship with the Company); (ii) an act of moral turpitude by Participant, or any act that causes significant injury to, or is otherwise adversely affecting, the reputation, business, assets, operations or business relationship of the Company (or a Subsidiary or Affiliate, when applicable); (iii) any breach by Participant of any material agreement with or of any material duty of Participant to the Company or any Subsidiary or Affiliate thereof (including breach of confidentiality, non-disclosure, non-use non-competition or non-solicitation covenants towards the Company or any of its Affiliates) or failure to abide by code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); or (iv) any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate or Subsidiary, including disclosure of confidential or proprietary information thereof or acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds, or promises to receive either, from individuals, consultants or corporate entities that the Company or a Subsidiary does business with; (v) Participant’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the improper use or disclosure of confidential or proprietary information); or (vi) any circumstances that constitute grounds for termination for cause under Participant’s Service Agreement with the Company or Affiliate, to the extent applicable. For the avoidance of doubt, the determination as to whether a termination is for Cause for purposes of this Plan, shall be made in good faith by the Committee and shall be final and binding on Participant.

(h)           “Change in Control” means the occurrence of any one or more of the following events:

(i)            any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii)           a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

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(iii)          the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv)          the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

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(i)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j)            “Committee” means the compensation committee of the Board unless another committee is designated by the Board If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(k)           “Consultant” means any individual, including an advisor, who is providing bona fide services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary. For purposes of the Plan, in the case of a Consultant, references to employment shall be deemed to refer to such Consultant’s service in such capacity, but in no event shall the Plan or any action taken hereunder be construed to create an employer-employee relationship between any such Consultant and the Company or of any of its Affiliates.

(l)            “Director” means any member of the Board.

(m)          “Effective Date” means the date on which the Plan is adopted by the Board and approved by the shareholders of the Company.

(n)           “Employee” means any individual, including any officer, employed by the Company or any Subsidiary or, to the extent permitted by applicable law, a non-Subsidiary Affiliate, or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary or, to the extent permitted by applicable law, a non-Subsidiary Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws; provided that any such person may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or its Subsidiaries. An employee on an approved leave of absence (including maternity leave) shall be considered as still in the employment of the Company or its Subsidiaries for purposes of eligibility for participation in the Plan.

(o)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

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(p)           “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(q)           “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.

(r)            “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(s)           “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(t)            “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(u)           “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(v)           “Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(w)          “Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

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(x)            “Participant” means the recipient of an Award granted under the Plan.

(y)            “Performance Award” means an Award granted pursuant to Section 10.

(z)            “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(aa)         “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(bb)        “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(cc)         “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(dd)         “RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(ee)         “SAR” means a right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(ff)          “Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.

(gg)         “Share” means a share of the Company’s Class A common stock, $0.01 par value.

(hh)        “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.

(ii)           “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

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(jj)           “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or Non-Employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Section 3.         Eligibility.

(a)           Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b)           Holders of equity compensation awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4.         Administration.

(a)           Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b)           Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not apply to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

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(c)           Establishment of Sub-plans. The Board shall have full discretion and authority to establish one or more sub-plans under the Plan to facilitate local administration of the Plan in any jurisdiction in which the Company or any of its Affiliates operate and to conform the Plan to the legal requirements of any such jurisdiction or to allow for favorable tax treatment under any applicable provision of tax law (each, a “Sub-plan”). The Board shall establish such Sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable.  All Sub-plans adopted by the Board shall be deemed to be part of the Plan, but each Sub-plan shall apply only to Participants within the affected jurisdiction and the Company or an Affiliate, as applicable, shall not be required to provide copies of any Sub-plan to Participants in any jurisdiction that is not affected.

(d)           Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement, which need not be identical for each Participant; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise), or any combination thereof, or canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

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(e)           Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee (or a subcommittee thereof) that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee (or a subcommittee) meeting such requirements to the extent necessary for such exemption to remain available.

Section 5.         Shares Available for Awards.

(a)           Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate [●] Shares.1 The total number of Shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to the lesser of (i) 4% of outstanding Shares on the last day of the immediately preceding fiscal year and (ii) such number of Shares as determined by the Committee in its discretion. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(b)           If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. The following shall become available for issuance under the Plan: (i) any Shares withheld in respect of taxes relating to any Award and (ii) any Shares tendered or withheld to pay the exercise price of Options.

(c)           In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 19 and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

1 Note to Draft: To be 10% of the fully diluted number of Class A common shares.

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(i)            the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(f);

(ii)           the number and type of Shares (or other securities) subject to outstanding Awards;

(iii)          the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv)          the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)           Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(e)           The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board, $1,000,000 in total value during the initial annual period, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 5(e) shall apply commencing with the first calendar year that begins following the Effective Date.

(f)            Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be [●]. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonqualified Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

Section 6.         Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)           The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

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(b)           The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option.

(c)           The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(d)           To the extent an Option is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the Option shall be deemed automatically exercised immediately before its expiration.

(e)           No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

(f)           The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).

Section 7.         Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)           SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b)           The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c)           The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

(d)           Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

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(e)           To the extent a SAR is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the SAR shall be deemed automatically exercised immediately before its expiration.

(f)            No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8.         Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)           The Award Agreement shall specify the vesting schedule.

(b)           Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)           Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

(d)           The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)           Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)            The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

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Section 9.         RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)           The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b)           Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)           An RSU shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such RSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such RSU.

(d)           The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards.

(e)           Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)            The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 10.       Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)           Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

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(b)           Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)           Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d)           A Performance Award shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares subject to such Performance Award with respect to any dividends declared during the period that such Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e)           The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 11.       Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

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Section 12.       Effect of Termination of Service or a Change in Control on Awards.

(a)           The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b)           Subject to the last sentence of Section 2(jj), the Committee may determine, in its discretion, whether, and the extent to which, (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.

(c)           In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i)            continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

(ii)           substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii)          acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for “good reason” and/or due to a Participant’s death or “disability”, as such terms may be defined in the applicable Award Agreement and/or a Participant’s Service Agreement, as the case may be) on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award;

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(iv)          in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v)           cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

(d)           In connection with any of the actions set forth in Sections 12(c)(i) – (v), the Committee may, in its sole discretion, determine: (i) that any payments to Participants made in respect of Awards shall be made or delayed (subject to Section 409A of the Code, where applicable) to the same extent that payment of consideration to the holders of the Shares in connection with the Change of Control is made or delayed as a result of any escrow, indemnification, earn out, holdback or any other contingent or deferred payment arrangement; (ii) the terms and conditions applying to the payment made or payable to the Participants, including participation in any escrow, indemnification, earn-outs, holdback or any other contingent or deferred payment arrangement; and (iii) that any terms and conditions applying under the applicable definitive transaction agreements in connection with the Change in Control shall apply to the Participants (including, without limitation, appointment and engagement of a stockholders’ or sellers’ representative, payment of fees or other costs and expenses associated with such services, indemnification of such representative, and authorization to such representative within the scope of such representative’s authority in the applicable definitive transaction agreements).

(e)           Neither the authorities and powers of the Committee under this Section 12 nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) as, inter alia, being a feature of the Award upon its grant, be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan, and may be effected without consent of any Participant and without any liability to the Company or its Affiliates or to its or their respective officers, directors, employees and representatives and the respective successors and assigns of any of the foregoing.

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Section 13.       General Provisions Applicable to Awards.

(a)           Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)           Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)           Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)           Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)           A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)           All certificates, if any, for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

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(g)           The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(h)           The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Agreement or otherwise.

Section 14.       Amendments and Terminations.

(a)           Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create Sub-plans in accordance with Section 4(c), in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

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(b)           Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c)           Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)           No Repricing. Except as provided in Section 5(c), the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option, SAR or similar Award by: (i) amending or modifying the terms of the Option, SAR or similar Award to lower the exercise price; (ii) cancelling the underwater Option, SAR or similar Award and granting either (A) replacement Options, SARs or similar Awards having a lower exercise price or (B) Restricted Shares, RSUs, Performance Awards or Other Share-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater Options, SARs or similar Awards for cash or other securities. An Option, SAR or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

Section 15.       Miscellaneous.

(a)           No Employee, Consultant, Non-Employee Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)           The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or any applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

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(c)           In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the Employee has a change in status from a full-time employee to a part-time employee (or serves as a Consultant or Director) or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by applicable law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(d)           As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Committee’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Committee’s request.

(e)           No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(f)           Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)           The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

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(g)           If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(h)           Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i)            Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Committee’s or another third party selected by the Committee. The form of delivery of any Shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(j)            No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k)           Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

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Section 16.       Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

Section 17.       Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18.      Cancellation or “Clawback” of Awards.

(a)             The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(b)             The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19.       Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

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Section 20.       Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

Section 21.       Data Protection. In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company or its Affiliates, third party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, nationality, account information, social security number or other applicable identification number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:

(a)           administering and maintaining Participant records;

(b)           providing the services described in the Plan;

(c)           providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(d)           responding to public authorities, court orders and legal investigations, as applicable.

For the purposes of this Plan, the Company may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above and/or (vii) regulators and others, as required by law.

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If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. Further information on those safeguards or derogations can be obtained through the contact set forth in the Employee Privacy Notice (the “Employee Privacy Notice”) that previously has been provided by the Company or its applicable Affiliate to the Participant. The terms set forth in this Section 21 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of the Participant with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 21 and the terms of the Employee Privacy Notice, the terms of this Section 21 shall govern and control in relation to the Plan and any personal data of the Participant to the extent collected in connection therewith.

The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

A Participant has a right to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party, and (v) to lodge a complaint with a supervisory authority.

Section 22.       Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

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EXHIBIT K

[NEW STARSHIP PARENT INC.]
2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE

The purposes of this [New Starship Parent Inc.] 2021 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of [New Starship Parent Inc.], a Delaware corporation (the “Company”) and its Designated Subsidiaries in acquiring a stock ownership interest in the Company and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries. The Plan has two components: (a) one component (the “423 Component”) is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and the Plan will be interpreted in a manner that is consistent with that intent, and (b) the other component (the “Non-423 Component”), which is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, authorizes the grant of rights to purchase Common Stock pursuant to rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities laws or other objectives for Eligible Employees. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

ARTICLE II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1              “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee (as defined below) unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2              “Applicable Law” means any applicable law, including the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where rights are, or will be, granted under the Plan.

2.3              “Board” shall mean the Board of Directors of the Company.

2.4              “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.5              “Common Stock” shall mean the Class A common stock of the Company, par value $0.01 per share.

2.6              “Company” shall mean [New Starship Parent Inc.], a Delaware corporation.

2.7              “Compensation” of an Eligible Employee shall mean the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments but excluding vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, commissions, incentive compensation, payments made under any bonus program, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.8              “Designated Subsidiary” shall mean any Subsidiary or affiliate of the Company designated by the Administrator in accordance with Section 11.3(b). For purposes of the 423 Component, only the Company’s Subsidiaries may be Designated Subsidiaries; provided, however, that at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component.

2.9              “Effective Date” shall mean the date on which the Plan is adopted by the Board and approved by the shareholder of the Company.

2.10            “Eligible Employee” shall mean an Employee who does not, immediately after any rights under the Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of common stock of the Company and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for twenty hours or less per week, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.11            “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.12            “Enrollment Date” shall mean, with respect to an Offering Period, the first Trading Day of such Offering Period.

2.13            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.14            “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, national market system or quoted or traded on any automated quotation system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the Trading Day immediately preceding the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the Fair Market Value of a Share will be the mean of the high bid and low asked prices for such date or, if no high bids and low asks were reported on such date, the high bid and low asked prices for a Share on the last preceding date such bids and asks were reported, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (iii) in the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

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2.15            “Offering Document” shall have the meaning given to such term in Section 4.1.

2.16            “Offering Period” shall have the meaning given to such term in Section 4.1.

2.17            “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.18            “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.19            “Person” shall mean any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act).

2.20            “Plan” shall mean this [New Starship Parent Inc. Inc.] 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

2.21            “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.22            “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.23            “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.24            “Securities Act” shall mean the Securities Act of 1933, as amended.

2.25            “Share” shall mean a share of Common Stock.

2.26            “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.27            “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

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ARTICLE III.
SHARES SUBJECT TO THE PLAN

3.1              Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [________].1 In addition to the foregoing, subject to Article VIII, during the term of the Plan, commencing on January 1, 2022 and ending on (and including), January 1, 2032, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the least of (a) [_______]2 Shares (subject to any adjustment pursuant to Article VIII), (b) 1% of the outstanding shares of all classes of the Company’s common stock on the final day of the immediately preceding calendar year or (c) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan.

3.2              Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1              Offering Periods. The Administrator may, from time to time, grant or provide for the grant of rights to purchase Common Stock under the 423 Component or the Non-423 Component of the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2              Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of the Plan by reference or otherwise):

(a)              the length of the Offering Period, which period shall not exceed twenty-seven months;

(b)              the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period; and

(c)              such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

5.1              Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2              Enrollment in Plan.

(a)              Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form (which may be electronic) as the Company provides.

1 Note to Draft: [2]% of the number of Shares outstanding.

2 Note to Draft: [1]% of the number of Shares outstanding.

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(b)              Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)              A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one decrease (and no increases) to his or her payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document).  In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d)              Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3              Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4              Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5              Limitation on Purchase of Common Stock. An Eligible Employee may not be granted rights under the 423 Component of the Plan if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6              Decrease or Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in the Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in the Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

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5.7              Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, including through participation in an Offering Period under the Non-423 Component of the Plan. Except as otherwise provided herein, such special terms may not be more favorable than the terms of rights granted under the 423 Component of the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8              Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS

6.1              Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified in the Offering Documents under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2              Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3              Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Common Stock are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

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6.4              Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations.

6.5              Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a)              The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b)              The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)              The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)              The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e)              The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1              Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2              Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3              Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the Person or Persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

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7.4              Transfer of Employment. If a Participant transfers from an Offering Period under the 423 Component to an Offering Period under the Non-423 Component, the exercise of the Participant’s right to purchase Common Stock will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering Period under the Non-423 Component to an Offering Period under the 423 Component, the exercise of the Participant’s rights will remain non-qualified under the Non-423 Component.

ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN STOCK

8.1             Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2              Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)              To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)              To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)              To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)              To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)              To provide that all outstanding rights shall terminate without being exercised.

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8.3              No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4              No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION

9.1              Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan; or (c) change the Plan in any manner that would cause the 423 Component of the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2              Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3              Actions in the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)              altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)              shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c)              allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4              Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

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ARTICLE X.
TERM OF PLAN

The Plan shall be effective on the Effective Date. No right may be granted under the Plan prior to stockholder approval of the Plan. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.
ADMINISTRATION

11.1            Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2             Action by the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3            Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)              To determine when and how rights to purchase Common Stock shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)              To designate from time to time which Subsidiaries and/or affiliates of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)              To adopt sub-plans or special rules applicable to Participants in particular Designated Subsidiaries or locations, which sub-plans or special rules may be designed to be outside the scope of Section 423 of the Code and under the Non-423 Component.

(d)              To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e)              To amend, suspend or terminate the Plan as provided in Article IX.

(f)               Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the 423 Component of the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4            Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

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ARTICLE XII.
MISCELLANEOUS

12.1            Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2            Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3            Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4            Designation of Beneficiary.

(a)              A Participant may, in the manner determined by the Administrator, file a written or electronic (subject to Section 12.11, as applicable) designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a Person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b)              Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other Person as the Company may designate.

12.5            Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the Person, designated by the Company for the receipt thereof.

12.6            Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees who are granted rights under the 423 Component of the Plan will have equal rights and privileges so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the 423 Component of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

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12.7            Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8            No Employment Rights. Nothing in the Plan shall be construed to give any Person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any Person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9            Notice of Disposition of Shares. Each Participant shall, if requested by the Company, give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10          Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.11          Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any designation, subscription agreement, form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

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